Exhibit 1

EXECUTION COPY

MERGER AGREEMENT

between

CILAG HOLDING AG

and

CRUCELL N.V.

regarding the public offer
by CILAG HOLDING AG for all outstanding Shares of CRUCELL N.V.

TABLE OF CONTENTS

1.	INTERPRETATION	8
1.1.	Defined terms	8
2.	THE OFFER	8
2.1.	Undertaking Offeror	8
2.2.	Bidco	8
2.3.	Offer Price	9
2.4.	Dividends, distributions	9
2.5.	Commencement Date, Acceptance Period, Unconditional Date and Settlement	10
2.6.	Merger Rules	11
2.7.	Offer Document, Schedule TO, Schedule 14D-9 and Position Statement	11
2.8.	Process, cooperation, responsibility	12
2.9.	Execution Announcement	14
2.10.	Timetable	15
2.11.	Withholding	16
3.	STRATEGIC RATIONALE AND POST-SETTLEMENT GOVERNANCE	16
3.1.	Strategic rationale and business strategy	16
3.2.	Governance Post-Settlement	16
3.3.	Option plan	18
3.4.	Delisting and Post-Settlement Restructurings	20
3.5.	Name Crucell	22
3.6.	Post Offer or Asset Sale Dividend Policy	22
3.7.	Voting of Offeror Shares	22
4.	POSITION BOARDS	22
4.1.	Recommendation	22
4.2.	Position Statement	23
4.3.	Fairness Opinions	23
5.	CONDITIONS	24
5.1.	Pre-Offer Conditions	24
5.2.	Waiver	27

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5.3.	Offer Conditions	28
5.4.	Waiver	33
6.	WARRANTIES	34
6.1.	Company warranties	34
6.2.	Offeror warranties	35
7.	INTERIM PERIOD AND UNDERTAKINGS	35
7.1.	Conduct of business during Interim Period	35
7.2.	Access and information	36
7.3.	Company’s shareholders’ meeting (Offer EGM)	36
7.4.	Company’s shareholders’ meeting (Post Offer EGM)	36
7.5.	Proxy voting and solicitation	37
7.6.	Anti-trust notifications and submissions	38
7.7.	Consultation and cooperation	39
7.8.	Other Actions	40
8.	EXCLUSIVITY	40
8.1.	Exclusivity	40
8.2.	Superior Offer	42
8.3.	Procedure in case of a Potential Superior Offer	43
8.4.	Procedure in case of a Superior Offer	45
8.5.	Consecutive (Potential) Superior Offers	46
8.6.	Obligation to keep Offeror informed	47
8.7.	Reaffirmation	48
9.	TERMINATION	48
9.1.	Termination grounds	48
9.2.	Surviving Clauses	49
10.	TERMINATION FEE	50
11.	CONFIDENTIALITY	51
12.	COMMUNICATIONS	51
13.	COSTS AND EXPENSES	51
14.	NOTICES	52
14.1.	Notices	52
14.2.	Delivery	54
15.	MISCELLANEOUS	55
15.1.	Further assurances	55

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15.2.	Amendments	56
15.3.	No assignment of rights and obligations	56
15.4.	Counterparts	56
15.5.	Entire agreement	56
15.6.	Invalidity	56
15.7.	No rescission	57
15.8.	Specific performance	57
15.9.	Language	57
16.	GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION	58
16.1.	Governing law	58
16.2.	Jurisdiction and dispute resolution	58
16.3.	Rule 14d-10 Matters	59
16.4.	Stakeholder Litigation	59

Schedules:

A           Interpretation
B           Execution Announcement
C           Timetable
D           Amendment to Articles of Association
E           Warranties
F           Conduct of business during Interim Period
G   Form of Business Purchase Agreement

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This MERGER AGREEMENT is made on 6 October 2010 between:

1.	CILAG HOLDING AG, a company organised under the laws of Switzerland (and an indirect wholly owned subsidiary of Johnson & Johnson having its registered office at Zug, Switzerland (the “Offeror”); and

2.	CRUCELL N.V., a public company incorporated under the laws of the Netherlands, having its statutory seat at Leiden, the Netherlands (the “Company”).

The Offeror and the Company are hereinafter also individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS

A.	The Company is a global biopharmaceutical company engaged in development and production of vaccines and antibodies against infectious diseases.

B.
At the date of this Merger Agreement, the Company’s total issued and outstanding share capital amounts to EUR 19,625,312.40, divided in 81,742,135 ordinary shares with a nominal value of EUR 0,24 each (the “Ordinary Shares”) out of which 38,164 Ordinary Shares are held legally and/or beneficially by the Company.

C.
At the date of this Merger Agreement, there are 15,413,880 American Depositary Shares (“ADSs”) outstanding, each representing one Ordinary Share, and together representing 18.8% of the issued and outstanding Ordinary Shares (the Ordinary Shares, including the ADSs and the Ordinary Shares represented thereby: the “Shares”).

D.	The Ordinary Shares are listed on Euronext Amsterdam and in accordance with the Main Standard on the Swiss Exchange. The ADSs are listed on NASDAQ.

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E.
Pursuant to the Option Agreement, the Company has granted a call option to the Foundation to subscribe for a maximum number of preference shares with a nominal value of EUR 0,24 each (the “Preference Shares”)  as is equal to 100% of the total Ordinary Share capital issued immediately prior to any such subscription.

F.
On 28 September 2009, (i) JHC, an Affiliate of the Offeror, acquired 14,626,984 Ordinary Shares, representing at that time approximately 18% of the Shares, pursuant to the Equity Purchase Agreement, (ii) JHC and the Company entered into the Shareholder Agreement and the Registration Rights Agreement and (iii) another Subsidiary of the Offeror, OMJP, and Crucell Holland entered into the Collaboration Agreements.

G.	The Offeror and the Company have entered into the Confidentiality Agreement.

H.
The Offeror has conducted and completed its legal, financial, commercial, regulatory, clinical and pharmaceutical, tax, pensions, environmental, property, intellectual property and information technology due diligence investigation into the Group based on the information included in the virtual data room prepared by the Company, follow-up questions, management presentations, site visits and other information provided to the Offeror or its advisors by or on behalf of the Company.

I.	The Parties wish to retain during the pendency of the Post-Settlement Restructuring two nominees of the current members of the Supervisory Board as further provided in this Merger Agreement.

J.
Upon the terms and subject to the conditions set forth in this Merger Agreement, the Offeror intends to make a public offer in cash for the Shares in The Netherlands, the United States and Switzerland and certain other jurisdictions where the parties agree the Offer shall be extended in accordance with this Merger Agreement in accordance with the Merger Rules to acquire all the issued and outstanding Ordinary Shares, including all Ordinary Shares represented by the ADSs, in exchange for an amount in cash equal to EUR 24.75 per Share (with holders of ADSs being paid, in respect of each ADS, the U.S. Dollar equivalent of EUR 24.75, calculated by using the spot market exchange rate for the U.S. Dollar against the Euro on the date on which funds are received by the paying agent to pay for ADSs upon completion of the offer) (such offer, together with the solicitation of proxies pursuant to this Merger Agreement and described below in Recital K, the “Offer”).

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K.
Pursuant to the Offer, the Offeror is soliciting from all of the Company’s shareholders irrevocable proxies, effective upon the Settlement Date, (each, a “Proxy”), granting the Offeror (or its designee) the right to vote such shareholder’s Shares to resolve to approve, at the Post Offer EGM (as defined below), the Management Board’s resolution approved by the Supervisory Board to transfer the business of the Company to the Purchaser and to enter into the Business Purchase Agreement substantially in the form attached hereto as Schedule G (the “Business Purchase Agreement”) (such resolution, the “Post Offer EGM Resolution”).

L.	The Boards have received the Fairness Opinions.

M.
The Company’s management board (the “Management Board”) and the Company’s Supervisory Board (the “Supervisory Board” and, together with the Management Board, the “Boards”) have decided to enter into this Merger Agreement and to unanimously recommend that the Company’s shareholders accept the Offer and tender their Shares pursuant to the Offer and, in connection therewith, grant a Proxy with respect to the Post Offer EGM Resolution.

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N.	The Company will as soon as possible after the date of this Merger Agreement submit to its works council a request for advice in relation to the transactions contemplated in the Merger Agreement.

O.	The Offeror has obtained an irrevocable undertaking from each member of the Management Board and each member of the Supervisory Board.

P.	The Offeror has readily available funds to complete the Offer and pay the Offer Price.

Q.	The Parties wish to set forth in this Merger Agreement their respective rights and obligations with respect to the Offer.

THE PARTIES NOW HEREBY AGREE AS FOLLOWS

1.	INTERPRETATION

1.1.	Defined terms

In addition to terms defined elsewhere in this Merger Agreement, the definitions and other provisions in Schedule A apply throughout this Merger Agreement (including in the recitals).

2.	THE OFFER

2.1.	Undertaking Offeror

Subject to and in accordance with the terms and conditions of this Merger Agreement, the Offeror (or, subject to Clause 2.2, Bidco) undertakes to announce (aankondigen), make (uitbrengen), declare unconditional (gestand doen) and settle (betalen en leveren) the Offer.

2.2.	Bidco

The Offeror may decide that the Offer will be made by itself or an existing or newly incorporated wholly-owned Subsidiary of the Offeror (any such entity other than the Offeror being referred to in such capacity as “Bidco”).

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The Offeror is entitled to assign all of its rights and obligations under this Merger Agreement to Bidco. In the event of such assignment, this Merger Agreement shall, insofar as it refers to the Offeror, apply mutatis mutandis to Bidco. The Offeror shall remain jointly and severally liable with Bidco for the proper performance of any obligation assigned to Bidco under this Clause 2.2.

2.3.	Offer Price

On the terms set out in this Merger Agreement and subject to the satisfaction or waiver of the Offer Conditions, the Offeror shall commit to acquire each Share tendered pursuant to the Offer against payment of a cash price of EUR 24.75 per Ordinary Share (and, in respect of ADSs, the U.S. Dollar equivalent of EUR 24.75 per ADS, calculated by using the spot market exchange rate for the U.S. Dollar against the Euro on the date on which funds are received by the paying agent to pay for ADSs upon completion of the Offer) tendered pursuant to the Offer and not withdrawn, in either case, net to the seller in cash, without interest (the “Offer Price”); provided that the Offeror shall at any time be entitled, but under no obligation whatsoever, to increase the Offer Price in accordance with the Merger Rules.

2.4.	Dividends, distributions

In the event that between the date hereof and the Settlement Date any dividends or other distributions are declared and/or paid by the Company in respect of the Shares, the Offer Price per Share will be decreased by an amount equivalent to the per Share amount of any such dividend or distribution.

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2.5.	Commencement Date, Acceptance Period, Unconditional Date and Settlement

The Offeror shall make and commence the Offer on a date (the “Commencement Date”) no later than the sixth Business Day after the satisfaction or waiver by the Offeror and/or the Company, as the case may be, of the Pre-Offer Conditions and provided this Merger Agreement has not been terminated in accordance with Clause 9.

Without prejudice to the Merger Rules, the Offer shall be open for acceptance for a period of at least 55 days, and in any event not less than twenty United States business days (as defined in Rule 14d-1(g) of the United States Securities Exchange Act of 1934, as amended and the rules and regulations thereof (the “Exchange Act”) (the “Acceptance Period”). The Offeror may, in its sole discretion, decide to extend the Acceptance Period in accordance with the Merger Rules as long as the Offer Conditions have not been satisfied or waived; provided that, subject to the right of the Offeror to terminate this Merger Agreement in accordance with Clause 9, the Offeror shall be required to extend the Acceptance Period if any of the Offer Conditions (other than the Offer Conditions set forth in Clauses 5.3d, 5.3e, 5.3h, 5.3l or 5.3m) has not been satisfied or waived.  The Offeror shall determine the length of any extension to the Acceptance Period; provided that the Offeror shall consult with the Company and consider in good faith the reasonable suggestions made by the Company with respect to the length of any such extension.  For the purpose of this Merger Agreement, the “Closing Date” shall be the date the Offer closes for acceptance, after extension(s), if any, of the Acceptance Period.

If the Offer Conditions have been satisfied or waived in accordance with the terms and conditions of this Merger Agreement, the Offeror shall publicly announce that the Offer is declared unconditional no later than the third Business Day after the Closing Date (the “Unconditional Date”). Settlement is expected to occur on the third Trading Day after the Unconditional Date (the “Settlement Date”).

If and when the Offeror declares the Offer unconditional the Offeror shall also publicly announce a post-acceptance period (na-aanmeldingstermijn) and a subsequent offering period (in accordance with Rule 14d-11 under the Exchange Act) and accept, against payment of the relevant Offer Price, each Share that is tendered and not withdrawn within such period.

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2.6.	Merger Rules

The Parties shall comply in all material respects with, and shall procure that the Offer shall comply in all material respects with, the Merger Rules.

2.7.	Offer Document, Schedule TO, Schedule 14D-9 and Position Statement

On the Commencement Date, the Offeror shall make an offer document (biedingsbericht) generally available in the Netherlands, Switzerland, the United States and any other jurisdictions where the parties agree the Offer shall be extended in accordance with the Merger Rules (such document, together with all amendments and supplements thereto, the “Offer Document”).

The Parties agree that the Offer Document shall comply as to form and substance with the requirements of the Merger Rules and may include such additional information as the Parties reasonably agree should be included therein, such agreement not to be unreasonably withheld, conditioned or delayed. The Offer Document shall be made available in the English language with a summary in Dutch. The AFM will be provided in a timely manner with, and will be asked to approve, the Offer Document.

The Offeror will prepare a tender offer statement on Schedule TO or other applicable schedule or form (as it may be amended or supplemented, the “Schedule TO”) to be filed by the Offeror with the SEC in connection with the Offer, which shall contain the Offer Document and such other information and materials pursuant to which the Offer will be made in the United States as are required by the Exchange Act and other Merger Rules and may include such additional information as the Parties reasonably agree should be included therein, such agreement not to be unreasonably withheld, conditioned or delayed.

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The Company will prepare and file the Solicitation/Recommendation Statement on Schedule 14D-9 (as amended or supplemented, the “Schedule 14D-9”) with the SEC and will prepare the Position Statement, and disseminate to holders of Ordinary Shares as and to the extent required by the Merger Rules, in connection with the foregoing, which shall, among other things, set forth the Recommendation as set forth in Clause 4.1 and may include such additional information as the Parties reasonably agree should be included therein, such agreement not to be unreasonably withheld, conditioned or delayed.

The Offeror agrees to file the Schedule TO with the SEC and the Company agrees to file the Schedule 14D-9 with the SEC, in each case as promptly as reasonably practicable after the date of this Merger Agreement. The Parties agree that the Schedule 14D-9 shall be filed concurrently with the Schedule TO and that the Offeror may delay the initial filing of the Schedule TO until the AFM has completed its initial review of the Offer Document and provided comments on such Offer Document to the Parties.

2.8.	Process, cooperation, responsibility

Each of the Parties agrees to cooperate in the preparation of the Offer Document, the Schedule TO, the Schedule 14D-9 and the Position Statement and to promptly furnish to the other Party, if relevant for inclusion, all information concerning it, its respective Group Companies and Affiliates, directors, officers and shareholders as may be required by the Merger Rules or as reasonably agreed by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed, and to provide promptly, and cause its respective directors, officers, employees, outside legal counsel, accountants and financial advisors to provide promptly, such customary assistance as may be reasonably requested by either Party, in connection with the foregoing.

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The Parties envisage that the process for preparation of the various disclosure documents referred to in this Merger Agreement will be as follows:

Initial drafts of the Offer Document and Schedule TO shall be prepared and circulated by the Offeror and its advisors. The Company shall be given a reasonable opportunity to review and comment on the drafts of the Offer Document and Schedule TO.  A reasonable number of drafting sessions shall be held between the Parties.  In this process, the Offeror will take into account any reasonable suggestions or comments from the Company, such suggestions or comments not to be unreasonably delayed.

An initial draft of Schedule 14D-9 and the Position Statement shall be prepared and circulated by the Company and its advisors.  The Offeror shall be given a reasonable opportunity to review and comment on the drafts of Schedule 14D-9 and the Position Statement.  A reasonable number of drafting sessions shall be held between the Parties.  In this process, the Company will take into account any reasonable suggestions or comments from the Offeror, such suggestions or comments not to be unreasonably delayed.

The Parties will provide each other and their respective counsel with (i) any comments or other communications, whether written or oral, that a Party or its counsel  may receive from time to time from the AFM or the SEC with respect to the Offer Document, Schedule TO, Schedule 14D-9 or the Position Statement, as the case may be, or requests for additional information promptly after receipt of those comments or other communications, (ii) a reasonable opportunity to review and comment upon the response of the Offeror or the Company as the case may be to those comments and (iii) an opportunity to participate with the other Party or its counsel in any discussions or meetings with the AFM or the SEC, except for discussions which are of minor significance.

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Each Party further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Offer Document, Schedule TO, Schedule 14D-9, the Position Statement or any amendment or supplement thereto, or any other document pursuant to which the Offer will be made in any jurisdiction, to be false or misleading with respect to any material fact or to omit to state any material fact necessary to make the statements therein not false or misleading, in light of the circumstances under which they were made, to promptly inform the other Party thereof and to take all appropriate steps to correct the relevant document or enable the other Party to do so, including causing, or enabling the other Party to cause, such documents, as so corrected, to be filed with the relevant stock market authorities and Government Entities and at such time as to be reasonably agreed by the Parties, disseminated or made generally available, as and to the extent required by the Merger Rules.

2.9.	Execution Announcement

The first announcement of the execution of this Merger Agreement will be made immediately following the execution of this Merger Agreement and in any event prior to the opening of Euronext Amsterdam on the first next Trading Day, by way of a press release issued jointly by the Offeror and the Company (the “Execution Announcement”). The AFM, the SEC, Euronext Amsterdam, the Swiss Exchange and NASDAQ will be provided with a copy of the Execution Announcement within any requisite time periods. The relevant (international) press-agents, the Socio-Economic Council (Sociaal-Economische Raad) and the relevant Dutch trade unions and the works council involved with the Company will also receive a copy. A copy of the Execution Announcement is attached hereto as Schedule B.

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The Offeror shall announce the details of the Offer and the availability of the Offer Document in the official price list of Euronext Amsterdam and in at least two nation-wide distributed daily newspapers in the Netherlands in accordance with the Merger Rules.

The Offeror shall commence the Offer in the United States by announcing the details of the Offer and the availability of the Offer Document, the Schedule TO and the documents included therein in all editions of a daily newspaper with national circulation in the United States in accordance with the Merger Rules. Such announcement will be filed with the SEC by the Offeror as required by, and otherwise comply with, the Exchange Act thereunder and other Merger Rules.

The Parties will co-operate in ensuring that all filings and notices required under Rule 14d-2 and Rule 14d-9 promulgated by the SEC under the Exchange Act, or as otherwise required by the SEC, the AFM, Euronext Amsterdam, the Swiss Exchange or NASDAQ are timely and properly made.

2.10.	Timetable

Each of the Parties shall use its commercially reasonable efforts to ensure that the Offer will be consummated as soon as practicable following the date of this Merger Agreement, subject to the terms and conditions of this Merger Agreement, in accordance with the indicative timetable attached hereto as Schedule C.

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2.11.	Withholding

The Offeror, Bidco, and the Company, as the case may be, shall be entitled to deduct and withhold from the Offer Price otherwise payable pursuant to this Agreement to any holder of Shares, and from the amounts payable to any holder of Options pursuant to Clause 3.3, as applicable, such amounts that the Offeror,  Bidco or the Company is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of Applicable Law. To the extent that amounts are so withheld by the Offeror, Bidco or the Company, such amounts shall be treated for all purposes of this Merger Agreement (and, in the case of the Options, for all purposes under the applicable Option Plan) as having been paid to the holder of Shares or Options, as applicable, in respect of which such deduction and withholding was made by the Offeror, Bidco or the Company.

3.	STRATEGIC RATIONALE AND POST-SETTLEMENT GOVERNANCE

3.1.	Strategic rationale and business strategy

The Parties agree that the Offer provides a highly attractive return to the Company’s shareholders and significant strategic and operational benefits to the Company’s other stakeholders, including its patients, customers, creditors, suppliers, management and employees.

3.2.	Governance Post-Settlement

At the Offer EGM, the Shareholders shall be requested to vote, subject to the Offer being declared unconditional and effective as per the Settlement Date, inter alia, for:

a.
the amendment of the articles of association of the Company to reflect changes to the corporate governance structure of the Company in accordance with the terms set forth on Schedule D attached hereto;

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b.
the increase of the size of the Supervisory Board from ten to eleven members, consisting of (i) nine individuals to be designated by the Offeror and (ii) two members of Crucell’s current Supervisory Board to be designated by Crucell, subject to the Offeror’s approval, not to be unreasonably withheld, which members meet the criteria for independence set out in best practices III.2.2. of the Dutch Corporate Governance Code (the individuals specified in subclause (ii), the “Continuing Crucell Directors”); and

c.	granting discharge to all other members of the current Crucell Supervisory Board with effect of the Offer being declared unconditional.

(subclauses a-c, collectively: the “Governance Resolutions”).

The Continuing Crucell Directors shall serve as members of the Supervisory Board of Crucell until the finalisation of the Post-Settlement Restructurings and no minority shareholders are any longer holding an equity interest in the Company as a result of a Post-Settlement Restructuring. In their position as members of the Supervisory Board of Crucell during such period, the Continuing Crucell Directors shall monitor and protect the interests of all the Company’s stakeholders, including in particular monitoring the interests of any minority shareholders. If after the Unconditional Date (x) the Post-Settlement Restructuring then proposed to be taken differs materially from the Post-Settlement Restructuring contemplated by subclause (i) of the definition of “Post-Settlement Restructuring” or by the Business Purchase Agreement or (y) in any other circumstance, the Company proposes to enter into a transaction or take any action (i) that would reasonably be expected to have a material and adverse effect on any minority shareholders or (ii) with respect to which all other members of the Supervisory Board would have a conflict of interest under Applicable Law, then the affirmative vote of each Continuing Crucell Director shall be required prior to the implementation of any such alternative Post-Settlement Restructuring or the entry into any such transaction or taking of any such action.

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Following the Unconditional Date, any vacancy on the Supervisory Board resulting from the resignation, removal, death or incapacity of a Continuing Crucell Director shall be filled by another member of Crucell’s Supervisory Board (as constituted on the date of this Agreement)  designated by the departing Continuing Crucell Director (or, in the absence of such nomination, by the then-remaining Crucell Director), subject to the Offeror’s approval, not to be unreasonably withheld, which designated member meets the criteria for independence set out in best practices III.2.2. of the Dutch Corporate Governance Code.  In the event of any such designation, the Company will procure that the Supervisory Board will propose such designee for appointment at the first general meeting of shareholders of the Company to be held after such designation.  Any individual designated (and, if applicable, approved) as a member of the Supervisory Board in accordance with this paragraph shall be deemed to be a “Continuing Crucell Director” for all purposes of this Merger Agreement.

Immediately after the Settlement of the Offer, the Management Board shall consist of all current members of the Management Board.

3.3.	Option plan

The Parties acknowledge that all rights in respect of the Option Plans will be respected.

As soon as practicable following the date of this Merger Agreement, the Company and the Boards shall adopt such resolutions or take such other actions as may be required (including adjusting the terms of any and all outstanding Options, if necessary) to ensure that, subject to the condition precedent of the Offer being declared unconditional:

a.
The Option Period (as defined under the respective Option Plans) shall be shortened and/or the vesting of all Options granted under Option Plans shall be accelerated such that all such Options will become fully and unconditionally vested and exercisable and may be exercised as of the Unconditional Date (whereby all performance criteria of Options shall be deemed to have been satisfied or fulfilled in full); and

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b.
Without the need for any action to be taken by any holder of any Option, each such Option outstanding as of the Unconditional Date shall be acquired by the Offeror and the holder thereof shall be entitled to receive, in full satisfaction of the rights of the holder with respect thereto, as soon as practicable following the Unconditional Date, a single lump sum cash payment equal to the product of (i) the number of Ordinary Shares for which such Option shall not then have been exercised and (ii) the excess of the Offer Price over the exercise price per Ordinary Share of such Option (the “Option Payment”) taking into account Clause 2.11; provided that the Company and the Offeror may agree on an alternative method pursuant to which all Options outstanding as of the Unconditional Date will be either cancelled (with the holder thereof being entitled to receive, in full satisfaction of the rights of the holder with respect thereto, as soon as practicable following the Unconditional Date, a single lump sum cash payment equal to the Option Payment in respect of such holder’s Options) or exercised and irrevocably tendered into the Offer prior to the Closing Date, and, in the case of any such agreement, the Company and the Boards shall adopt such resolutions or take such other actions as may be required (including adjusting the terms of any and all outstanding Options, if necessary) to ensure that, subject to the condition precedent of the Offer being declared unconditional, the alternatives set forth in this proviso may be fully implemented in accordance with their terms.

The Company shall ensure, and shall procure that the Boards ensure, that, following the Settlement Date, no holder of any Option (or former holder of an Option) or any current or former participant in any Option Plan, Benefit Plan or Benefit Agreement, in each case other than the Offeror or any of its Affiliates, shall have any right thereunder to acquire any capital stock of the Company (or any successor entity with or into which the Company may be combined in any Post-Closing Restructuring) or any Group Company, or the Offeror or any of its Affiliates, or any other equity interest therein.

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3.4.	Delisting and Post-Settlement Restructurings

With reference to the strategic rationale of the Offer, the Parties acknowledge and agree with the intention of the Offeror to as soon as practicable after Settlement:

a.
procure (i) the delisting of  the Ordinary Shares on Euronext Amsterdam and the termination of the listing agreement between the Company and Euronext Amsterdam in relation to the listing of the Ordinary Shares and (ii) the delisting of the Ordinary Shares on the Swiss Exchange listed in accordance with the Main Standard on the Swiss Exchange;

b.	procure delisting of the ADSs on NASDAQ and suspend the Company’s reporting obligations with the SEC; and
c.
acquire all Shares and cause the Company to operate as a wholly-owned Subsidiary within the Offeror Group and to align the company structure of the Company with the holding, financing and/or optimal tax structure of the Offeror.

For the purposes referred to under c. of this Clause 3.4 above, the Offeror (and its Affiliates) and the Company may implement a post-closing restructuring that could take the form of (i) a compulsory acquisition procedure (uitkoopprocedure) in accordance with Article 2:92a or 2:201a of the DCC or the takeover buy-out procedures in accordance with Article 2:359c of the DCC, (ii) a sale of all assets and liabilities of the Company to the Offeror or an Affiliate of the Offeror pursuant to the Business Purchase Agreement, (iii) a subsequent public offer for any Shares held by Shareholders other than the Offeror or any of its Affiliates, (iv) a statutory (cross-border or domestic) legal (triangular) merger (juridische (driehoeks-fusie) in accordance with Article 2:309 et seq of the DCC between the Company, the Offeror and/or an Affiliate of the Offeror, (v) a statutory legal demerger (juridische splitsing) as specified in Article 2:334a et seq of the DCC, (vi) a contribution of cash and/or assets by the Offeror or by an Affiliate of the Offeror against the issuance of Shares or preference shares in the Company’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of other Shareholders could be excluded, (vii) a distribution of proceeds, cash and/or assets to the shareholders, (viii) a liquidation of the Company, (ix) an exchange of all or substantially all of the assets of the Company and/or of a Group Company directly, or indirectly following a transfer of those assets to a Group Company, (x) the conversion of the Company into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), (xi) the acquisition of Shares through open market purchases, (xii) any combination of the foregoing or (xiii) any other transactions, restructurings, share issues, procedures and/or proceedings required to effect the aforementioned objectives (a “Post-Settlement Restructuring”), in each case in accordance with the Merger Rules and Dutch law in general.

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Subject to the Offer being declared unconditional, and for so long as the number of Shares which are held by the Offeror Group at the time represent less than 95% (ninety-five per cent) of the issued share capital (geplaatst kapitaal) of the Company held by others than the Company on a fully diluted basis, the Offeror commits to use its commercially reasonable efforts to place and maintain a standard order on Euronext Amsterdam to purchase all Ordinary Shares not already held by it or acquired by it under the Offer against the Offer Price for a period of at least two weeks following the expiry of the post-acceptance period (na-aanmeldingstermijn) and subsequent offering period.

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The possible procedures and proceedings for the Post-Settlement Restructuring, including those mentioned in this Clause 3.4, shall be described in the Offer Document.

3.5.	Name Crucell

Immediately after the Settlement of the Offer, the trade name of the Company and/or its business shall remain Crucell.

3.6.	Post Offer or Asset Sale Dividend Policy

The Offer Document and Schedule TO will state that the envisaged dividend policy of the Company shall be consistent with its past practice, and that the Company has not historically paid dividends.

3.7.	Voting of Offeror Shares

The Offeror shall, and shall cause its Affiliates to, vote any Shares held beneficially or of record by them as of the record date for the Offer EGM in favour of the Governance Resolutions.

4.	POSITION BOARDS

4.1.	Recommendation

The Company confirms that the Boards have resolved to:

a.
(i) approve the Company’s entering into this Merger Agreement and the Business Purchase Agreement, (ii) unanimously approve and fully support the Offer, (iii) unanimously recommend to the holders of Shares to accept the Offer and to tender their Shares pursuant to the Offer; (iv) unanimously recommend to the holders of Shares that they each grant a Proxy for all of their Shares with respect to the Post Offer EGM Resolution and (v) unanimously recommend to Shareholders to adopt the Governance Resolutions (together the “Recommendation”); and

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b.	make their Recommendation in the Execution Announcement, the Offer Document, the Schedule TO, the Schedule 14D-9 and the Position Statement.

The Boards and each Board member shall not withdraw, amend or qualify the Recommendation and shall not make any contradictory statements as to their position with respect to the Offer unless the Company has terminated the Merger Agreement in accordance with Clause 9.

The Parties agree that the Execution Announcement, the Offer Document, the Position Statement, the Schedule TO and Schedule 14D-9 will state that the Boards unanimously make the  Recommendation, subject to the Recommendation not having been withdrawn in accordance with the terms of this Merger Agreement (and, as a result thereof and concurrently therewith, this Merger Agreement being terminated by the Company in accordance with Clause 9).

4.2.	Position Statement

The position statement pursuant to Article 18 of the DPOD shall be included in a separate section of the Offer Document and in the Schedule 14D-9 (the “Position Statement”).

4.3.	Fairness Opinions

The Boards have obtained, inter alia, the written opinions, addressed to the Boards by Barclays Capital, the investment banking division of Barclays Bank PLC, and to the Supervisory Board by Lazard B.V., on the fairness of the Transactions from a financial point of view (such opinions, the “Fairness Opinions”), copies of which have been reviewed by representatives of the Offeror. The Fairness Opinions shall be included in the Position Statement and in the Schedule 14D-9.

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5.	CONDITIONS

5.1.	Pre-Offer Conditions

Subject to compliance with the Merger Rules and provided this Merger Agreement has not been terminated in accordance with Clause 9, the Offeror shall make and commence the Offer on the Commencement Date after the satisfaction or waiver by the Offeror and/or the Company, as the case may be, of the conditions set forth in this Clause 5.1 (the “Pre-Offer Conditions”).

a.	A Material Adverse Effect with respect to the Group, taken as a whole, shall not have occurred between the date of this Merger Agreement and the Commencement Date;

b.
The Company has not breached any of its obligations under this Merger Agreement (excluding, for the avoidance of doubt, any breach of the representations and warranties of the Company as set forth on Schedule E (Part 1)) in any material respect or, if such breach has occurred, it has been remedied by the Company;

c.
The Offeror has not breached any of its obligations under this Merger Agreement (excluding, for the avoidance of doubt, any breach of the representations and warranties of the Offeror as set forth on Schedule E (Part 2)) in any material respect or, if such breach has occurred, it has been remedied by the Offeror;

d.
(A) The Foundation has not exercised its call option under the Option Agreement and (B) the Foundation has not exercised the right to request the Enterprise Chamber to initiate an inquiry proceeding or exercise its call option under the Option Agreement or, in the case of subclauses (A) or (B), if any such option has been exercised, the Foundation shall have procured that any and all Preference Shares issued to the Foundation in respect of such exercise shall have been cancelled, repurchased or redeemed by the Company for an amount not exceeding the amount paid to the Company by the Foundation in connection with the acquisition of such Preference Shares, or awaiting such cancellation, repurchase or redemption, the Foundation has committed not to exercise its voting rights in respect of the Preference Shares;

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e.
The Offeror has received copies of resignation letters, in form and substance heretofore agreed by the Company and the Offeror, from all members of the Supervisory Board, other than the two continuing members designated by Crucell and approved by the Offeror as contemplated by Clause 3.2b;

f.	The consultation procedures with the relevant trade unions pursuant to the Dutch Merger Code and with the Company’s works council and/or employee representative bodies have been finalised;

g.	The AFM has approved the Offer Document;

h.
The SEC has either provided no comments with respect to the Schedule TO and/or Schedule 14D-9, or has informed the Offeror or the Company, as applicable, that it has no further comments on the Schedule TO and/or Schedule 14D-9 the resolution of which would reasonably be expected to require a resubmission of the Offer Document to the AFM;

i.
No notification has been received from the AFM stating that preparation of the Offer has been made in violation of chapter 5.5 of the DFSA, and that, pursuant to Article 5:80 paragraph 2 of the DFSA, the investment firms (beleggingsondernemingen, as defined in the DFSA) will not be allowed to cooperate with the Settlement of the Offer;

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j.
(A) Trading in the Ordinary Shares (i) on Euronext Amsterdam has not been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules) and (ii) on the Swiss Exchange has not been suspended or cancelled as result of the cases enumerated in Article 58 of the Swiss Exchange Listing Rules and (B) trading in ADSs on NASDAQ has not been suspended or terminated, the foregoing excluding for the avoidance of doubt any suspension on a temporary basis in the ordinary course of trading;

k.
(x) No order, stay, judgement or decree has been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, or (y) any statute, rule, regulation, governmental order or injunction shall have been enacted, enforced or deemed applicable to the Offer (any of the foregoing listed in subclauses (x) and (y), a “Governmental Order”), which in each cases (x) and (y) restricts, prohibits or materially delays the making and/or consummation of the Offer on the terms and conditions set out in this Merger Agreement or the consummation of any of the other Transactions;

l.	This Merger Agreement has not been terminated in accordance with Clause 9;

m.
The Offeror has received the Favorable Dutch Tax Ruling, and such ruling has not been revoked, rescinded or qualified in any manner adverse to the Offeror, the Company or any of their respective Affiliates; and

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n.	No Offer Condition has become permanently incapable of fulfilment and not waived.

5.2.	Waiver

The Pre-Offer Conditions set forth in subclauses (a), (b), (d), (e), (k) and (m) of Clause 5.1 are for the sole benefit of the Offeror and may be waived by the Offeror (either in whole or in part) at any time by written notice to the Company.

The Pre-Offer Conditions set forth in subclauses (f), (h), (j), (l), and (n) of Clause 5.1 are for the benefit of both the Offeror and the Company and may be waived only by the Company and Offeror jointly (either in whole or in part) by written agreement, except that the Offeror and the Company shall have the opportunity to waive the Pre-Offer Condition under subclause (o) as it relates to any Offer Condition in accordance with their rights to waive such Offer Condition under Clause 5.4.

The Pre-Offer Condition set forth in subclause (c) of Clause 5.1 is for the sole benefit of the Company and may be waived by the Company (either in whole or in part) at any time by written notice to the Offeror.

The Pre-Offer Conditions set forth in subclauses (g) and (i) of Clause 5.1 cannot be waived.

No Party may invoke any of the Pre-Offer Conditions if the non-satisfaction of such condition(s) is caused by a breach of that Party of any of its obligations under this Merger Agreement.

In the event that, on the Commencement Date, all Pre-Offer Conditions other than the condition set forth in Clause 5.1m have been satisfied or waived, then (i) Clause 5.1m shall be deemed automatically waived by both Parties and (ii) this Merger Agreement shall be automatically amended by inserting the text “and the Favorable Dutch Tax Ruling” after the first occurrence of the text “Favorable IRS Ruling” in Clause 5.3a.

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5.3.	Offer Conditions

The obligation of the Offeror to declare the Offer unconditional (het bod gestand doen) and accept Shares for payment or, subject to the Merger Rules (including Rule 14e-1(c) under the Exchange Act), pay for any Shares tendered and not withdrawn shall be subject to the satisfaction or waiver by the Offeror and/or the Company, as the case may be, of the conditions set forth in this Clause 5.3 (the “Offer Conditions”).

a.
At the expiry of the Acceptance Period on the Closing Date, either (i) (A) the number of Shares that have been tendered for acceptance under the Offer and not withdrawn, taken together with the Shares which are held by the Offeror Group at the time and Shares underlying Options acquired by the Offeror pursuant to Clause 3.3, represent at least 80% (eighty per cent) of the issued share capital (geplaatst kapitaal) of the Company held by others than the Company at the Closing Date, on a fully diluted basis, (B) the Offeror has received the Favorable IRS Ruling, and neither the Favorable IRS Ruling nor the Favorable Dutch Tax Ruling has been revoked, rescinded or qualified in any manner adverse to the Offeror, the Company or any of their respective Affiliates and (C) the number of Shares for which Proxies have been validly delivered in accordance with the procedures set forth in the Offer Document and not withdrawn, taken together with the Shares which are held by the Offeror Group at the time and Shares underlying Options acquired by the Offeror pursuant to Clause 3.3, represent at least 80% (eighty per cent) of the issued share capital (geplaatst kapitaal) of the Company held by others than the Company at the Closing Date or (ii) the number of Shares that have been tendered for acceptance under the Offer and not withdrawn, taken together with the Shares which are held by the Offeror Group at the time and Shares underlying Options acquired by the Offeror pursuant to Clause 3.3, represent at least 95% (ninety-five per cent) of the issued share capital (geplaatst kapitaal) of the Company held by others than the Company at the Closing Date, on a fully diluted basis;

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b.	A Material Adverse Effect with respect to the Group, taken as a whole, shall not have occurred in the period starting as of the Commencement Date and ending on the Unconditional Date;

c.
On or prior to the Closing Date, all approvals and clearances (including the expiration or termination of all waiting periods and extensions thereof) under Antitrust Laws applicable to the consummation of the Offer shall have been obtained;

d.	On or prior to the Closing Date, the Governance Resolutions shall have been adopted at the EGM;

e.
(A) On or prior to the Unconditional Date, the Foundation has not exercised its call option under the Option Agreement and (B) the Foundation has not exercised the right to request the Enterprise Chamber to initiate an inquiry proceeding or exercise its call option under the Option Agreement or, in the case of subclauses (A) or (B), if any such option has been exercised, the Foundation shall have procured that any and all Preference Shares issued to the Foundation in respect of such exercise shall have been cancelled, repurchased or redeemed by the Company for an amount not exceeding the amount paid to the Company by the Foundation in connection with the acquisition of such Preference Shares, or awaiting such cancellation, repurchase or redemption, the Foundation has committed not to exercise its voting rights in respect of the Preference Shares;

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f.
On or prior to the Unconditional Date, the Company has not breached any of its obligations under this Merger Agreement (excluding, for the avoidance of doubt, any breach of the representations and warranties of the Company as set forth on Schedule E (Part 1)) in any material respect or, if such breach has occurred, it has been remedied by the Company;

g.
On or prior to the Unconditional Date, the Offeror has not breached any of its obligations under this Merger Agreement (excluding, for the avoidance of doubt, any breach of the representations and warranties of the Offeror as set forth on Schedule E (Part 2)) in any material respect or, if such breach has occurred, it has been remedied by the Offeror;

h.
On or prior to the Unconditional Date, no notification has been received from the AFM stating that preparation of the Offer has been made in violation of chapter 5.5 of the DFSA, and that, pursuant to Article 5:80 paragraph 2 of the DFSA, the investment firms (beleggingsondernemingen, as defined in the DFSA) will not be allowed to cooperate with the Settlement of the Offer;

i.
On or prior to the Unconditional Date (A) Trading in the Ordinary Shares (i) on Euronext Amsterdam has not been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules) and (ii) on the Swiss Exchange has not been suspended or cancelled as result of the cases enumerated in Article 58 of the Swiss Exchange Listing Rules and (B) trading in the ADSs on NASDAQ has not been suspended or terminated, the foregoing excluding for avoidance of doubt any suspension on a temporary basis in the ordinary course of trading;

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j.
On the Unconditional Date, no Governmental Order shall be in effect that restricts, prohibits or materially delays the consummation of the Offer on the terms and conditions set out in this Merger Agreement or the consummation of any of the other Transactions;

k.
(A) On the Unconditional Date there shall not be pending any suit, action or proceeding by any Government Entity, or by any other person having a reasonable likelihood of prevailing in a manner contemplated in subclauses (i), (ii) or (iii) below (other than, in the case of subclauses (ii) and (iii) below, a suit, action or proceeding instituted by a commercial counterparty of the Company or a Group Company that (x) does not plead a cause of action or seek a remedy under any Antitrust Laws and (y) seeks a judgment or remedy limited to the commercial arrangement between such parties and does not otherwise seek to enjoin the Offer or any of the other Transactions), (i)  seeking to restrain or prohibit the consummation of the Offer (including by challenging the acquisition by the Offeror of any Shares pursuant thereto), or any other Transaction, or seeking to place limitations on the ownership of shares of Shares by the Offeror or of its Affiliates, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Offeror or any of their respective Group Companies or Affiliates of any portion of any business or of any assets of the Company, the Offeror or any of their respective Group Companies or Affiliates, or to compel the Company, the Offeror or any of their respective Group Companies or Affiliates to divest or hold separate any portion of any business or of any assets of the Company, the Offeror or any of their respective Group Companies or Affiliates or (iii) seeking to prohibit the Offeror or any of its Affiliates from effectively controlling in any respect the business or operations of the Company or any of its Group Companies, in the case of each of subclauses (i) through (iii) above, as a result of the Offer or the other Transactions and (B) there shall be no existing Governmental Order effecting or purporting to effect any of the foregoing subclauses (i) through (iii);

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l.
No Alternative Proposal shall have been made on or prior to the Unconditional Date; provided that the Offeror may only invoke this condition either (i) in order to increase the Offer Price following a prior increase of the Offer Price during the Acceptance Period (including any extensions thereof) or (ii) if the Company and/or the Boards have determined such Alternative Proposal constitutes a Superior Offer;

m.	On or prior to the Unconditional Date, this Merger Agreement has not been terminated in accordance with Clause 9; and

n.
(A) The representations and warranties of the Company contained in Schedule E (Part 1) shall be true and correct in all material respects as of the date of this Merger Agreement with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) (i) the representations and warranties of the Company contained in Clauses 1, 2, 3.1 and 5.25 of Schedule E (Part 1) shall be true and correct as of the Unconditional Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of the Company contained in Schedule E (Part 1) shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or any similar standard or qualification) as of the Unconditional Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct could not have a Material Adverse Effect.

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5.4.	Waiver

The Offer Conditions set forth in subclauses (a), (b), (e), (f), (j), (k), (l) and (n) of Clause 5.3 are for the sole benefit of Offeror and may be waived by the Offeror (either in whole or in part) at any time by written notice to the Company, provided that a waiver by the Offeror of the Offer Condition set forth in subclause (a) of Clause 5.3. shall require the approval of the Company in the event (x) the Shares tendered and not withdrawn, together with the Shares already held by the Offeror and its Affiliates at the Closing Date and Shares underlying Options acquired by the Offeror pursuant to Clause 3.3 would represent less than 80% of the issued share capital of the Company held by others than the Company at the Closing Date, on a fully diluted basis or (y) the Shares for which Proxies have been delivered and not withdrawn, together with the Shares already held by the Offeror and its Affiliates at the Closing Date and Shares underlying Options acquired by the Offeror pursuant to Clause 3.3, would represent less than 75% of the issued share capital of the Company held by others than the Company at the Closing Date, on a fully diluted basis.

The Offer Conditions set forth in subclauses (c), (d), (i), (j) and (m) of Clause 5.3 are for the benefit of both the Offeror and the Company, and may only be waived by the Company and the Offeror jointly (either in whole or in part) by written agreement.

The Offer Condition set forth in subclause (g) of Clause 5.3 is for the sole benefit of the Company and may be waived by the Company (either in whole or in part) at any time by written notice to the Offeror.

The Offer Condition set forth in subclause (h) of Clause 5.3 cannot be waived.

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No Party may invoke any of the Offer Conditions if the non- satisfaction of such condition(s) is principally caused by a breach of that Party of any of its obligations under this Merger Agreement.

6.	WARRANTIES

6.1.	Company warranties

The Company represents and warrants to the Offeror that, subject to the introduction of Schedule E (Part 1) (A) at the date of this Merger Agreement each of the statements set forth in Schedule E (Part 1) is true and accurate in all material respects (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) (i) the representations and warranties of the Company contained in Clauses 1, 2, 3.1 and 5.25 of Schedule E (Part 1) shall be true and correct as of the Unconditional Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of the Company contained in Schedule E (Part 1) shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or any similar standard or qualification) as of the Unconditional Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct could not have a Material Adverse Effect; provided that the representations and warranties referred to under (A) and (B) shall be given solely for the purpose of Offer Condition 5.3(n) and subclauses (c) or (d) of Clause 9.1, and in the event of a breach of such representations and warranties (other than a wilful and material breach) no other remedy shall be available to the Offeror than the remedies available under this Merger Agreement with respect to the non-satisfaction of that Offer Condition or any right of termination pursuant to Clause 9.1. A breach of this Clause 6.1 may only be invoked if it has not been remedied or is incapable of being remedied prior to the Long-Stop Date.

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6.2.	Offeror warranties

The Offeror represents and warrants to the Company that at the date of this Merger Agreement and at the Closing Date each of the statements set forth in Schedule E (Part 2) is true and accurate.

7.	INTERIM PERIOD AND UNDERTAKINGS

7.1.	Conduct of business during Interim Period

As of the date of this Merger Agreement until the earliest of (i) the Settlement Date or (ii) the date on which this Merger Agreement is terminated in accordance with the provisions of Clause 9 (the “Interim Period”), the Company shall, and shall cause its Group Companies to (i) conduct its or their business and operations in all material respects in the ordinary course of business consistent with past practice and (ii) to the extent consistent with the foregoing, use its or their respective commercially reasonable efforts to preserve their business organizations in a state of operation at least as good as their current state of operation and maintain existing relations and goodwill with governmental authorities, customers and lessees, suppliers, creditors, and other persons with which they have business dealings and to keep available the services of their present employees and agents, all the foregoing except to the extent that the Company and its respective Group Companies are prohibited from complying with the foregoing as a result of the following sentence.

Furthermore, during the Interim Period, the Company shall not, and shall cause its respective Group Companies not to, without the Offeror’s prior written consent, take any of the actions set forth in Schedule G to this Merger Agreement.

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7.2.	Access and information

During the Interim Period, to the extent legally permitted, the Company undertakes to allow the Offeror and its officers, employees, accountants, counsel, financial advisors and other advisors and agents reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Group Companies) to the Company’s directors, employees, premises, documents and advisors and to furnish the Offeror and its advisors as soon as reasonably practicable with regular updates on Tax and financial results and developments material to the Company and/or the Group Companies (including copies of all correspondence or written communication with any Government Entity, except for immaterial correspondence) and all such information and documentation as may be reasonably requested by the Offeror in connection with the Transactions, including information that was not previously made available to the Offeror due to confidentiality concerns.

7.3.	Company’s shareholders’ meeting (Offer EGM)

On or prior to the Commencement Date, the Company shall give notice of and convene an extraordinary general meeting of shareholders to be held not later than six Business Days prior to the initial Closing Date (the “Offer EGM”) in order to, inter alia, provide its shareholders with required information concerning the Offer, recommend the Offer to the Company’s shareholders in conformity with the Position Statement, propose the Governance Resolutions and recommend their adoption to the Company’s shareholders.

The Company shall reasonably do, and procure to be done, all those things necessary to ensure that the Governance Resolutions are adopted.

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7.4.	Company’s shareholders’ meeting (Post Offer EGM)

Timely prior to the Closing Date, the Company shall give notice of and convene an extraordinary general meeting of shareholders with a record date on the first Business Day after the Closing Date to be held 28 days thereafter (any such EGM, the “Post Offer EGM”) provided that such meeting shall be cancelled if before the date of the Post Offer EGM the Offeror Group holds at least 95% of the issued share capital (geplaatst kapitaal) of the Company held by others than the Company (on a fully diluted basis).

In case the Acceptance Period is extended, a new extra extraordinary general meeting of shareholders shall be convened (or, if practicable, the previously scheduled extraordinary general meeting of shareholders shall be postponed and reconvened), and a new record date set (which record date shall be the first Business Day following the Closing Date (after giving effect to such extension)) in accordance with the foregoing which shall be the Post Offer EGM and the earlier extra extraordinary general meeting of shareholders shall be cancelled (or, if practicable, postponed and reconvened in lieu of such new extra extraordinary general meeting of shareholders).

If the Offer has been declared unconditional (unless the Post Offer EGM is cancelled in accordance with the foregoing) at the Post Offer EGM, the Shareholders shall be requested to vote thereat for the Post Offer EGM Resolution.

If requested by the Offeror, each of the Offeror and the Company shall execute and deliver the Business Purchase Agreement.

7.5.	Proxy voting and solicitation

The Offer Document shall provide,  inter alia,  a manner by which each Shareholder tendering Shares pursuant to the Offer may deliver in connection with the tendering of such Shares a Proxy (in a form reasonably agreed by the Offeror and the Company) and thereby grant a power of attorney to vote in favour of the Post Offer EGM Resolution to the Offeror or, at the election of the Offeror, an independent civil law notary designated by the Offeror.  The Offeror shall have the right to vote, or instruct such notary to vote, as the case may be, any Shares represented by such Proxies in favour of the Post Offer EGM Resolution.

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Each of the Offeror and the Company shall use its commercially reasonable efforts to solicit Proxies from the Company’s shareholders.

7.6.	Anti-trust notifications and submissions

For the purposes of the Offer Condition set out in Clause 5.3c, the Offeror and the Company shall as soon as practicable after the date of this Merger Agreement, prepare and file with the relevant competition authorities the notices and applications necessary to satisfy the Offer Condition set out in Clause 5.3c or otherwise as necessary to comply with Antitrust Laws in respect of the Transactions.

The Offeror and the Company shall fully and promptly cooperate with each other and their respective advisors in the preparation of such anti-trust filings and in their response to any request for additional data or information and otherwise in connection with the satisfaction of the Offer Condition set out in Clause 5.3c.

Further to the foregoing, and upon the terms and subject to the conditions set forth in this Merger Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using its commercially reasonable efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions set forth in Clauses 5.3c to be satisfied as soon as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government Entities and the making of all necessary registrations and filings (including filings with Government Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company or the Offeror shall be required to make any payment to any such third parties or concede anything of value to obtain such consents.  Nothing in this Merger Agreement shall be deemed to require the Offeror to agree to, or proffer to, divest or hold separate any assets or any portion of any business of the Offeror, its Affiliates, the Company or any Group Company.

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7.7.	Consultation and cooperation

The Offeror and the Company

a.
shall consult each other in respect of any relevant matters in pursuance of the Offer, including on publicity and public relations, subject to the terms and provisions of this Merger Agreement, and shall not issue any press release or make any public statement (written or oral), to any person regarding this Agreement, the terms hereof, the Offer, any other Transaction, or the operations of the Company following consummation of the Offer and/or the Post-Closing Restructuring, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided that each party shall be permitted to make brief, factual public statements to the extent it has been advised by outside counsel that such statements are necessary to comply with its obligations under Applicable Law and has given the other party a reasonable opportunity to review and comment on such public statement; and

b.
shall notify each other promptly (and supply copies of all relevant information) of any event or circumstance it may become aware of and which would be likely to have material adverse consequences for the Offer, including a significant impact on the satisfaction of the Pre-Offer Conditions and/or the Offer Conditions, provided that any delay in or absence of such notification of the Offeror shall not prejudice any of the Offeror’s rights under of pursuant to this Merger Agreement and that any delay in or the absence of such notification by the Company shall not prejudice any of the Company’s rights under or pursuant to this Merger Agreement.

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7.8.	Other Actions

Promptly following the date of this Merger Agreement, the Company shall assess the Company’s recognized capital for Dutch dividend withholding tax purposes (fiscaal erkend kapitaal) at the date of this Merger Agreement, which assessment will entail a request to the Dutch tax authorities confirming such amount. The timing for filing such request will be discussed between the Parties acting in good faith.

Promptly following the date of this Merger Agreement, the Company shall take the actions set forth on Clause 7.8 of the Company Disclosure Letter.

8.	EXCLUSIVITY

8.1.	Exclusivity

From and after the signing of this Merger Agreement, the Company shall, and shall ensure that all of the Group Companies and its and their respective directors, managing directors, officers, supervisory directors, managers, employees, contractors, financial, legal and other advisors and other representatives (together the “Relevant Persons”) shall:

a.	proceed with the preparations for the Offer and the other Transactions in good faith and as soon as practicable;

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b.
not in any way, directly or indirectly, solicit, initiate or encourage (including by way of entering into discussions or negotiations with, or furnishing information to, any person) or knowingly take any other action to facilitate, the making of any offer or proposal relating to, or that could reasonably be expected to lead to, directly or indirectly, in one transaction or a series of transactions:

i.
the acquisition (by tender offer, exchange offer or otherwise), by a person or a group of persons acting in concert, directly or indirectly, of 10% or more of the issued and outstanding Shares or 10% or more of any class of equity securities of the Company; or

ii.
a legal merger, demerger, recapitalization, business combination or other transaction directly or indirectly involving the Company that would result in the acquisition, directly or indirectly, of 10% or more of the total voting power of the Company by a person or a group of persons acting in concert; or

iii.
the acquisition, by a person or a group of persons acting in concert, directly or indirectly, of assets or businesses representing in value 10% or more of the Company’s total assets or assets or businesses that constitute 10% or more of the Company’s total revenues or net income;

(an “Alternative Transaction”; and a proposal for an Alternative Transaction, an “Alternative Proposal”)), nor enter into or continue any discussions or negotiations with any third party with respect to an Alternative Transaction; and

c.
following receipt of an Alternative Proposal the Company shall keep the Offeror informed in accordance with Clause 8.6 and continue to cooperate with and support the Offer and the other Transactions in accordance with the terms and conditions of this Merger Agreement.

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Notwithstanding the terms and provisions of Clause 8.1, in the event that the Boards are unable to make a determination regarding whether an Alternative Proposal constitutes a Potential Superior Offer solely as a result of an inconsistency, ambiguity or lack of clarity on the face of an Alternative Proposal, then the Company may, after notifying the Offeror of the receipt of such Alternative Proposal in accordance with Clause 8.6, contact the party making the Alternative Proposal solely to the extent necessary to clarify such inconsistency, ambiguity or lack of clarity.

By its acceptance of the terms of this Merger Agreement, the Company confirms that it and the Group Companies and its and their Relevant Persons are on the date of this Merger Agreement not in discussions or negotiations with any third party regarding an Alternative Proposal. Except with respect to matters disclosed to the Offeror prior to the date of this Merger Agreement and to which the Offeror has agreed that this sentence shall not apply, the Company shall use its commercially reasonable efforts to cause all persons (other than the Offeror) who have been furnished confidential information regarding the Company or any Group Company in connection with the solicitation of or discussion regarding an Alternative Transaction within the twelve months prior to the date of this Merger Agreement promptly to return or destroy such information.

8.2.	Superior Offer

For the purpose of this Clause 8, a “Superior Offer” is a bona fide written offer or proposal relating to an Alternative Transaction, which is not solicited, encouraged, initiated or knowingly facilitated by the Company or any Relevant Persons, for a (i) a full public offer (volledig bod) as defined in the DPOD for the Shares, (ii) a legal merger, demerger, recapitalisation, business combination or other transaction directly or indirectly involving the Company resulting in the acquisition by a person or group of persons acting in concert (or their respective shareholders), directly or indirectly, of all or substantially all of the outstanding Shares, or (iii) an acquisition by a person or group of persons acting in concert of all or substantially all the assets of the Company, in any such case made by a party who, in the reasonable opinion of the Boards, is a bona fide third party and which proposal in the reasonable opinion of the Boards, taking into account their fiduciary duties and having consulted their financial and legal advisors, is more beneficial to the Company’s shareholders and other stakeholders than the Offer taking into account the overall terms and conditions set out in this Merger Agreement (including any proposed binding changes to the terms of this Merger Agreement proposed by the Offeror in response to such Alternative Proposal or otherwise) and, with respect to such Alternative Proposal, taking into account the overall terms and conditions of such Alternative Proposal and taking into account the certainty and timing thereof, including the pre-offer conditions and offer conditions, any financing condition or contingency and compliance with Antitrust Laws and regulatory requests, provided that (i) the consideration payable to the Company’s shareholders in connection with such Superior Offer shall exceed the valuation of the Company based on the per Share offer price of the existing offer by at least 9%, (ii) the Superior Offer is binding on the third party and (iii) the consideration payable in a subsequent offer may not consist of any debt securities, or any securities which are not publicly traded on a regulated market.

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8.3.	Procedure in case of a Potential Superior Offer

In the event that the Company and/or any of the Boards receive an Alternative Proposal which in the reasonable opinion of the Boards, taking into account their fiduciary duties and having consulted their financial and legal advisors, is reasonably likely to lead to a Superior Offer (a “Potential Superior Offer”), the Company shall promptly (and in any event within twenty four hours) notify the Offeror in writing of the name of the relevant third party and its advisors, the proposed consideration, transaction structure, the pre-offer conditions and offer conditions, the financing terms and structure, the Antitrust Laws and other regulatory requirements that need to be complied with prior to closing of the Potential Superior Proposal and all other material terms thereof to the extent available to the Company (the “First Notice”) and the Company shall keep the Offeror promptly informed of any further developments in relation to such Potential Superior Offer, and shall provide the Offeror such other information as is required by Clause 8.6.

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At any time following the Offeror’s receipt of an Alternative Proposal that has been determined to be a Potential Superior Offer, the Company and the Boards shall be entitled to explore such Potential Superior Offer, engage in discussions or negotiations with, and provide information to the third party making the Potential Superior Proposal, provided that the Offeror shall receive the same information as provided to such third party under this Clause, whereby due diligence information provided by the Company to such third party shall, to the extent practicable, simultaneously be provided by the Company to the Offeror. Prior to providing any information or data to any person in connection with such Potential Superior Offer, the proposing party shall first sign a confidentiality agreement on terms no less stringent than those of the Confidentiality Agreement.

If at the conclusion of evaluation by the Boards of any Potential Superior Offer such Potential Superior Offer is not determined to be a Superior Offer, then the Company shall promptly notify the Offeror and the Offeror shall have the right to require the Company and the Boards to reaffirm their support and recommendation of the Offer on the terms and conditions set out in this Merger Agreement. If, and only if, details of the Potential Superior Offer have become public, the Company and the Boards shall do so by way of a public announcement.

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The Boards shall not be entitled to determine that any Potential Superior Offer constitutes a Superior Offer without first complying with the procedures set forth in this Clause 8.3.

8.4.	Procedure in case of a Superior Offer

If a Potential Superior Offer has been determined by the Boards to constitute a Superior Offer, the Company shall notify the Offeror in writing promptly (but in any event within twenty four hours) of the contents of such a Superior Offer (the “Second Notice”) and the Company shall keep the Offeror promptly informed of any material developments in relation to such Superior Offer, and shall provide the Offeror such other information and assistance as is required by, Clause 8.6.

The Offeror shall have five Business Days following the date on which it has received the Second Notice in respect of a Superior Offer (the “Revised Offer Period”) to make a revision of the Offer and during the Revised Offer Period the Offeror and the Company shall discuss the terms and conditions thereof.

A “Revised Offer” is an offer on overall terms and conditions which are, in the reasonable opinion of the Boards, taking into account their fiduciary duties and having consulted their financial and legal advisors, at least equal the Superior Offer from the point of view of the Company’s shareholders and other stakeholders, taking into account the overall terms and conditions of such Superior Offer and the revised offer by the Offeror, the certainty and timing thereof, including the pre-offer conditions and offer conditions and compliance with Antitrust Laws and regulatory requests. If the Offeror has made a Revised Offer within the Revised Offer Period, the Company shall not be entitled to accept the Superior Offer or terminate this Merger Agreement and the Company and the members of the Boards shall remain bound to the terms and conditions of the Merger Agreement, including with respect to future (Potential) Superior Offers. If the Offeror has not made a Revised Offer within the Revised Offer Period (or, if earlier, if the Offeror notifies the Company in writing of its intent not to make a Revised Offer), then (i) the Company may accept the Superior Offer; provided that (A) such acceptance must be made within five Business Days after the earlier of the end of the Revised Offer Period and the date of any written notice by the Offeror of its intent not to submit a Revised Offer, with written notice thereof concurrently provided to the Offeror, (B) simultaneously with such acceptance, the Company must (x) terminate this Merger Agreement in accordance with Clause 9 and (y) pay the termination fee required by Clause 10a and (ii) the Offeror may immediately terminate the Merger Agreement in accordance with Clause 9 and, in connection therewith become entitled to receive the termination fee payable by the Company pursuant to Clause 10a.

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If the Offeror makes a Revised Offer or the Company does not accept the Superior Offer, the Offeror shall have the right to require the Company and the Boards to reaffirm their support and recommendation of the Offer on the terms and conditions set out in this Merger Agreement. If, and only if, details of the Superior Offer have become public, the Company and the Boards shall do so by way of a public announcement.

8.5.	Consecutive (Potential) Superior Offers

Clause 8 applies mutatis mutandis to any consecutive Alternative Proposal or (Potential) Superior Offer, including a Superior Offer following a Revised Offer. For the avoidance of doubt, a Superior Offer following a Revised Offer means a Superior Offer of which the consideration and the terms and conditions are in the reasonable opinion of the Boards, taking into account their fiduciary duties and having consulted their financial and legal advisors, is more beneficial to the Company’s shareholders and other stakeholders than the Revised Offer taking into account the overall terms and conditions set out in this Merger Agreement (including any proposed changes to the terms of this Merger Agreement proposed by the Offeror) and, with respect to such consecutive (Potential) Superior Offer, taking into account the overall terms and conditions of such (Potential) Superior Offer and taking into account the certainty and timing thereof, including the pre-offer conditions and offer conditions and compliance with Antitrust Laws and regulatory requests.  The Parties acknowledge and agree that subclause (i) of the proviso at the end of Clause 8.2 shall not apply to a consecutive (Potential) Superior Offer.

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8.6.	Obligation to keep Offeror informed

The Company shall promptly (and in any event within twenty four hours) notify the Offeror of any Alternative Proposal, any material modification of or material amendment to, and any material changes in status of, any Alternative Proposal (which for the avoidance of doubt will for the purpose of this Clause to the extent applicable also include a Potential Superior Offer and a Superior Offer), or any inquiry or request for non-public information relating to the Company or any Group Company or for access to the properties, books or records of the Company or any Group Company by any Person.  Such notice to the Offeror will be made orally and in writing and will indicate the identity of the Person or Persons making the Alternative Proposal or inquiry or requesting non-public information or access to the properties, books or records of the Company or any Group Company, and a copy of the Alternative Proposal (including the most recent drafts of all documentation and correspondence in respect thereof) or, if not in writing, a written summary in reasonable detail of the material terms of any such Alternative Proposal, inquiry or request or modification or amendment to an Alternative Proposal (including the proposed consideration, transaction structure and the conditions to the Alternative Proposal (including conditions to the making of the Alternative Proposal)) and other proposed material terms of such Alternative Proposal.  The Company shall not enter into any agreement on or after the date hereof that would prevent it from providing any information required by this Clause 8.6 to the Offeror.

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8.7.	Reaffirmation

The Company and the Boards shall reaffirm the Recommendation within ten Business Days following receipt of a written request by the Offeror to provide such reaffirmation following an Alternative Proposal (or if the Long-Stop Date is less than ten Business Days from the Company’s or the Board’s receipt of such request, by the close of business on the Business Day immediately preceding the Long-Stop Date).  If, and only if, details of the Alternative Proposal have become public, the Company and the Boards must make such reaffirmation by way of public announcement.  Any such public reaffirmation announcement made by the Company and/or the Boards at a time when the Boards are evaluating a Potential Superior Offer in accordance with the terms of this Merger Agreement may also refer to the fact that the Boards are evaluating such Potential Superior Offer in accordance with the terms of this Merger Agreement.

9.	TERMINATION

9.1.	Termination grounds

This Merger Agreement may be terminated:

a.	if the Offeror and the Company so agree in writing;

b.
by notice in writing given by either of the Parties (the “Terminating Party”) to the other Party if any of the Pre-Offer Conditions have not been satisfied or waived by the relevant Party in accordance with this Merger Agreement  before the Ultimate Launch Date, provided, the non-satisfaction of the relevant Pre-Offer Condition(s) is not due to a breach by the Terminating Party of any of its obligations under this Merger Agreement or any agreement resulting therefrom;

c.
by notice in writing given by the Terminating Party to the other Party if any of the Offer Conditions have not been satisfied or waived by the relevant Party in accordance with this Merger Agreement before the Long-Stop Date, provided, the non-satisfaction of the relevant Offer Condition(s) is not due to a breach by the Terminating Party of any of its obligations under this Merger Agreement or any agreement resulting therefrom;

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d.
by notice in writing given by the Terminating Party to the other Party in the event of a material breach of this Merger Agreement by the other Party, which material breach (i) would give rise to the failure of an Offer Condition and (ii) is incapable of being remedied prior to the Long-Stop Date, or has not been remedied by the other Party prior to the Long-Stop Date after receipt of a written notice by the Terminating Party;

e.	by notice in writing by the Company or the Offeror pursuant and subject to the terms and conditions set forth in Clause 8.4 (in case of a Superior Offer);

f.
by notice in writing given by the Offeror if (i) the Company or the Boards have withdrawn, amended or qualified the Recommendation or made any contradictory statements as to their position with respect to the Offer in breach of Clause 4.1 or (ii) either the Company or the Boards have breached its obligations under Clause 8.7.

9.2.	Surviving Clauses

In the event of termination of this Merger Agreement, this Merger Agreement shall have no further effect with exception of this Clause 9 (Termination), Clause 10 (Termination fee), Clause 11 (Confidentiality), Clause 13 (Costs and Expenses), Clause 14 (Notices), Clause 15 (Miscellaneous) and Clause 16 (Governing law and disputes), which provisions shall survive any termination of this Merger Agreement. In such event, and subject to Clause 10 (Termination fee), there shall be no liability on the part of any Party, except that termination of this Merger Agreement shall not relieve either Party from any liability for any wilful and material breach of its representations or warranties set forth in this Merger Agreement or any breach of its obligations or agreements set forth in this Merger Agreement.  The preceding sentence shall not be construed to limit either party’s right to specific performance as provided in Clause 15.9.

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10.	TERMINATION FEE

To induce the Offeror to enter into this Merger Agreement and to pursue and make the Offer, in the event that:

a.	this Merger Agreement is terminated pursuant to Clause 9.1e; or

b.	this Merger Agreement is terminated pursuant to Clause 9.1f; or

c.
if (i) prior to the Closing Date, a public announcement has been made indicating that a third party has made, is preparing or increases an Alternative Proposal (or an Alternative Proposal is made directly to the Company’s shareholders), (ii) thereafter this Merger Agreement is terminated by either the Offeror or the Company pursuant to Clause 9.1c and (iii) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Alternative Proposal;

the Company shall pay in cash a fee to the Offeror of EUR 20,232,000 as compensation for opportunity costs and other costs incurred by the Offeror in connection with the Offer.  The fee of EUR 20,232,000 will not be subject to any gross-up for Taxes or to any Tax withholding.  Payment shall be made by the Company (i) immediately upon termination of this Merger Agreement, in the case of subclause (a), (ii) within two Business Days after termination of this Merger Agreement, in the case of subclause (b) or (iii) on the date of the first to occur of the events described in subclause (c)(iii), in the case of subclause (c).  For purposes of subclause (c)(iii) above only, the term Alternative Proposal shall have the meaning assigned to such term in Clause 8.1, except that all references to “10%” therein shall be deemed to be references to “40%”.

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11.	CONFIDENTIALITY

The Confidentiality Agreement shall remain in full force and effect.

12.	COMMUNICATIONS

Except with respect to any Potential Superior Offer, Superior Offer or Revised Offer, and except for disclosures consistent with prior disclosures made in compliance with this Clause 12, the Parties shall consult with each other with respect to, and prior to, any public announcements and communications with the media, shareholders, and other relevant third parties.  Notwithstanding the foregoing, each party may issue such public statements as  it reasonably concludes are required by Applicable Law.  The Parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Merger Agreement shall be in the forms mutually agreed to by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed).

13.	COSTS AND EXPENSES

Without prejudice to the provisions of Clause 10, any costs and expenses incurred by the Company or the Offeror, including the costs and expenses of their respective professional advisors, in connection with the preparation for or performance of their respective obligations under this Merger Agreement or in connection with the preparation or consummation of the Offer shall be for the relevant Party’s own account.

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14.	NOTICES

14.1.	Notices

Any notices or other formal communication to be provided pursuant to this Merger Agreement must be in writing (which includes fax, but not email) and may be delivered in person, or sent by post or fax (with true copy by post) to the Party to be served as follows:

if to the Offeror at:

Cilag Holding AG
Landis + Gyrstrasse 1
CH-6300  Zug
Switzerland

Attention:  Heinz Schmid, Director
Telecopy:  +41 41 725 51 01

with a copy to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ  08933
U.S.A.

Attention:  Tom Heyman, Global Head Business Development
Telecopy:  (732) 846-2458

and

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
U.S.A.

Attention: Office of General Counsel
Telecopy: 732-524-2788

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and with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
U.S.A.

Attention: Robert I. Townsend, III
   Damien R. Zoubek
Telecopy:  (212) 474-3700

and with a copy to:

NautaDutilh N.V.
P.O. BOX 7113
1007 JC Amsterdam
The Netherlands

Attention:  Christiaan J.C. de Brauw
Telecopy:  +31 (0) 20 71 71 327

if to the Company, to:

Crucell N.V.
P.O. Box 2048
2307 CA  Leiden
The Netherlands

Attention:  Rene Beukema
Telecopy:  +31 (0) 71 519 9807

with a copy to

Allen & Overy LLP
P.O. Box 75440
1070 AK Amsterdam
The Netherlands

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Attention: Johan D. Kleyn
Telecopy: +31 (0) 20 674 1034

and with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
U.S.A.

Attention:  Daniel S. Sternberg
Telecopy:  (212) 225-3999

or at such other address or fax number as a Party may notify the other Party under this Clause. Any notice or other document sent by post shall be sent by recorded delivery post (aangetekende post met ontvangstbevestiging) (if the place of destination is the same as its country of origin) or by overnight courier (if its destination is elsewhere).

14.2.	Delivery

Any notice or other communication shall be deemed to have been given:

a.	if delivered in person, at the time of delivery; or

b.
if sent by post, at 10.00 a.m. on the second Business Day after it was put into the post or at 10.00 a.m. (local time at the place of destination) on the first Business Day after it was put into the post by overnight courier; or

c.	if sent by fax, at the time of transmission,

In proving the delivery of a notice or other communication, it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by recorded delivery post or by prepaid airmail, as the case may be, or that the fax was properly addressed and transmitted, as the case may be.

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15.	MISCELLANEOUS

15.1.	Further assurances

Each Party shall, at its own cost and expense, execute and do (or procure to be executed and done) all such deeds, documents, acts and things as the other Party may from time to time reasonably require in order to give full effect to this Merger Agreement.

Legal effect

This Merger Agreement shall not have any legal effect until each Party has executed this Merger Agreement.

The rights of each Party under this Merger Agreement:

a.	may be exercised as often as necessary;

b.	are cumulative and not exclusive of rights and remedies provided by law;

c.	may be waived only in writing and specifically.

Delay in the exercise or non-exercise of any such right is not a waiver of that right.

Except as expressly stated in this Merger Agreement, the terms of this Merger Agreement may be enforced only by a Party to this Merger Agreement or a Party’s permitted assigns or successors. In the event any third party stipulation (derdenbeding) contained in this Merger Agreement is accepted by any third party, such third party will not become a party to this Merger Agreement.

Nothing in this Merger Agreement limits or excludes any liability for fraud (bedrog).

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15.2.	Amendments

This Merger Agreement shall only be amended or supplemented in writing.

15.3.	No assignment of rights and obligations

Unless specifically provided otherwise in this Merger Agreement, no Party may assign its rights and obligations pursuant to this Merger Agreement, or this legal relationship, to any third party, without the written consent of the other Party.

15.4.	Counterparts

This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

15.5.	Entire agreement

This Merger Agreement represents the entire understanding and agreement between the Parties regarding the Offer and supersedes all previous agreements both in writing and oral, with the exception of the Confidentiality Agreement.  The Parties acknowledge that the Shareholder Agreement (including Section 8) remains in full force and effect, except that the Company hereby waives the restrictions on JHC and its Affiliates (including the Offeror) set forth in Section 3 of the Shareholder Agreement with respect to the Offeror’s purchase of Shares pursuant to the Offer (or any Revised Offer).

15.6.	Invalidity

The Parties acknowledge the reasonableness of the provisions of this Merger Agreement. If any provision of this Merger Agreement (including any sentence, Clause or part hereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, the Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Merger Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part. Furthermore, if any particular provision contained in this Merger Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to the fullest extent compatible with the Applicable Law as it shall then appear.

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15.7.	No rescission

Without prejudice to the provision of Clause 9, the Parties hereby waive (i) their rights under Articles 6:265 to 6:272 DCC to - in whole or in part - rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of, this Merger Agreement and (ii) their rights to demand in legal proceedings - in whole or in part - the annulment (vernietiging) of this Merger Agreement.

15.8.	Specific performance

The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms and agree that they shall be entitled to seek an injunction or injunctions to prevent breaches of this Merger Agreement and to seek to specifically enforce (nakoming) the terms hereof, this being in addition to any other remedy to which they are entitled.

15.9.	Language

The language of this Merger Agreement is English and all notices to be given in connection with this Merger Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Merger Agreement must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

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16.	GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION

16.1.	Governing law

This Merger Agreement shall be governed by, and construed in accordance with, the laws of the Netherlands, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

16.2.	Jurisdiction and dispute resolution

To the extent permitted by the laws of the Netherlands, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the competent courts in Amsterdam, the Netherlands, for the purposes of any suit, action or other proceeding, including any injunctive relief sought in summary proceedings, relating to this Merger Agreement (and each agrees that no such action, suit or proceeding relating to this Merger Agreement shall be brought by it or any of its Relevant Persons except in such courts), without prejudice to the right of appeal and that of appeal to the Supreme Court (Hoge Raad).

Each of the Parties further agrees to the extent permitted by applicable law that service of any process, summons, notice or document by mail to such Party’s respective address set forth in Clause shall be effective service of process for any action, suit or proceeding in Amsterdam, the Netherlands, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

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Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Merger Agreement or the transactions contemplated hereby in the competent courts in Amsterdam, the Netherlands.

16.3.       Rule 14d-10 Matters

Notwithstanding anything in this Merger Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, officer, employee or independent contractor of the Company or any Group Company unless, prior to such entry into, establishment, amendment or modification, the compensation committee of the Supervisory Board (each member of which shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

16.4.           Stakeholder Litigation

The Company shall give the Offeror the opportunity to participate in the defence or settlement of any litigation initiated by or on behalf of the Company’s shareholders or other stakeholders (including any labour unions) against the Company, any Group Company and/or the members of its or their Boards (or equivalent governing bodies) relating to the Transactions, and no such settlement shall be agreed to without the Offeror’s prior written consent.

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This Merger Agreement has been signed in two identical copies on 6
October 2010.

For and on behalf of CILAG HOLDING AG /s/ Heinz Schmid	For and on behalf of CRUCELL N.V. /s/ René Beukema

By: Heinz Schmid	By: René Beukema

Title: Member of the Board of Directors	Title: General Counsel and Corporate Secretary

Place: Zug	Place: Amsterdam

/s/ Pascal Hoorn

By: Pascal Hoorn

Title: Member of the Board of Directors

Place: Zug

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SCHEDULE A	INTERPRETATION

The following capitalized terms and expressions set out in the Merger Agreement shall have the following meanings:

Acceptance Period has the meaning as set out in Clause 2.5;

ADSs has the meaning set out in Recital C;

Affiliate means any corporation, partnership, co-operative or other business or legal entity or person directly or indirectly controlling or controlled by that Party, including any of its subsidiaries and group companies within the meaning of Articles 2:24a and 2:24b of the DCC, respectively (it being understood that (i) for purposes of subclauses (c), (d), (f), (g), (h), (i), (l), (m), (s), (y) and (z) (as subclause (z) relates to the foregoing) of Schedule F, (A) to the extent the Company or a Group Company is able to exercise control, through board representation, equity ownership or otherwise, of PERCIVIA or (B) to the extent any action taken (or omitted to be taken) by PERCIVIA is proposed to be taken (or omitted to be taken) by the Company or a Group Company, or by a member of PERCIVIA’s board of directors designated by the Company, PERCIVIA shall be deemed to be an Affiliate of the Company and (ii) for purposes of the representations and warranties set forth on Schedule E (Part 1) PERCIVIA shall be deemed not to be an Affiliate of the Company));

AFM means the Dutch Authority for the Financial Markets (de Nederlandse Autoriteit voor de Financiële Markten);

AFM Documents mean all reports, schedules, forms, registration statements and other documents required to be filed (as applicable) by the Company with the AFM under the Merger Rules  (including all exhibits included therein and any statements, information and documents included or incorporated by reference therein (exclusive of any redaction therefrom pursuant to any confidentiality treatment request));

Alternative Proposal has the meaning set out in Clause 8.1c;

Alternative Transaction has the meaning set out in Clause 8.1b;

Antitrust Laws means the Dutch Competition Act (Mededingingswet), the HSR Act, the EC Merger Regulation and any other any other law, regulation or decree (whether national, international, federal, state or local) designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

Applicable Laws means - any and all applicable laws (whether civil, criminal or administrative) including common law, statutes, subordinate legislation, treaties, regulations, rules, directives, decisions, by-laws, orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of a parliamentary government, quasigovernment, federal, state or local government, statutory, administrative or regulatory body, securities exchange, court or agency in any part of the world - which are in force or enacted and are, in each case, legally binding as at the relevant time, and the term Applicable Law will be construed accordingly;

Audited Financial Statements has the meaning set out in Clause 5.24 of Schedule E;

Benefit Agreement means (i) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any Group Company, on the one hand, and any Participant, on the other hand, or (ii) any agreement between the Company or any Group Company, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Merger Agreement;

Benefit Plan means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any Group Company or any other Affiliate, in each case, providing benefits to any Participant, but not including any Benefit Agreement;

Bidco has the meaning set out in Clause 2.2;

Boards has the meaning set out in Recital M;

Business Day means any day other than Saturday, Sunday or a legal holiday in the Netherlands, the United States and Zurich, Switzerland;

Business Purchase Agreement has the meaning set out in Recital K;

Closing Date has the meaning set out in Clause 2.5;

Code means the United States Internal Revenue Code of 1986, as amended;

Collaboration Agreements means the Collaboration and Commercialization Agreement for Flu-MAb product and the Innovation, Development and Commercialization of Novel Drug Products Agreement, all dated 28 September 2009 and entered into between OMJP and Crucell Holland;

Commencement Date has the meaning set out in Clause 2.1;

Company means Crucell N.V.;

Company Disclosure Letter has the meaning set out in Schedule E;

Confidentiality Agreement means the confidentiality agreement between the Offeror and the Company dated 3 August 2010, as amended on 6 October, 2010;

Continuing Crucell Directors has the meaning set out in Clause 3.2;

Contract has the meaning set out in Clause 3.1 of Schedule E;

Crucell Holland means Crucell Holland B.V.;

DCC means the Dutch Civil Code (Burgerlijk Wetboek);

DFSA means the Dutch Financial Supervision Act (Wet op het financieel toezicht);

DPOD means the Dutch Public Offers Decree (Besluit openbare biedingen Wft);

Dutch Corporate Governance Code means the Dutch corporate governance code dated 10 December, 2008;

Dutch Merger Code means the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000);

DEPO means the Dutch Exemption Decree Public Offers (Vrijstellingsbesluit overnamebiedingen Wft);

Enterprise Chamber means the enterprise chamber of the Amsterdam Court of Appeals (Ondernemingskamer);

Encumbrance means any mortgage, charge (whether legal or equitable and whether fixed or floating), security interest, lien, pledge, option, right to acquire, right of pre-emption, interest, equity, assignment, hypothecation, title retention, adverse claim of ownership or use, power of sale or similar restriction of any kind or similar encumbrance of any kind or any agreement to create any of the foregoing;

Environmental Laws mean - any and all laws, whether civil, criminal or administrative, applicable to the Company and/or conduct of the Company’s business and which have as a purpose or effect the protection or the provision of remedies in respect of the environment including: European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders and ordinances; permits having a binding legal effect; common law, local laws and bye-laws; and judgments, notices, orders, directions, instructions or awards of any competent authority - in each case having a binding legal effect;

Equity Purchase Agreement means the equity purchase agreement dated 28 September 2009 between JHC and the Company;

ERISA means the United Stated Employee Retirement Income Security Act of 1974, as amended;

ERISA Affiliate means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b) or (c) of the Code;

Euronext Amsterdam means the official market of the regulated market of NYSE Euronext (Amsterdam);

Exchange Act has the meaning set out in Clause 2.5;

Execution Announcement has the meaning set out in Clause 2.9;

Fairness Opinions has the meaning set out in Clause 4.3;

Favorable Dutch Tax Ruling means written confirmation from the Dutch Tax Authorities on the basis of a summarized factual description of the relevant Transactions structures set out in this Merger Agreement that (i) at the date of the Merger Agreement each direct Subsidiary of the Company meets the requirements to qualify as a participation (deelneming) for the exemption of corporate income tax within the meaning of article 13 of the Dutch Corporate Income Tax Act (DCITA); (ii) the transfer of assets and liabilities by the Company to the Offeror, and the termination of the Company’s fiscal unity for Dutch corporate income tax purposes as a consequence of the Transactions (FU Termination), will trigger neither income nor profits for Dutch corporate income tax purposes resulting in a Tax liability exceeding EUR 750,000 in aggregate, which for these purposes will include an effective Tax liability arising from the loss or unavailability in whole or in part of any loss, allowance, credit, relief, deduction, set-off or right to a repayment of Tax; (iii) the tax loss carry forward position of the Company’s fiscal unity at the date of the Merger Agreement (excluding for the avoidance of doubt any pre-fiscal unity losses of Berna Rhein B.V.) can be allocated to (is toe te rekenen aan) Crucell Holland within the meaning of article 15af DCITA for at least 90% and (iv) at least 95% of the R&D expenses capitalized at the level of the Company for Dutch corporate income tax purposes at the date of this Merger Agreement, can be recognized as an asset for Dutch corporate income tax purposes of Crucell Holland upon the FU Termination.

Favorable IRS Ruling means a ruling from the U.S. Internal Revenue Service confirming that a Post-Settlement Restructuring is tax-free to each of the Company, the Offeror and their respective Affiliates;

FDA means the United States Food and Drug Administration;

Filed SEC Documents has the meaning set out in Schedule E;

Financial Information has the meaning set out in Clause 5.24 of Schedule E;

First Notice has the meaning set out in Clause 8.3;

Foundation means the Stichting Preferente Aandelen Crucell;

Governance Resolutions has the meaning set out in Clause 3.2;

Government Entity means any government authority, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, in each case, whether domestic or foreign;

Governmental Order has the meaning set out in Clause 5.1k;

Grant Date has the meaning set out in Clause 2.3 of Schedule E;

Group means the Company and the Group Companies;

Group Companies means all Affiliates of the Company and Group Company means any of them;

Hazardous Material means any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation) in such composition or quantity capable of causing harm to any human or other living organism or the environment including any flammable explosives, petroleum products, petroleum by-products, radioactive materials, biological agents, hazardous wastes, hazardous substances and toxic substances;

Health and Safety Laws mean any and all laws, whether civil, criminal or administrative, applicable to the Company and/or the Company’s business concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies, in each case having a binding legal effect;

HSR Act means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

IFRS means International Financial Reporting Standards, as in effect from time to time and as issued by the International Accounting Standards Board;

Interim Period has the meaning set out in Clause 7.1;

JHC means JHC Nederland B.V.;

Knowledge of the Company means the actual knowledge of the members of the Company’s management committee, i.e Ronald Brus, CEO, Leon Kruimer, CFO, Cees de Jong, COO, Jaap Goudsmit, CSO, Arthur Lahr, CBO & Strategy and René Beukema, General Counsel & Corporate Secretary, and the actual knowledge of Bart Klein, EVP Intellectual Property and Valeria Cnossen, Global Head of Legal, Onno Krap, VP Director Finance, Martijn van Riet, Senior Tax Counsel, Rob van Dijk, Global Director HR; Andrew Ferguson, Head of Manufacturing; and Jan Feijen, VP Operations, Asia.

Legal Proceedings mean any litigation, arbitration, prosecution, investigation, enquiry or other legal or administrative proceeding;

Long-Stop Date means the earlier of (x) 6 July 2011 and (y) the Business Day immediately following the expiry of the maximum allowable period of time for the Offer to remain open following the Commencement Date under the DPOD (giving effect to any extension thereof effected by the Offeror under the terms and conditions of this Merger Agreement);

Management Board has the meaning set out in Recital M;

Material Adverse Effect means an effect(s), event(s), circumstance(s) or development(s) that, alone or in combination, has, or could reasonably be expected to have, a material adverse effect on the businesses, assets, clinical or pre-clinical programs, intellectual property, results of operations, prospects, financial position or cash flows of the Group taken as a whole; provided that, in no event shall any of the following be taken into account (alone or in combination with any other effect, event or circumstance identified below) in determining whether there has been such a Material Adverse Effect:

a. any change, event, circumstance, development or effect generally affecting any of the industries or markets in which the business of the Group is conducted unless the Group is disproportionately affected;

b. any changes in general economic, political or financial market conditions in any market whatsoever or changes in currency exchange or interest rates;

c. any natural disasters, pandemics or acts of terrorism, sabotage, military action or war (whether or not formally declared), or any escalation or worsening thereof;

d. any change in laws or interpretation thereof by any court or any governmental authority or any change in IFRS, US GAAP or other accounting requirements or principles; and

e.  the announcement of the pendency of the Offer or any communication by the Company and the Offeror of their plans or intentions (except to the extent arising in connection with change of control or similar clauses in agreements entered into by the Company or any Group Company);

Material Tax Liability has the meaning set out in Clause 5.19 of Schedule E;

Merger Agreement means this Merger Agreement;

Merger Rules means all Applicable Laws regarding the Transactions, and each of them, including the applicable provisions of the DFSA, the DPOD, the DEPO, any rules and regulations promulgated pursuant to the DFSA, DPOD and DEPO, the policy guidelines and instructions of the AFM, the Dutch Merger Code, the Exchange Act, the Dutch Works Councils Act (Wet op de ondernemingsraden), the rules and regulations of Euronext Amsterdam, the Swiss Exchange and NASDAQ, the DCC, Antitrust Laws, and the relevant rules and regulations in other applicable jurisdictions;

NASDAQ means the Nasdaq Global Market Select;

Offer has the meaning set out in Recital J;

Offer Conditions has the meaning set out in Clause 5.3;

Offer Document has the meaning set out in Clause 2.7;

Offer EGM has the meaning set out in Clause 7.3;

Offer Price has the meaning set out in Clause 2.3;

Offeror means Cilag Holding AG;

Offeror Group means the Offeror and its Affiliates;

OMJP means Ortho-McNeil-Janssen Pharmaceuticals, Inc.;

Option Agreement means both (i) the preference share call option agreement dated 25 and 26 October 2000 and (ii) the additional preference share call option agreement dated 28 September 2005, in each case between the Company and the Foundation;

Option Plans means, collectively, the Option Plan Crucell 2003, the Option Plan Crucell 2004, the Option Plan Crucell 2004 Executives, the Option Plan Crucell 2005, Option Plan Crucell 2008, the Management Committee Option Plan Crucell 2008 and the Long and Short Term Incentive Plan Management Committee 2008 and the option agreements entered into pursuant thereto;

Options means any and all rights, whether conditional or unconditional, of employees to subscribe for Ordinary Shares pursuant to the Option Plans and the option agreements entered into pursuant thereto;

Option Payment has the meaning set out in Clause 3.3;

Ordinary Shares has the meaning set out in Recital B;

Participant means any current or former director, officer, employee or consultant of the Company or any Group Company;

Party or Parties has the meaning set out in the introduction;

PERCIVIA means PERCIVIA, LLC, a Delaware limited liability company;

Permit has the meaning set out in Clause 5.1 of Schedule E;

Permitted Liens means any mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that, assuming that the Company (or any Group Company) pays all liabilities when due, (i) individually or in the aggregate, do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the assets to which they relate in the operation or conduct of the business as carried on by the Company as at the date of this Merger Agreement and (ii) do not constitute an imperfection of title or otherwise compromise the Company’s (or any Group Company’s) good and valid title to any material asset;

Potential Superior Offer has the meaning set out in Clause 8.3;

Position Statement has the meaning set out in Clause 4.2;

Post Offer EGM has the meaning set out in Clause 7.4;

Post Offer EGM Resolution has the meaning set out in Recital K;

Post-Settlement Restructuring has the meaning set out in Clause 3.4;

Pre-Offer Conditions has the meaning set out in Clause 5.1;

Preference Shares has the meaning set out in Recital E;

Proxy has the meaning set out in Recital K;

Recommendation has the meaning set out in Clause 4.1;

Regulatory Authority means the Federal Food and Drug Administration, the European Medicines Agency and any other federal, state, local or foreign Government Entity that is concerned with the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drug or biological products or medical devices;

Relevant Persons has the meaning set out in Clause 8.1a;

Revised Offer has the meaning set out in Clause 8.4;

Revised Offer Period has the meaning set out in Clause 8.4;

Schedule 14D-9 has the meaning set out in Clause 2.5;

Schedule TO has the meaning set out in Clause 2.5;

SEC means the U.S. Securities and Exchange Commission;

SEC Documents mean all reports, schedules, forms, registration statements and other documents required to be filed or furnished (as applicable) by the Company with the SEC under the Exchange Act or the Securities Act (all of the foregoing and all exhibits included therein and any financial statements, financial information and documents included or incorporated by reference therein (exclusive of any redaction therefrom pursuant to any Freedom of Information Act confidentiality treatment request);

Second Notice has the meaning set out in Clause 8.4;

Securities Act means the United States Securities Act of 1933, as amended;

Settlement means the transfer of the Shares tendered and not withdrawn pursuant to the Offer against payment of the Offer Price for those Shares;

Settlement Date has the meaning set out Clause 2.5;

Shareholder Agreement means the shareholder agreement dated 28 September 2009 between JHC and the Company;

Shares has the meaning set out in Recital C;

Shareholders are holders of Shares;

Subsidiary means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such person or a Subsidiary of such person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more Subsidiaries thereof;

Superior Offer has the meaning set out in Clause 8.2;

Superior Offer Period has the meaning set out in Clause 8.3;

Supervisory Board has the meaning set out in Recital M;

Swiss Exchange means the SIX Swiss Exchange Ltd., Zurich, Switzerland;

Tax or Taxes means all forms of taxes, levies, duties, charges, surcharges, imposts and withholdings of any nature whatsoever, including income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, compensation, unemployment, transfer, occupation, customs duties, severance, payroll, ad valorem, residential property tax, wealth tax, value added tax, withholding tax, deposit interest retention tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto and all penalties, charges, costs and interest relating thereto and shall include any transferee or successor liability in respect in any and all of the above;

Tax Authority means, with respect to any Tax, the Government Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Government Entity;

Tax Return means any return, report, information return, declaration, claim for refund, election or other document, together with all schedules, attachments, amendments and supplements thereto, supplied to or required to be supplied to any Tax Authority;

Tax Ruling means any concession granted by a Tax Authority for a reduction in Taxes or Tax rate in the jurisdiction in which the Tax Authority is located;

Terminating Party has the meaning set out in Clause 9.1b;

Trading Day means any day on which each of (i) the Euronext Amsterdam is open for trading, (ii) NASDAQ is open for trading and (iii) the Swiss Exchange is open for trading;

Transactions means the Offer (including the granting of the Proxies contemplated by Clause 7.5 and the treatment of the Options contemplated by Clause 3.3), the actions to be taken at the Offer EGM, the actions contemplated by the Post Offer EGM Resolution and the transactions contemplated by the Business Purchase Agreement;

Ultimate Launch Date means the date of expiry of the maximum allowable period of time under the DPOD to launch the Offer after the Execution Announcement;

Unaudited Financial Data has the meaning set out in Clause 5.24 of Schedule E; and

Unconditional Date has the meaning set out in Clause 2.5.

In this Merger Agreement, references to:

a.	this Merger Agreement shall include the recitals and Schedules to this Merger Agreement, each of which constitutes an integral part of this Merger Agreement;

b.	Clauses, subclauses and Schedules are to the Clauses and subclauses of, and Schedules to, this Merger Agreement and include the matters referred to in such Clauses, subclauses and Schedules;

c.
statutes, acts and the like of whatever jurisdiction shall include any amendment, modification, re-enactment or extension thereof and any orders, regulations, instruments or other subordinate legislation made there under in force from time to time, except as otherwise specified;

d.	the masculine gender shall include the feminine gender and neuter and vice versa;

e.	the singular number shall include the plural and vice versa;

f.
persons shall include individuals and corporate bodies, corporate entities, firms, unincorporated or incorporated associations, co-operatives, co-operations, foundations, partnerships and other legal entities;

g.	the headings are inserted for convenience only and shall not affect the construction of this Merger Agreement;

h.	whenever the words “include”, “includes”, or “including” are used in this Merger Agreement, they shall be deemed followed by the words “without limitation”; and

i.
the terms “delivered”, “made available” and similar terms shall mean, with respect to any document or information, that such document or information was posted to the “Project Cure” virtual data room and accessible by the Offeror and its advisors no later than three Business Days prior to the date of this Merger Agreement.

SCHEDULE B	EXECUTION ANNOUNCEMENT

PRESS RELEASE

Johnson & Johnson and Crucell Reach Agreement on Intended Public Offer of €24.75 per Ordinary Share of Crucell

Johnson & Johnson’s resources and international reach will accelerate Crucell’s growth and further expand its potential

New Brunswick, N.J., and Leiden, the Netherlands, 6 October 2010 – Johnson & Johnson (NYSE: JNJ) and Crucell N.V. (NYSE Euronext, NASDAQ: CRXL; Swiss Exchange: CRX) today announced an agreement whereby Johnson & Johnson, through an affiliate, would acquire all outstanding equity of Crucell that it does not already own for approximately € 1.75 billion in a recommended cash tender offer (the Offer).

Crucell is a global biopharmaceutical company focused on the research & development, production and marketing of vaccines and antibodies against infectious disease worldwide. The Company currently markets vaccines in the paediatric, travel, endemic and respiratory fields and has several vaccines in clinical development.

After consummation of the Offer Johnson & Johnson expects to maintain Crucell’s existing facilities, to retain Crucell’s senior management and, generally, to maintain current employment levels. Johnson & Johnson also intends to keep Crucell as the center for vaccines within the Johnson & Johnson pharmaceutical group, and to maintain Crucell’s headquarters in Leiden.

Johnson & Johnson currently owns 17.9% of Crucell’s outstanding shares. In addition, in September 2009 Johnson & Johnson entered into an agreement with Crucell to develop a universal influenza monoclonal antibody and a universal flu vaccine for the treatment and prevention of influenza, as well as a long-term innovation collaboration for the development of monoclonal antibodies and/or vaccines directed against up to three other infectious and non-infectious disease targets.

“Johnson & Johnson and Crucell share a commitment to improving the lives of people worldwide,” said Paul Stoffels, Global Head, Pharmaceutical Research and Development, Johnson & Johnson. “This potential combination would provide us with a new platform for growth and advances our goal to deliver integrated health care solutions, with particular emphasis on prevention. Operational excellence in manufacturing and supply chain has made Crucell an established and reliable supplier of vaccines, in particular to emerging markets. We hope to build on those capabilities, and the expertise and talent of Crucell’s employees to continue making a difference in the lives of people worldwide.”

“I am looking forward to Crucell becoming a Johnson & Johnson company. I am particularly excited that, by retaining our innovative and entrepreneurial culture and dedicated employees, combined with the strength of Johnson & Johnson, we can further accelerate and expand our product and pipeline development, as well as our ability to provide vaccines to people around the world”, said Ronald Brus, Chief Executive Officer of Crucell.

Under the terms of the agreement, Johnson & Johnson, through a wholly-owned subsidiary, will initiate a recommended public offer under Dutch law to purchase all outstanding ordinary shares of Crucell not already owned by Johnson & Johnson and its affiliates for €24.75 per share (the Offer Price). The Offer Price assumes that, consistent with Crucell’s prior practice and the terms of the merger agreement, no dividends will be declared and/or paid with respect to Crucell’s ordinary shares. The financing of the Offer is not subject to third party conditions or contingencies.

The Supervisory Board and the Management Board of Crucell unanimously support the Offer, which represents a premium of 58% over the closing price of €15.70 as of September 16, 2010 and a premium of 63% over the 30 day average of €15.20 as of September 16, 2010. Both Boards believe the Offer is in the best interest of Crucell and its stakeholders including its shareholders, partners and employees, and unanimously recommend that Crucell’s shareholders tender their shares into the Offer, when made, and to vote in favour of the resolutions to be proposed in connection with the Offer at the Extraordinary General Meeting of Shareholders (EGM) of Crucell to be held during the acceptance period of the Offer. The Board of Directors of Johnson & Johnson has also approved the transaction.

Upon closing, the transaction is expected to have a dilutive impact to Johnson & Johnson’s 2011 earnings per share of approximately $0.03 - $0.05. The Offer Memorandum is expected to be published by the end of November 2010 and the transaction is expected to close in the first quarter of 2011.

Corporate governance
Following completion of the Offer, the Supervisory Board of Crucell will consist of nine individuals designated by Johnson & Johnson and two individuals who currently serve on the Supervisory Board of Crucell, who will act as independent directors.  The two independent directors will, in accordance with Dutch practice, act as independent supervisory directors to protect the interest of any minority shareholders for such time as is necessary for Johnson & Johnson to acquire full ownership of Crucell’s outstanding shares and to finalize any post offer restructuring as described below. At the completion of the Offer, the composition of the Management Board of Crucell will remain the same.

Offer process
The relevant bodies and authorities (such as the relevant employee representative bodies, the Dutch Social and Economic Council (SER) and the relevant anti-trust authorities) have been or will be informed and/or consulted (as applicable) as customary in a transaction of this kind and appropriate filing will be made with the Dutch Authority for the Financial Markets and the U.S. Securities & Exchange Commission.

An EGM will be convened to inform the shareholders about the Offer and to adopt certain resolutions concerning the future governance of Crucell that are conditions to the consummation of the Offer. If the Offer is declared unconditional, Crucell intends to promptly terminate its listings on NYSE Euronext Amsterdam, NASDAQ and the Swiss Exchange. If Johnson & Johnson acquires 95% of Crucell’s shares (including the shares already held by Johnson & Johnson and its affiliates), Johnson & Johnson will initiate squeeze-out proceedings to obtain 100% of Crucell’s shares. If Johnson & Johnson acquires less than 95% but at least 80% of the

Crucell’s shares, Johnson & Johnson may utilize all other available legal measures in order to acquire full ownership of Crucell’s outstanding shares and/or its business, including, after having obtained a favourable Internal Revenue Service (IRS) ruling with respect to certain tax matters, a proposed sale of Crucell’s entire business by Crucell to a Johnson & Johnson affiliate followed by other appropriate steps.

Pre-Offer and Offer conditions
The commencement of the Offer will be subject to customary pre-offer conditions including Crucell having obtained works council advice and receipt of a Dutch tax ruling with respect to certain Dutch tax matters. The consummation of the Offer will be subject to a minimum acceptance level of at least 95% of Crucell’s shares, which will be reduced to 80% in the event that (i) a favourable IRS ruling is obtained by Johnson & Johnson with respect to certain tax matters and (ii) proxies are received from at least 80% of Crucell’s shares allowing Johnson & Johnson to vote, at a second EGM to be held shortly after the settlement of the Offer, in favour of a proposed sale of Crucell’s entire business by Crucell to a Johnson & Johnson affiliate following the consummation of the Offer. In addition, the consummation of the Offer is subject to offer conditions customary for transactions of this type, including, antitrust clearance under applicable anti-trust laws, the absence of breaches of the agreement or of Crucell’s representations and warranties, the absence of a material adverse effect to Crucell occurring prior to the consummation of the Offer and the merger agreement not being terminated.

Fairness opinions
Barclays Capital has acted as a financial advisor to Crucell and rendered a fairness opinion in connection with the Offer. Lazard B.V. has acted as an independent financial advisor to the Supervisory Board of Crucell and rendered a fairness opinion in connection with the Offer.

About Crucell
Crucell N.V. (NYSE Euronext, NASDAQ: CRXL; Swiss Exchange: CRX) is a global biopharmaceutical company focused on research development, production and marketing of vaccines, proteins and antibodies that prevent and/or treat infectious diseases. In 2009 alone, Crucell distributed more than 115 million vaccine doses in more than 100 countries around the world, with the vast majority of doses (97%) going to developing countries. Crucell is one of the major suppliers of vaccines to UNICEF and the developing world. Crucell was the first manufacturer to launch a fully-liquid pentavalent vaccine. Called Quinvaxem®, this innovative combination vaccine protects against five important childhood diseases. Over 130 million doses have been sold since its launch in 2006 in more than 50 GAVI countries. With this innovation, Crucell has become a major partner in protecting children in developing countries. Other products in Crucell’s core portfolio include a vaccine against hepatitis B and a virosome-adjuvanted vaccine against influenza. Crucell also markets travel vaccines, such as an oral anti-typhoid vaccine, an oral cholera vaccine and the only aluminum-free hepatitis A vaccine on the market. The Company has a broad development pipeline, with several product candidates based on its unique PER.C6® production technology. The Company licenses its PER.C6® technology and other technologies to the biopharmaceutical industry. Important partners and licensees include Johnson & Johnson, DSM Biologics, sanofi-aventis, Novartis, Wyeth, GSK, CSL and Merck & Co. Crucell is headquartered in Leiden, the Netherlands, with offices in China, Indonesia, Italy, Korea, Malaysia, Spain, Sweden, Switzerland, UK, the USA and Vietnam. The Company employs over 1300 people. For more information, please visit www.crucell.com.

About Johnson & Johnson
Caring for the world, one person at a time….inspires and unites the people of Johnson & Johnson.  We embrace research and science – bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 114,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day throughout the world.

This joint press is issued pursuant to the provisions of Section 5 paragraph 1 and section 7 paragraph 4 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft).

This document does not constitute an offer to sell or buy or the solicitation of an offer to buy or sell any securities, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-looking statements
(This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s and Crucell’s expectations and projections. Risks and uncertainties include the fact that the transaction is conditioned on the successful tender of the  outstanding ordinary shares of Crucell, the receipt of required government and regulatory approvals, and certain other customary closing conditions; general industry conditions and competition; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations affecting domestic and foreign operations; and trends toward health care cost containment. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to Johnson & Johnson’s ability to successfully integrate the products and employees of Johnson & Johnson and Crucell as well as the ability to ensure continued performance or market growth of Crucell’s products. A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Johnson & Johnson and Crucell can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010, and Crucell’s Annual Report/ Form 20-F for the fiscal year ended December 31, 2009, as filed with the U.S. Securities and Exchange Commission on April 7, 2010, as well as other subsequent filings. Crucell prepares its financial statements under International Financial Reporting Standards (IFRS). Copies of these filings are available online at www.sec.gov, www.jnj.com, www.crucell.com, or on request from Johnson & Johnson or Crucell. Neither Johnson & Johnson nor Crucell undertakes to update any forward-looking statements as a result of new information or future events or developments.)

For further information please contact:

Crucell N.V. - Media & Investors
Oya Yavuz
Vice President Corporate Communications & Investor Relations
Tel. +31 (0)71 519 7064
ir@crucell.com
www.crucell.com

Johnson & Johnson – Media
Karen Manson Mob. + 32 479 89 47 99	Bill Price Tel. +1 (732) 524 6623 Mob. +1 (732) 668 3735

Johnson & Johnson – Investors
Louise Mehrotra Tel. +1 (732) 524 6491	Stan Panasewicz Tel. +1 (732) 524 2524

SCHEDULE C	TIMETABLE

Expected date and time	Event
Note: T = date of execution of the Merger Agreement
T or T + 1	Execution Announcement
T+1	Submission of a request for advice to the works council
T + 14	Filing first draft Offer Document for AFM approval
T + 25	Filing of revised Offer Document with the AFM and filing of Schedule TO and Schedule 14D-9 with the SEC (after receiving preliminary AFM comments on the Offer Document)
T + 40	Launch of the Offer and announcement of general availability of Offer Document and Position Statement; Commencement of the Offer in the United States via summary publication
T + 40	Convening notice for Offer EGM
T + 40	Company mails notice for Post Offer EGM
T + 41, 09:00 hours CET (17.00 hours EDT)	Acceptance Period Begins
T + 82	Offer EGM
T + 95, 17:30 hours CET (11.30 hours EDT), unless extended	Closing Date and Time
T + 96 (unless Acceptance period extended)	Record Date for Post Offer EGM

C-1

Expected date and time	Event
No later than on the third Business Day following the Closing Date	Unconditional Date
Promptly following the Unconditional Date	Commencement of post-Acceptance Period / subsequent offering period
No later than on the third Trading Day following the Unconditional Date, unforeseen circumstances excepted	Settlement Date
29 days after Closing Date (after giving effect to any extension of the Acceptance Period)	Post Offer EGM

C-2

SCHEDULE D	AMENDMENT TO ARTICLES OF ASSOCIATION

At the Offer EGM, the shareholders of the Company shall be requested to vote, subject to the Offer being declared unconditional and effective as per the Settlement Date, for such amendment(s) to the Company’s articles of association as are necessary or appropriate in order to give effect to the following:

1.
Article 4.1. Authorised Capital. Classes of Shares – The protective preference shares shall be removed from the authorized share capital and all other references to protective preference shares shall be removed.

2.
Article 7. Issuance of shares – The current Articles state that the Management Board may resolve to issue shares (and restrict/exclude pre-emptive rights). The relevant provisions shall be amended to reflect that the issue of shares (and the granting of rights to acquire shares) shall require: (i) a resolution of the general meeting of shareholders, save to the extent another corporate body has been authorized to do so by the general meeting of shareholders and (ii) approval by the Supervisory Board. All related provisions, inter alia Article 8 regarding the determination of the price and further conditions of issue and the exclusion of pre-emptive rights shall be aligned.

3.
Article 11. Capital reduction – The current Articles state that the general meeting of shareholders may decide to reduce the Company’s issued share capital, but only at the proposal of the Management Board with the approval of the Supervisory Board. The requirements of a Management Board proposal and Supervisory Board approval shall be removed.

4.
Articles 13.2 and 14.5 Management Board – Currently, the Articles state that (i) the Supervisory Board shall determine the number of Management Board members (after consultation of the CEO), (ii) the Management Board members shall be appointed by the general meeting of shareholders from a binding list of candidates drawn up by the Supervisory Board (unless resolved otherwise by a majority shareholders’ vote) and (iii) the Supervisory Board shall appoint a member of the Management Board as CEO. These provisions shall be amended so as to reflect that (i) a meeting of shareholders shall determine the number of members of the Management Board, (ii) shareholders acting at a meeting shall appoint the members of the Management Board without any binding proposals from the Supervisory Board and (iii) shareholders acting at a meeting shall appoint a member of the Management Board as Chief Executive Officer.

5.
Article 31.2. Profit reservation – Currently, the Articles state that the Management Board shall, subject to Supervisory Board approval, determine which part of the profit shall be allocated to the reserves (and which part shall be distributed to the shareholders as dividend). This provision shall be amended to reflect that the general meeting of shareholders shall be authorized to allocate profit to the reserves.

6.
Article 31.5. Interim distributions – Currently, the Articles state that the Management Board may, with the Supervisory Board approval, make interim distributions. This provision shall be amended to reflect that the Supervisory Board shall be authorized to resolve to make interim distributions.

7.
Article 32.1 Stock dividends – Currently, the Articles state that the general meeting of shareholders may at the proposal of the Management Board which has been approved by the Supervisory Board, resolve that stock dividends or other securities dividend are paid on shares. This provision shall be amended as to delete the requirement of a Management Board proposal and Supervisory Board approval.

8.
Article 32.3. Distribution out of reserves – Currently, the Articles state that the general meeting of shareholders may at the proposal of the Management Board which has been approved by the Supervisory Board, resolve that distributions to shareholders be made at the charge of the Company’s reserves. This provision shall be amended as to delete the requirement of a Management Board proposal and Supervisory Board approval.

9.
Article 44.1. Amendment articles of association, dissolution, legal merger or demerger – Currently, the Articles state that a shareholders’ resolution to amend the articles of association, to dissolve the Company or to merge or demerge the Company requires a proposal to do so of the Supervisory Board. The requirement of a Supervisory Board proposal shall be deleted.

SCHEDULE E WARRANTIES

Part 1

The Company represents and warrants to the Offeror that except as specifically identified in the Merger Agreement, and except as set forth in (x) the disclosure letter (with specific reference to the particular Clause or subclause of this Schedule E to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Clause or subclause thereof or hereof to which its relevance is readily apparent on the face of such information) delivered by the Company to the Offeror prior to the execution of this Merger Agreement (the “Company Disclosure Letter”) or (y) any SEC Document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Merger Agreement (collectively, “Filed SEC Documents”), but excluding any risk factor disclosures, forward-looking statements disclaimers or any other similar statements that are similarly non-specific or predictive or forward-looking in nature, at the date of this Merger Agreement and at the Closing Date each of the following is true and correct:

1.  Authority and Capacity

1.1  The Company is validly existing and is a company duly incorporated under the laws of the Netherlands as a limited liability company (naamloze vennootschap).  Each Group Company is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization.

1.2  The Company and each Group Company has full power and authority (corporate or otherwise) to carry on its respective business as currently conducted and as disclosed in the Filed SEC Documents, and, with respect to the Company, to enter into, execute, deliver and carry out the terms of this Merger Agreement and to incur and discharge its obligations provided for herein.

1.3  The Company has taken all corporate action required by it to authorise it to perform its obligations pursuant to this Merger Agreement.

1.4  This Merger Agreement has been duly and properly executed and duly delivered, as required by law, by the Company, and assuming due authorization, execution and delivery of this Merger Agreement by the Offeror, constitutes a legal and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation or other similar laws affecting the enforcement of the creditors’ rights generally or by general principles of equity.

1.5  Except for the filing for approval of the Offer Document by the AFM and such filings with the SEC as may be required to be made by the Company with the SEC, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, any Government Entity or any other person is required to be made or obtained by the Company in connection with (i) the execution or enforcement of this Merger Agreement or (ii) the consummation of any of the Transactions, other than in all cases where the failure to obtain or make such consent, waiver, approval, authorization, exemption, registration, license, declaration or filing, is attributable to the Offeror or could not, individually or in the aggregate, be reasonably expected to materially impair or delay the Company’s ability to perform its obligations hereunder or thereunder.

1.6  No action has been taken or is contemplated to dissolve or liquidate the Company or any Group Company, and, to the Knowledge of the Company, no insolvency proceedings have been proposed, commenced or threatened against the Company or any Group Company and no judgement has been made or is pending declaring the Company or any Group Company insolvent.

2.  The Shares and Ordinary Shares

2.1  All outstanding Shares are duly and validly issued and fully paid and, except as set forth in the Shareholder Agreement are not subject to any pre-emptive or similar rights.

2.2  As of the date of this Merger Agreement, the authorized share capital of the Company consists of (i) 85,000,000 Ordinary Shares with a nominal value of EUR 0,24 each and (ii) 85,000,000 Preference Shares with a nominal value of EUR 0,24 each.  As of the date of this Merger Agreement, (A) 81,724,135 Ordinary Shares were issued and outstanding, of which 15,413,880 were represented by ADSs, each representing one Ordinary Share, 7,047,774 Ordinary Shares were reserved for issuance pursuant to the Option Plans and 38,164 Ordinary Shares were held by the Company (out of which 7,500 are reserved for Supervisory Board members appointed at the latest annual general meeting of shareholders) and (B) no Preference Shares were issued or outstanding (although 81,724,135 Preference Shares underlie the option granted to the Foundation pursuant to the Option Agreement).  Except as described in the immediately preceding sentence, except for any Options granted pursuant to and in accordance with Clause (f) of Schedule F, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for, or any other obligations or commitments of the Company or any Group Company to create, issue, sell or otherwise dispose of, or redeem or repurchase, any securities of the Company or any Group Company.  No Shares are outstanding and subject to vesting or other forfeiture restrictions or subject to a right of repurchase by the Company at a fixed purchase price as of such time.  All of the outstanding shares of capital stock or equivalent equity interests of each Group Company are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Encumbrances.  Clause 2.2 of the Company Disclosure letter includes a complete and accurate list of all financing arrangements other than trade receivables and payables of the Company or any Group Company outstanding at the date of this Merger Agreement (other than indebtedness from the Company to any Group Company, or from any Group Company to the Company or another Group Company).

2.3  Clause 2.3 of the Company Disclosure Letter includes a complete and accurate list, as of 10 September 2010, of the number of all outstanding Options and the information included therein is true and accurate as per that date.  All Options were issued under an Option Plan and are evidenced by stock option agreements or other award agreements, in each case, in the forms set forth in Clause 2.3 of the Company Disclosure Letter, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration date applicable thereto and, except for such differences, no stock option agreement, or other award agreement contains terms that are materially inconsistent with, or in addition to, such forms.  Each grant of Options was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Boards (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; the award agreement governing such grant (if any) was (i) duly executed and delivered by each party thereto or (ii) granted subject to customary electronic acknowledgement; such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other Applicable Laws; the per share exercise price of the granted Options was equal to the stock market price of an Ordinary Share on a fixed number of days preceding the applicable Grant Date (which date was fixed in accordance with ordinary course granting practices of the Company at the time); and such grant was properly accounted for in accordance with IFRS in the financial statements (including the related notes) of the Company and disclosed in the Filed SEC Documents to the extent required under the Exchange Act and all other Applicable Laws.  Each Option may, by its terms, be treated as set forth in Clause 3.3.

2.4  Save as set out in the Articles of Association as they are in force on the date of this Merger Agreement and save as set out in the Shareholder Agreement, there are no restrictions applicable to the Ordinary Shares generally upon the voting or transfer of any of the Ordinary Shares pursuant to the Company’s constituting documents or pursuant to any agreement or other instrument to which the Company is a party or by which it may be bound.

3.  Effect of Transactions

3.1  The execution and delivery of this Merger Agreement by the Company and the consummation of the Transactions will not (i) conflict with or result in any material breach of any provision of the Articles of Association or any of the Group Companies’ articles of association (or equivalent documents), (ii) to the Knowledge of the Company, require any consent, waiver or approval under any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation (any of the foregoing, a “Contract”) of the Company or the Group Companies, (iii) to the Knowledge of the Company, result in a material breach, default, penalty or other (payment) obligation under any Contract of the Company or the Group Companies, (iv) to the Knowledge of the Company, result in the creation or imposition of any Encumbrance on any asset of the Company or any of the Group Companies, or (v) to the Knowledge of the Company, violate any Merger Rule or other Applicable Law that could reasonably be expected to apply to the Offer or the other Transactions (other than the DFSA, the DPOD, the DEPO, the Securities Act, the Exchange Act, Antitrust Laws, the rules and regulations of the Company’s works council, or the rules of Euronext Amsterdam, NASDAQ or the Swiss Exchange) applicable to the Company or any of the Group Companies or any of their respective assets, except, in the case of subclauses (ii), (iii), (iv) and (v), as could not have a Material Adverse Effect.

4.  Listing and Securities Laws

4.1  The Ordinary Shares currently in issue are listed on Euronext Amsterdam and the Swiss Exchange and the Company is in compliance in all material respects with (i) the relevant rules of Euronext Amsterdam and the Swiss Exchange, respectively, and (ii) any other Applicable Laws in relation to each such listing. There are no other applicable requirements of Euronext Amsterdam or the Swiss Exchange with which it is not in compliance in all material respects.  The Ordinary Shares are not listed on any exchange other than Euronext Amsterdam or the Swiss Exchange.

4.2  The ADSs are listed on NASDAQ. The Company is in compliance in all material respects with (i) the applicable Nasdaq Marketplace Rules, and (ii) any other Applicable Laws in relation to such listing.  The ADSs are not listed on any exchange other than NASDAQ.

4.3  To the Knowledge of the Company, in relation to the Company, the Ordinary Shares or any securities the value of which are dependent on the value of the Ordinary Shares, since 31 December 2005 the Company has not (i) materially infringed Applicable Laws in the Netherlands, the United States or Switzerland in respect of insider trading (voorwetenschap), (ii) failed to make any material notification or filing required under any such Applicable Law or (iii) done anything or omitted to do anything which might constitute a material breach or criminal offence under any such Applicable Laws.

4.4  Except as could not have a Material Adverse Effect, all of the public statements (including regulatory filings, filings made to the trade register, financial statements, press releases and information communicated to the market) made by the Company or the Group Companies comply with Applicable Law in all material respects, and none of them contained as of the date such statement was made any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and the Company and the Group Companies have not failed to observe any obligation to make any such public statement in any material respect.

4.5  (i) Since 31 December 2009, the Company has filed or furnished (as applicable) all SEC Documents to the SEC under the Exchange Act or the Securities Act and has filed all AFM Documents with the AFM, (ii) the Company has delivered to the Offeror or its representatives, to the extent not publicly available through the SEC’s website or through the Company’s or the AFM’s website or otherwise, true and complete copies of the SEC Documents and the AFM Documents, and (iii) as of their respective filing dates, the SEC Documents (other than SEC Documents not deemed to be “filed” for the purposes of Section 18 of the Exchange Act) (a) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) conformed in all material respects to the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

5.  The Company and its Group

5.1  To the Knowledge of the Company (i) all certificates, permissions, authorisations and consents from Governmental Entities which are material for carrying on the respective businesses of the Company and each of the Group Companies as  conducted as of the date of this Merger Agreement (“Permits”) have been obtained and are in full force and effect and (ii) neither the Company nor any of the Group Companies has received any notice of any Legal Proceedings relating to the revocation or modification of any such Permit, except for any such notice for which an unfavourable decision, ruling or finding with respect to the subject thereof could not have a Material Adverse Effect.  Each of the Company and each Group Company has been and is in compliance with all Applicable Laws applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that could not have a Material Adverse Effect.

5.2  Except as could not have a material liability or other material adverse impact on the Company (it being understood that routine investigations in the ordinary course of business and with respect to which no material issues were identified or, if any issues were identified, they have been remedied to the regulator’s satisfaction, shall be deemed not to have a material liability or other material adverse impact on the Company) to the Knowledge of the Company, since 31 December 2007, all pre-clinical and clinical studies, trials and investigations conducted or sponsored by the Company and each of the Group Companies are being, and at all times have been, conducted in compliance in all material respects with all applicable clinical protocols, informed consents and Applicable Laws administered or issued by applicable Regulatory Authorities, including to the extent applicable (i) U.S. Food and Drug Administration standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the U.S. Code of Federal Regulations, (ii) investigational new drug requirements, (iii) U.S. Food and Drug Administration standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, and 320 of the U.S. Code of Federal Regulations, (iv) U.S. and international federal, state, and local laws restricting the use and disclosure of individually identifiable health information, (v) the International Conference on Harmonisation Guideline on Good Clinical Practice (ICH Topic E6) and (vi) to the extent applicable, Title 48, parts 1-52 of the U.S. Code of Federal Regulations (Federal Acquisition Regulation).

5.3  To the Knowledge of the Company, since 31 December 2007, neither the Company nor any Group Company has directly or indirectly received any oral or written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Governmental Entity except for communications which could not have a Material Adverse Effect.  To the Knowledge of the Company, since 31 December 2007, neither the Company nor any Group Company has either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product.  To the Knowledge of the Company, since 31 December 2007, no product manufactured and/or distributed by the Company or any Group Company is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Applicable Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Applicable Law) or (iii) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or any similar Applicable Law), except as could not have a Material Adverse Effect.

5.4  Neither the Company nor any Group Company, nor, to the Knowledge of the Company, any of their respective officers or employees (in their capacity as such), has made an untrue statement of a material fact or a fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time of such disclosure or failure to disclose, could reasonably be expected to provide a basis for any Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) of the United States or any similar policy in the Netherlands, the United States or elsewhere, in each case, in connection with the respective business of the Company or such Group Company, as the case may be.

5.5  To the Knowledge of the Company, neither the Company nor any Group Company, nor, any agent or other person acting on behalf of the Company or a Group Company, has, in any material respect, (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to domestic or foreign political activity, (ii) made any unlawful payment to domestic or foreign government officials or employees, or to any domestic or foreign political parties or campaigns, from corporate funds, (iii) failed to disclose fully any contribution made by such Group Company (or by any person acting on such Group Company’s behalf of whom the Company is aware) that is in violation of Applicable Law, or (iv) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

5.6  To the Knowledge of the Company, since 31 December 2007, the Company and each Group Company has conducted its business at all times in compliance with Environmental Laws and Health and Safety Laws, except as could not have a Material Adverse Effect. Except as could not have a Material Adverse Effect, no property currently or formerly owned or operated by any Group Company has been materially contaminated with any Hazardous Material and no Group Company is subject to any liability for Hazardous Material disposal or contamination on any third party property.  To the Knowledge of the Company, and except as could not have a Material Adverse Effect, the Company has not received any written notice, claim, demand or other written communication alleging any actual or potential breach of Environmental Laws or Health and Safety Laws from any applicable authority or individual and, to the Knowledge of the Company, there are no circumstances that might reasonably be expected to give rise to the service of any such notice, claim, demand or communication that could have a Material Adverse Effect.

5.7  To the Knowledge of the Company, the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, as applicable, and to maintain asset accountability; (iii) access to monetary assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.8  The Company and its Subsidiaries’ internal control over financial reporting is effective and to the Knowledge of the Company there are no material weaknesses in its internal control over financial reporting.

5.9  (i) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act, (ii) such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities and (iii) such disclosure controls and procedures are effective.

5.10  Since 31 December 2009 to the date of this Merger Agreement (i) there has been no Material Adverse Effect and (ii) the Company and the Group Companies have conducted their business in the ordinary course and consistent with past practice, and neither the Company nor any Group Company has taken any action that would be prohibited by subclauses (a), (b) (other than inter company within the Group), (c), (e) (regarding (e) the words “outstanding at the date of this Merger Agreement” should for the purpose of this warranty be read as “outstanding since 31 December 2009”), (f) (regarding (f) the word ‘required” should be read as “permitted”),  (h)(i), (h)(iii), (o), (p) (excluding for this purpose the termination of any employee’s employment and any increases in cash compensation for directors, officers or key employees at or above the vice president level that do not exceed 5% during this period), (q), (u), (w), (x) or (z) (as subclause (z) relates to the foregoing) of Schedule F if taken after the date of this Merger Agreement.

5.11  Neither the Company nor any Group Company has any liabilities (including a contingent liability) or obligations, except for (a) liabilities and obligations incurred in the ordinary course of business, (b) liabilities and obligations incurred in connection with the Offer or otherwise as contemplated by this Merger Agreement, (c) liabilities and obligations that could not have a Material Adverse Effect, (d) liabilities that eliminate in the consolidation, and (e) all liabilities and guarantees disclosed in the Audited Financial Statements.

5.12  Except as set out in this Merger Agreement and except for joint venture arrangements entered into in the ordinary course of business and for which all organizational documents and operational agreements have been made available by the Company to the Offeror, to the Knowledge of the Company there are no material agreements, arrangements or understandings (whether legally binding or not) between the Company or any Group Company and any person (other than the Company or any Group Company) who is or was a shareholder, or the beneficial owner of any interest in the Company or any such Group Company or in any company in which the Company or any Group Company is interested, or any person connected with any such person, relating to the management of the business of the Company or such Group Company or the appointment or removal of any directors of such the Company or Group Company or the ownership or transfer of ownership of any of the material assets of the Company or such Group Company or which concerns the provisions of any material finance, goods, services or facilities to or by the Company or such Group Company.

5.13  To the Knowledge of the Company (i) subject to normal review and control procedures, the statutory books of the Company and each Group Company that are required by law to be kept by the Company or such Group Company are up-to-date and contain materially complete and accurate records to the extent required by law, (ii) no Government Entity of competent jurisdiction has given any notice, or made any allegation, that any such records are incorrect or contain any error that should be rectified and (iii) all material accounts, documents and Tax Returns that are required by law to be delivered or made to the Dutch Tax Authority (Belastingdienst) or any other Tax Authority in any other relevant jurisdiction have been duly and correctly delivered or made, except in the case of subclauses (i), (ii) and (iii), as could not have a Material Adverse Effect.

5.14  The Company and each Group Company has good and marketable title to all real property that is owned by it (insofar as it owns property at such location) in Incheon, Korea; Leiden, the Netherlands; Berne, Switzerland; and Madrid, Spain in each case free and clear of all Encumbrances, except for Permitted Liens and lease agreements for which the Company or a Group Company is the lessor and that have been made available or otherwise sent to the Offeror prior to the date of this Merger Agreement.

5.15  Except as encountered in the ordinary course of business or as disclosed in the Filed SEC Documents, (a) neither the Company nor any Group Company nor, to the Knowledge of the Company, any of their respective directors or officers (in their capacity as such) is, or has in the 12 months prior to the date of this Merger Agreement been, engaged in any Legal Proceedings (b) to the Knowledge of the Company, as at the date of this Merger Agreement, no Legal Proceedings have been threatened by or against the Company or any Group Company or any of their respective directors or officers (in their capacity as such) and (c) following the date of this Merger Agreement, neither the Company nor any Group Company nor any of their respective directors or offices (in their capacity as such) will be engaged in any Legal Proceedings (other than relating to this Merger Agreement or the Transactions), except for such Legal Proceedings which could not have a Material Adverse Effect.

5.16  The Company has made available to the Offeror true and accurate copies of all material policies of fire, liability, workers compensation, title and other forms of insurance owned or held by the Company or any Group Company (or their respective assets or business) with policy periods in effect as of the date of this Merger Agreement.  As at the date of this Merger Agreement, neither the Company nor any Group Company has received any notice of cancellation of any such insurance, and neither the Company nor any Group Company, to Knowledge of the Company, will be unable to renew its existing insurance coverage as and when such coverage expires, or to obtain similar coverage from similar insurers as may be necessary to continue the Company and each Group Company’s business without a significant increase in cost.  As at the date of this Merger Agreement, there are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy, except for such claims that could not have a Material Adverse Effect.

5.17  To the Knowledge of the Company, (i) the Company and each Group Company owns, or possesses the right to use, all material intellectual property and intellectual property rights owned, licensed or otherwise controlled by the Company or any Group Company, including patents and patent applications, inventions, copyrights, know-how, trademark registrations and applications, trademarks, service marks, domain names, trade dress and trade names, currently employed by them in connection with the material business now operated by them, in each case free and clear of any Encumbrances, (ii) since October 5, 2004, neither the Company nor any Group Company has received any written notice of infringement, violation or misappropriation of the intellectual property rights of any third party, and in manufacturing or commercializing any marketed products neither the Company nor any Group Company has infringed or violated or is infringing or violating any intellectual property rights of any third party, (iii) the Company and each Group Company are in compliance with the terms of all Contracts pertaining to intellectual property rights acquired, licensed or otherwise transferred to any of them and have performed all material obligations required to be performed by any of them to date under such Contracts (other than any Contract that is immaterial in amount or significance to the Group as a whole), and none of them are (with or without lapse of time or the giving of notice, or both) in breach or default in any respect under such Contracts, except as could not have a Material Adverse Effect, and (iv) the execution and delivery of this Merger Agreement and the compliance with the provisions hereof, and the consummation of the Offer and the other Transactions, do not and will not conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or Encumbrance on, any intellectual property right owned by, licensed to, or otherwise used by, the Company or any Group Company, except as could not have a Material Adverse Effect.

5.18  No material labour dispute or other related issue exists or, to the Knowledge of the Company, is imminent, with respect to any employees of any Group Company, which could have a Material Adverse Effect, and the Company believes that as at the date of this Merger Agreement each Group Company’s relationship with its employees is good. Each Group Company is in compliance with all domestic and foreign federal, state and local laws and regulations relating to employment and employment practices, terms and conditions of employment, and wages and hours, except where the failure to be in compliance could not have a Material Adverse Effect.

5.19  To the Knowledge of the Company, the Company’s audited financial statements as at 31 December 2009 provide for or disclose, in accordance with IFRS and on a basis consistent with the accounting policies adopted by the Company, all Material Tax Liabilities (meaning Tax liabilities exceeding individually EUR 100,000) which the Company or any Group Company, as the case may be, had as at that date.

5.20  To the Knowledge of the Company, Since 31 December 2009, neither the Company nor any Group Company has incurred a Material Tax Liability other than in the ordinary course of business.

5.21  To the Knowledge of the Company, all Taxes for which the Company or any Group Company are liable have been timely paid (other than Taxes not yet due and payable).  To the Knowledge of the Company, the Company and any Group Company have withheld and timely paid over to the appropriate Tax Authority all Taxes which they are required to withhold from amounts paid or owing to any employee, independent contractor, creditor or other third party.

5.22  To the Knowledge of the Company, neither the Company nor any Group Company will be subject to any clawback or recapture of tax exemptions resulting from planned closures of factories in 2010 or 2011.

5.23  No subsidiary of the Company (which for the avoidance of doubt does not include the Offeror) other than the Company is a reporting company under Sections 13(a), 13(c) or 15(d) of the Exchange Act.

5.24  (i) The audited consolidated financial statements together with the related notes of the Company as of 31 December 2009 and 2008 and for the three years ended 31 December 2009 included in the Company’s Annual Report on Form 20-F (the “Audited Financial Statements”) (a) present a true and fair view of the state of affairs of the Company and its consolidated Subsidiaries as of their respective dates and the profit and loss of the Company and its consolidated Subsidiaries for the periods to which they relate, and (b) have been prepared in accordance with IFRS, and (ii) the unaudited consolidated interim financial data as of and for the six month periods ended 30 June 2010 provided to the Offeror (the “Unaudited Financial Data”, and, together with the Audited Financial Statements, the “Financial Information”) (a) present (subject to customary year-end audit adjustments) a true and fair view of the state of affairs of the Company and its consolidated Subsidiaries as of their respective dates and the profit and loss of the Company for the periods to which they relate and (b) have been prepared in accordance with IFRS and otherwise on a basis consistent with the Audited Financial Statements. Any Financial Information included in SEC Documents filed or furnished after the date of this Merger Agreement and prior to the Closing Date will be prepared on a basis consistent with clause (i) or (ii) above, as applicable.

5.25  Except the fees payable by the Company to the Company’s lawyers, accountants, tax advisers, communication advisers and to Barclays Capital Inc. and Lazard B.V., no fees and expenses of any broker, investment banker or financial advisor or other person engaged by the Boards, the Company or any of its Affiliates in connection with this Merger Agreement or the Transactions will be payable by the Company, the Offeror or any of their respective Affiliates.  The Company has delivered to the Offeror complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of Barclays Capital Inc. and Lazard B.V., and no other person except Barclays Capital Inc. and Lazard B.V. is entitled to a success fee or contingent bonus in connection with the Transactions.

6.  Contracts

6.1  As of the date of this Merger Agreement, neither the Company nor any Group Company is a party to or bound by any Contract that has not been made available by the Company to the Offeror, except for Contracts that are immaterial in amount or significance to the Group as a whole.

6.2  Each Contract to which the Company or any Group Company is a party or by which it or any of its properties or assets is bound, other than any Contract that is immaterial in amount or significance to the Group as a whole, is a valid and binding obligation of the Company or such Group Company enforceable against the Company or such Group Company in accordance with its terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or such Group Company has performed all obligations required to be performed by it under each such Contract, except as could not have a Material Adverse Effect, and, to the Knowledge of the Company, each other party to each such Contract has performed in all material respects all obligations required to be performed by it under such Contract.  The Company or, as applicable, such Group Company (i) is not in violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, other than any Contract that is immaterial in amount or significance to the Group as a whole, except, in the case of this clause (i), as could not have a Material Adverse Effect, (ii) as of the date of this Merger Agreement, has not received written notice of any material violation of or default of any such obligation (or any such condition), and following the date of this Merger Agreement, will not have received written notice of any violation of or default of any such obligation (or any such condition), except, in the case of this clause (ii), as could not have a Material Adverse Effect.

7.  Labour Matters

7.1  All consultation obligations towards the relevant trade unions and/or works council(s) have been met and, in respect of the Transactions will have been met at the Commencement Date.

7.2  No collective labour agreement is applicable to the employment agreements of the Employees.

8.  Employee Benefit Plans

8.1  Clause 8.1 of the Company Disclosure Letter sets forth a correct and complete list of all forms of Benefit Plans and all forms of Benefit Agreements (other than any consulting agreements), and each Benefit Plan or Benefit Agreement that deviates in any material respect from the applicable form, with a brief description of such difference.

8.2  The Group does not have Tax exempted Benefit Plans. Each Benefit Plan and each Benefit Agreement has been administered in all respects in accordance with its terms, except as could not result in any material liability to the Company.  The Company, its Group Companies and all the Benefit Plans and all Benefit Agreements are all in compliance in all material respects with Applicable Laws applicable to any Benefit Plan or Benefit Agreement, except where the failure to be in compliance could not result in any material liability to the Company.  Except as could not result in any material liability to the Company, each Benefit Plan required to have been approved by any foreign Government Entity has been so approved, no such approval has been revoked nor, to the Knowledge of the Company, has revocation been threatened, and no event has occurred since the date of the most recent approval with respect to such Benefit Plan that could reasonably be expected to affect such approval or status.

8.3  No Benefit Plan or employee benefit plan maintained by an ERISA Affiliate (i) is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or (ii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Applicable Law).  Neither the Company nor any Group Company has, within the prior six (6) years, sponsored, maintained, contributed to or been required to contribute to any such plan.  Neither the Company nor any Group Company has any material actual or contingent liability relating to employee benefit plans other than a Benefit Plan or Benefit Agreement.  With respect to each Benefit Plan of the Company or any Group Company that is a defined benefit pension or retirement plan, to the extent the liabilities of the Companies and any Group Company with respect to such plan exceed the related assets of the Company and such Subsidiaries with respect to such plan, such that the Company or any Group Company could have any material liability with respect to the underfunding of such plan, either (A) the excess of such liabilities over such assets with respect to such plan has been properly accrued on the consolidated balance sheet of the Company and its consolidated Subsidiaries in accordance with IFRS or (B) such liability of the Company or any Group Company has been disclosed in Clause 8.3 of the Company Disclosure Letter.  The Company and its Subsidiaries have complied in all respects with all Applicable Laws as they pertain to statutory plans applicable to the Company and any Group Company, except where the failure to be in compliance could not result in any material liability to the Company.

8.4  To the extent applicable, correct and complete copies of the following have been delivered or made available to the Offeror by the Company:  (i) all forms of Benefit Plans (other than governmental plans and arrangements) and forms of Benefit Agreements (including all amendments and attachments thereto), and each Benefit Plan and Benefit Agreement that deviates in any material respect from the applicable form; (ii) written summaries of any Benefit Plan and any Benefit Agreement not in writing; (iii) all trust documents related to retirement or welfare obligations; (iv) all insurance contracts or other funding arrangements related to retirement or welfare obligations; and (v) the most recent audit and actuarial reports (if any) related to retirement or welfare obligations.

8.5  Except as could not result in any material liability to the Company or Group Company, neither the Company nor any Group Company has received notice of, and to the Knowledge of the Company, there are no investigations by any Government Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that would give rise to any material liability (except claims for benefits payable in the normal operation of the Benefit Plan), and, to the Knowledge of the Company, there are not any facts that could reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

8.6  None of the execution and delivery of this Merger Agreement, the Offer or any Transaction (whether alone or as a result of any termination of employment on or following the Closing Date or the date of consummation of the Post-Settlement Restructuring) will, except as expressly contemplated by this Merger Agreement, (A) entitle any Participant to severance (except as to severance in accordance with the law should the employment be terminated without cause), termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement or (C) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated.

8.7  Other than payments or benefits that may be made to the Persons listed in Clause 8.7 of the Company Disclosure Letter, no amount or other entitlement or economic benefit could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any Group Company in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes) or interest or penalty related thereto.

9.  Information

9.1  None of the information to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Position Statement or the Offer Document (and none of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule TO) will, at the respective times the Schedule 14D-9 (and the Schedule TO) and the Offer Document are filed with the SEC and the AFM, respectively, or first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Position Statement or the Offer Document based on information supplied by or on behalf of the Offeror in writing specifically for inclusion or incorporation by reference therein.  The Schedule 14D-9 and the Position Statement will comply as to form in all material respects with the Merger Rules.

Part 2

The Offeror represents and warrants to the Company that at the date of this Merger Agreement and at the Closing Date each of the following is true:

1.  Authority and Capacity

1.1  The Offeror is validly existing and is a company duly incorporated under the laws of Switzerland.

1.2  The Offeror has full power and authority (corporate or otherwise) to carry on its respective business as currently conducted and to enter into, execute, deliver and carry out the terms of this Merger Agreement and to incur and discharge its obligations provided for herein.

1.3  The Offeror has taken all corporate action required by it to authorise it to perform its obligations pursuant to this Merger Agreement.

1.4  This Merger Agreement has been duly and properly executed and duly delivered, as required by law, by the Offeror, and assuming due authorization, execution and delivery of this Merger Agreement by the Company, constitutes or a legal and binding obligation of the Offeror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation or other similar Applicable Laws affecting the enforcement of the creditors’ rights generally or by general principles of equity.

1.5  Except for the filing for approval of the Offer Document by the AFM and such filings with the SEC as may be required to be made by the Offeror with the SEC, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, any Government Entity or any other person is required to be made or obtained by the Offeror in connection with (i) the execution or enforcement of this Merger Agreement or (ii) the consummation of any of the Transactions, other than in all cases where the failure to obtain or make such consent, waiver, approval, authorization, exemption, registration, license, declaration or filing, is attributable to the Offeror or could not, individually or in the aggregate, be reasonably expected to materially impair or delay the Offeror’s ability to perform its obligations hereunder.

2.  Effect of Transactions

2.1  To the Offeror’s Knowledge, the execution and delivery of this Merger Agreement by the Offeror and the consummation of the Transactions will not (i) conflict with or result in any material breach of any provision of the Offeror’s or any of its Affiliates’ articles of incorporation or bylaws (or equivalent documents), (ii) require any consent, waiver or approval under any Contract of the Offeror or any of its Affiliates, (iii) result in a material breach, default, penalty or other (payment) obligation under any Contract of the Offeror or any of its Affiliates, (iv) result in the creation or imposition of any Encumbrance on any asset of the Offeror or any of its Affiliates, or (v) violate any Merger Rule or other Applicable Law that could reasonably be expected to apply to the Offer or the other Transactions (other than the DFSA, the DPOD, the DEPO, the Securities Act, the Exchange Act, Antitrust Laws, the rules and regulations of the Company’s works council, or the rules of Euronext Amsterdam, NASDAQ or the Swiss Exchange) applicable to the Offeror or its Affiliates or any of their respective assets except, in the case of subclauses (ii), (iii), (iv) and (v), as could not reasonably be expected to materially impair or delay the Offeror’s ability to perform its obligations hereunder

3.  Capital Resources

3.1  The Offeror has sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Merger Agreement and, at the Settlement Date and the consummation date of the Post-Settlement Restructuring, the Offeror will have available all of the funds necessary for the acquisition of all Shares pursuant to the Offer and to pay the aggregate consideration payable to the Company’s shareholders pursuant to the Post-Settlement Restructuring, as the case may be.

4.  Information

4.1  None of the information to be supplied by or on behalf of the Offeror specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Document (and none of the information supplied or to be supplied by or on behalf of the Offeror specifically for inclusion or incorporation by reference in the Schedule 14D-9) will, at the respective times the Schedule 14D-9 (and the Schedule TO) and the Offer Document are filed with the SEC and the AFM, respectively, or first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Offeror with respect to statements made or incorporated by reference in the Schedule TO or the Offer Document based on information supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference therein.  The Schedule TO will comply as to form in all material respects with the Merger Rules.

5.  No Other Representations or Warranties

5.1  In entering into this Merger Agreement, the Offeror acknowledges that, except for the express representations and warranties of the Company expressly set forth in Schedule E (Part 1), none of the Company nor any Group Company nor any of their respective lawyers, accountants or advisers makes any representation or warranty, either express or implied, as to the Company, any Group Company, or their respective businesses.

SCHEDULE F	CONDUCT OF BUSINESS DURING INTERIM PERIOD

Except as set forth in Schedule F of the Company Disclosure Letter, during the Interim Period, the Company shall not, and shall cause its respective Group Companies not to, without the Offeror’s prior written consent, not to be unreasonably withheld or delayed, take any of the following actions, except to the extent the Company or such Group Company is obligated to do so by Applicable Law:

(a)
make any changes to its group structure, including incorporating, dissolving or liquidating an entity or acquiring or disposing of interest in the capital of another entity (excluding any new entities set up in Eastern Europe of which prior notice is given to the Offeror);

(b)
declare, pay or agree to pay or declare any dividend or make or agree to make any distribution in cash or in kind, whether from capital or reserves, including the acquisition of own shares and the reduction of share capital (except for dividends or distributions by a Group Company directly or indirectly wholly owned by the Company);

(c)	except as contemplated by this Merger Agreement, amend the articles of association of the Company;

(d)
sell or dispose of, or create, extend, grant, issue, encumber, or agree to sell or dispose of, or create, extend, grant, issue, encumber or allow any third party rights over any of the Group’s properties or assets or any interests therein, other than as expressly permitted in accordance with Clause 3.3 of the Merger Agreement, and except for sales of products, inventory and equipment and the entering into of licensing agreements with customers, suppliers, distributors and other similar commercial counterparties relating to PER.C6, AdVac and STAR technology, each in the ordinary course of business and consistent with past practice; provided that notwithstanding the foregoing, the Company and the Group Companies shall be permitted to (x) enter into and amend Contracts (and perform obligations thereunder) to the extent such Contract or amendment is not material to the Group, taken as a whole and (y) after consulation with the Offeror and considering the Offeror’s views in good faith, take actions that would otherwise require the consent of the Offeror under this subclause (d) to the extent such actions are pursuant to contractual obligations of the Company or such Group Company as at the date of this Merger Agreement;

(e)
create, issue, increase, acquire, reduce, repay, redeem or dispose of, or agree to create, issue, increase, acquire, reduce, repay, redeem or dispose of any Ordinary Shares or equity interests in the capital of the Company, respectively, as the case may be, or securities convertible into shares or equity interests (including any equity-based compensation), other than (i) the issuance of Shares pursuant to the exercise of Options outstanding on the date of this Merger Agreement in accordance with their terms and (ii) repurchases of Options upon the forfeiture of such Options by the holders thereof;

(f)
grant or transfer, or agree to grant or transfer, any option in respect of any Ordinary Shares, except as required pursuant to the terms of any Benefit Plan or Benefit Agreement existing as of the date of this Merger Agreement;

(g)
incur any indebtedness in respect of borrowed money or guarantee any such indebtedness of another person (other than trade credit incurred in the ordinary course of business and consistent with past practice);

(h)
(i) merge or consolidate with or into any other company or business, (ii) acquire any asset or assets that have a purchase price in excess of EUR 250,000 in the aggregate (other than new capital expenditures, which shall be subject to clause (j) below, and except for purchases of components, raw materials or supplies or the continuation of entering into additional in-licensing agreements in the ordinary course of business and consistent with past practice) or (iii) materially change in any manner the character, nature or conduct of its business ; provided that notwithstanding the foregoing, the Company and the Group Companies shall be permitted to (x) enter into and amend Contracts (and perform obligations thereunder) to the extent such Contract or amendment is not material to the Group, taken as a whole and (y) after consulation with the Offeror and considering the Offeror’s views in good faith, take actions that would otherwise require the consent of the Offeror under this subclause (h) to the extent such actions are pursuant to contractual obligations of the Company or such Group Company as at the date of this Merger Agreement;

(i)
other than in the ordinary course of business and consistent with past practice (including in support of ongoing research and clinical development programs or in accordance with commitments existing at the date of this Merger Agreement), enter into or change a business co-operation or joint venture with another company or any Contract relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of products (including products under development) of the Company or any Group Company or products (including products under development) licensed by the Company or any Group Company, or any intellectual property rights of the Company or any Group Company, or initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in any territory;

(j)
enter into or make any capital commitment or capital investment, other than commitments and investments (x) specified in the Company’s 2010 budget as made available to the Offeror and (y), to the extent not specified therein, not exceeding EUR 500,000 individually and, in the aggregate, an amount equal to 110% of the budgeted capital commitments in 2010 for the corresponding period;

(k)
except as otherwise permitted under this Schedule, enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued could reasonably be expected to (i) result in any material liability to the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Merger Agreement or (iii) prevent or materially delay the consummation of the Transactions;

(l)
enter into any Contract to the extent consummation of the Transactions or compliance by the Company with the provisions of this Merger Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties or other assets of the Company or any Group Company under, or require the Offeror to license or transfer any of its intellectual property rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(m)
sell, transfer or license to any person or adversely amend or modify any rights to any material intellectual property rights of the Company or any Group Company, except in the ordinary course of business and consistent with past practice including for purposes of the continuation of entering into customary out- licensing agreements with customers, distributors, suppliers and other similar commercial counterparties relating to PER.C6, AdVac and STAR technology; provided that notwithstanding the foregoing, the Company and the Group Companies shall be permitted to (x) enter into and amend Contracts (and perform obligations thereunder) to the extent such Contract or amendment is not material to the Group, taken as a whole and (y) after consultation with the Offeror and considering the Offeror’s views in good faith, take actions that would otherwise require the consent of the Offeror under this subclause (m) to the extent such actions are pursuant to contractual obligations of the Company or such Group Company as at the date of this Merger Agreement;

(n)	enter into or end any material agreement relating to the sale, purchase, leasing or encumbering of real estate;

(o)	except as contemplated by this Merger Agreement, amend the organisation and powers of the Supervisory Board or the Management Board;

(p)
except as agreed separately between the Offeror and the Company, (i) increase, or agree to increase the remuneration (including fringe, retirement, death or disability benefits, or bonus) of any of its directors, officers or employees or make any change in the provisions of employment of any of its directors, officers or key employees or employing or ending the employment (other than for cause or other appropriate justification) of any such person, other than, in the case of employees below the vice president level, normal increases in cash compensation in the ordinary course of business and consistent with past practice or (ii) except as permitted by clause (i), pay to any director, officer or employee any benefit amount not required under any Benefit Plan or Benefit Agreement as in effect on the date of this Merger Agreement;

(q)
except as (x) agreed separately between the Offeror and the Company (y) explicitly permitted under this Merger Agreement or (z) required under the terms of any Benefit Plan or Benefit Agreement as in effect on the date of this Merger Agreement, (i) adopt, amend or terminate any Benefit Plan or any other bonus, severance, insurance, redundancy, pension or other employee benefit plan or collective bargaining agreement (or arrangements for the financing of such plans), (ii) grant or pay any change of control, severance, retention or termination compensation or benefits to, in increase in any manner the change of control, severance or termination compensation or benefits of, any director, officer or employee of the Company, (iii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Benefit Plan (including stock options and any other equity-based awards and removing existing restrictions in any Benefit Plan, Benefit Agreement or agreements or awards made thereunder, (iv) take any action to accelerate the vesting or payment or any compensation or benefit under any Benefit Plan or Benefit Agreement or (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(r)
assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for the obligations of any Group Companies;

(s)
initiate or settle any litigation (except for the settlement of claims in the ordinary course of business and consistent with past practice for an amount per claim not exceeding the amount reserved therefor on the most recent balance sheet included in the Unaudited Financial Data or, if no amounts have been reserved therefor on such balance sheet, EUR 75,000), or cancel any indebtedness (other than indebtedness to the extent reflected as provision for accounts receivable on the most recent balance sheet included in the Audited Financial Data) in excess of EUR 75,000 in the aggregate or waive or assign any claims or rights of substantial value, or waive any benefits of, or fail to enforce, any standstill, confidentiality or similar Contract to which the Company is a party (subject to the terms of this Merger Agreement);

(t)
make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in respect of travel or other related expenses in the ordinary course of business and consistent with past practice;

(u)	make any tax election or settle or compromise any Material Tax Liability with a Tax Authority except if such tax liability was provided for in the Financial Information

(v)	amend any filed Tax Returns and file such amended Tax Returns;

(w)	enter into a Tax Ruling or take any action that is inconsistent with the terms of an existing Tax Ruling;

(x)
except as required by IFRS, revalue any material assets of the Company or any Group Company or make any change in any material respect in accounting methods, principles or practices (including for tax purposes);

(y)
enter into any Contract that binds or purports to bind the Offeror or any of its Affiliates (other than, following the consummation of the Transactions, the Company and its Group Companies) now or in the future, except for those Contracts to which the Offeror and/or any of its Affiliates are a party; or

(z)	authorize, commit to or agree to any of the foregoing.

SCHEDULE G

FORM OF BUSINESS PURCHASE AGREEMENT

FINAL VERSION

FORM OF AGREEMENT FOR THE SALE AND PURCHASE OF THE BUSINESS OF CRUCELL N.V.
[DATE]
CRUCELL N.V. and CILAG HOLDING AG

STRICTLY CONFIDENTIAL

STRICTLY CONFIDENTIAL

Schedules

1A	The Subsidiary Shares
1B	The Subsidiaries
2.	Business Intellectual Property Rights
Part 1 Certificate of Transfer
3.	Contracts
4.	Insurance Policies
5.	Tax Matters
6.	Deed(s) of Transfer
7.	Completion
Part 1 Obligations of the Purchaser
Part 2 Obligations of the Seller and the purchaser
8.	Deed of Adherence
9.	Interpretation

STRICTLY CONFIDENTIAL

THIS AGREEMENT (this Agreement) is made on [Date]

BETWEEN:

(1)	CRUCELL N.V., a public company incorporated under the laws of the Netherlands, having its statutory seat at Leiden, the Netherlands (the Seller); and

(2)	CILAG HOLDING AG, a company organized under the laws of Switzerland (and an indirect wholly owned subsidiary of Johnson & Johnson having its registered office at Zug, Switzerland (the Purchaser).

BACKGROUND:

(A)
The Seller and the Purchaser have entered into the Merger Agreement, dated as of 6 October 2010 (the Merger Agreement), pursuant to which the Purchaser has made a public offer for cash for all the outstanding ordinary shares with a nominal value of EUR 0,24 each of the Seller (the Ordinary Shares), including all Ordinary Shares represented by American Depositary Receipts (ADSs; the Ordinary Shares, including the ADSs and the Ordinary Shares represented thereby, the Shares) in exchange for an amount in cash equal to EUR 24.75 per Share (the Offer Price; such public offer, the Offer).

(B)
Simultaneously with the entering into by the Seller of the Merger Agreement, the management board of the Seller (the Management Board) and the supervisory board of the Seller (the Supervisory Board and, together with the Management Board, the Seller’s Boards) have approved (i) to transfer the Business (as defined below) to the Purchaser and the Seller’s entry into this Agreement and (ii) the terms and conditions of this Agreement.

(C)	The Offer has been made, declared unconditional and settled in accordance with the terms and conditions of the Merger Agreement.

(D)
Pursuant to Clause 7.4 of the Merger Agreement, the Seller’s Boards have convened an extraordinary general meeting of the shareholders of the Seller (the EGM) at which the Seller’s shareholders have resolved, among other things, (i) to approve the Management Board’s resolution approved by the Supervisory Board to transfer the Business to the Purchaser and to enter into this Agreement, (ii) to approve the terms and conditions of this Agreement and (iii) to proceed with the consummation of the Transaction (as defined below).

(E)
At the date hereof, the number of Shares which are held by the Purchaser and its Affiliates represent less than 95% of the issued share capital (geplaatst kapitaal) of the Seller held by others than the Seller.

(F)	The Purchaser has obtained the Favorable IRS Ruling and the Favorable Dutch Tax Ruling.

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STRICTLY CONFIDENTIAL

(G)
By and subject to this Agreement, the Seller wishes to sell and transfer and the Purchaser wishes to purchase and accept the Business on the terms and subject to the conditions set out in this Agreement.

(H)
Following and subject to Completion (as defined below), the Purchaser shall have arranged for adequate steps and/or a transaction or a series of transactions as specified by the Purchaser to result in the payment to the then-existing Minority Shareholders (as defined below) of a cash amount per Share equal to the Offer Price, without interest and subject to any applicable dividend withholding or other Tax (the Minority Cash Exit), either through the Purchaser launching a new public offer for the Shares held by the then-existing Minority Shareholders, a liquidation and distribution of (advance) liquidation distributions preceded by a standard order on Euronext Amsterdam to purchase Shares not already held by it against the Offer Price, or pursuant to other Potential Second Steps (as defined below).

(I)	The Parties wish to set forth in this Agreement their respective rights and obligations in respect of the Transaction.

IT IS AGREED as follows:

1. INTERPRETATION

In this Agreement, references to:

1.1 This Agreement shall include the recitals and Schedules to this Agreement, each of which constitutes an integral part of this Agreement;

1.2          Clauses, subclauses and Schedules are to the Clauses and subclauses of, and Schedules to, this Agreement and include the matters referred to in such Clauses, subclauses and Schedules;

1.3          Statutes, acts and the like of whatever jurisdiction shall include any amendment, modification, re-enactment or extension thereof and any orders, regulations, instruments or other subordinate legislation made there under in force from time to time, except as otherwise specified;

1.4          The masculine gender shall include the feminine gender and neuter and vice versa;

1.5          The singular number shall include the plural and vice versa;

1.6         Persons shall include individuals and corporate bodies, corporate entities, firms, unincorporated or incorporated associations, co-operatives, co-operations, foundations, partnerships and other legal entities;

1.7          The headings are inserted for convenience only and shall not affect the construction of this Agreement;

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STRICTLY CONFIDENTIAL

1.8          Capitalized terms used in this Agreement and not herein defined have the meaning assigned to them in the Merger Agreement; and

1.9          Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”.

2. SALE AND PURCHASE

2.1          By and subject to the terms of this Agreement, the Seller hereby sells and agrees to transfer or assign (as the case may be) to the Purchaser, at Completion, and the Purchaser hereby purchases and agrees to accept or assume (as the case may be) at Completion, the Business, with a view to the Purchaser carrying on the Business from Completion as a going concern in succession to the Seller.

2.2          Subject to and at Completion the economic benefit and risk for the Business will pass to the Purchaser.

2.3          The Purchaser may designate an Affiliate of the Purchaser to be the purchaser of all or part of the Business under this Agreement (whether pursuant to Clause 26 or otherwise), and in such event the Purchaser shall as a separate and independent obligation, unconditionally and irrevocably guarantee to the Seller, and shall be jointly and severally liable, as co-principal debtor, to the Seller for the due and punctual performance and observance by such Affiliate of the Purchaser of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement.

3. PURCHASE PRICE

3.1          The aggregate purchase price for the Business shall be an amount equal to the product of (i) the Offer Price multiplied by (ii) the total number of Shares issued and outstanding immediately prior to Completion (the Purchase Price).

3.2         The Purchaser shall procure, if necessary by making adjustments to the Purchase Price, that the Purchase Price shall be sufficient to pay out EUR 24.75 per Share to the Shareholders per issued and outstanding Share, without interest and subject to dividend withholding or other Taxes, if any. Without limiting the general applicability of the foregoing, the Purchase Price shall be increased with any amounts payable in respect of the termination and repayment pursuant to the [Facilities Agreements,] trade payables, intra group indebtedness, fees for the Liquidator if any and other obligations and liabilities of the Seller, in each case to the extent not otherwise assumed by the Purchaser at Completion.

3.3          The Purchase Price is payable on Completion as follows:

(a)       an amount in cash equal to the product of (x) the Offer Price multiplied by (y) the total number of Shares issued and outstanding immediately prior to Completion and held beneficially or of record by Shareholders other than the Purchaser or any of its Affiliates (the Minority Shareholders; such amount, the Aggregate Minority Cash Out Amount) which will be paid (i) by way of set-off against the amount of available unrestricted cash of the Seller, as set forth on the Seller’s balance sheet as of immediately prior to Completion and after giving effect to the consummation of the Offer (the Seller Net Cash Amount) and (ii) in cash, to the extent of the amount by which the Aggregate Minority Cash Out Amount exceeds the Seller Net Cash Amount, if applicable (the amount as calculated pursuant to this subclause (ii), the Cash Purchase Price). If and to the extent the Seller Net Cash Amount exceeds the Aggregate Minority Cash Out Amount (the Seller Excess Cash I), the Seller shall pay the Seller Excess Cash I to the Purchaser; and

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STRICTLY CONFIDENTIAL

(b)   an amount equal to (x) the Purchase Price minus (y) the Aggregate Minority Cash Amount (such difference, the Purchaser Net Amount), to be paid by the Purchaser’s execution and delivery of a loan note (in mutually agreeable form) to the Seller in an aggregate principal amount equal to the Purchaser Net Amount (the Purchaser Note).

3.4          If after Completion but before completion of the Minority Cash Exit and payment of the Aggregate Minority Cash Out Amount in connection therewith less applicable dividend withholding or other Tax, the Purchaser acquires Shares from Minority Shareholders, the Aggregate Minority Cash Out Amount shall be reduced and the principal amount of the Purchaser Note shall be increased with an amount equal to (x) the Offer Price multiplied by (y) the total number of Shares so acquired by the Purchaser after Completion (the Seller Excess Cash II). The Seller shall pay any Seller Excess Cash II forthwith to the Purchaser.

4. COMPLETION

4.1          Completion shall take place at the offices of the Purchaser’s Lawyers at 11:00 a.m. (Amsterdam time) on [date] or at such other time and on such other date as the Seller and the Purchaser may agree.

4.2          At Completion each party shall do, or procure to be done, those things respectively listed in relation to it or its Group in Schedule 7 (Completion).

4.3         At 10:00 a.m. (Amsterdam time) on the day of Completion, (A) as applicable, (i) the Purchaser shall have paid Cash Purchase Price or (ii) the Seller shall have paid the Seller Excess Cash I, in either case by wire transfer into the Notary’s account in accordance with Clause 27 and (B) the Purchaser shall have executed and delivered the Purchaser Note in respect of payment of the Purchaser Net Amount. Upon execution of the Deed(s) of Transfer in accordance with Schedule 6 (Deed(s) of Transfer), the Notary shall hold the Cash Purchase Price, if any, and that Purchaser Note for the benefit of the Seller and the Seller Excess Cash I, if any, for the benefit of the Purchaser. The Notary shall pay and transfer the Cash Purchase Price, if any, and transfer the Purchaser Note, to the Seller or, if applicable, the Seller Excess Cash I to the Purchaser, in accordance with this Agreement immediately upon execution of the Deed(s) of Transfer.

4.4          None of the parties shall be obliged to complete the sale and purchase of the Business unless all material things set out in this Clause 4 and in Schedule 7 (Completion) have been done on or prior to Completion. This subclause shall not, however, prejudice any rights or remedies available to any party in respect of any default on the part of the other party.

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4.5          The Parties are aware of the fact that the Notary works with NautaDutilh, the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree (i) that the Notary shall execute any notarial deeds related to this Agreement and (ii) that the Purchaser is assisted and represented by NautaDutilh in relation to this Agreement, the Merger Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

5. PRE-COMPLETION ACCESS

5.1 Access

After the Settlement Date and until Completion, the Seller shall, to the extent permitted by applicable law:

    (a)   procure that the Purchaser, its representatives and advisers, are given reasonable access to the Business and any other information relevant to the Business as the Purchaser may require during normal business hours on any Business Day;

(b) procure that the Purchaser, its representatives and advisers, are given full access to the ‘Cure’ data room currently in place as prepared by the Seller; and

(c) provide such other cooperation to the Purchaser, its representatives and advisers, as it may reasonably require.

6. SUBSIDIARY SHARES

At Completion, the Seller shall transfer (leveren) and the Purchaser, or a (newly incorporated) wholly owned subsidiary of the Purchaser, shall accept the Subsidiary Shares, which transfer shall be effected by execution of a deed of transfer or deeds of transfer or other similar instruments required under Applicable Laws, substantially in the form attached hereto in Schedule 6 (Deed(s) of Transfer).

7. TAX

The provisions of Schedule 5 (Tax Matters) will apply.

8. CONTRACTS

8.1
Subject to the provisions of this Clause 8, the Seller shall assign to the Purchaser at Completion, and the Purchaser shall accept or assume (as the case may be) at Completion, all of the present and future rights, benefits and obligations of the Seller under the Contracts other than the MC Employment Agreements by way of transfer of contract (contractsoverneming) in accordance with section 6:159 of the Dutch Civil Code or the equivalent thereof under the relevant law governing such Contract.

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8.2
The Seller, in name of the Business and the Purchaser, shall jointly notify within three Business Days after the EGM each of the counterparties to the Contracts (the Counterparties or a Counterparty), by sending a notice in a form to be agreed by both of them, announcing the sale by the Seller of the Business and introducing the Purchaser as its successor (the Notification). The parties will allow the Counterparties an appropriate time of three weeks to object to the transfers of their Contract(s).

8.3
If and to the extent the Counterparties have not within three weeks after the date of the Notification explicitly notified either the Seller or the Purchaser of their objections to the transfer of their rights and obligations under the relevant Contracts their consent to the transfer shall be deemed to be given and the rights and obligations under the relevant Contracts will be transferred to the Purchaser at Completion and the Purchaser shall assume towards the Counterparty as per Completion the obligations under such Contracts and the Purchaser shall indemnify and hold harmless the Seller Indemnified Parties against any and all liabilities, costs, claims and damages made after Completion arising from such Contracts.

8.4	If and to the extent a Counterparty has notified the Seller of its objections against the transfer of its rights and obligations under the relevant Contract:

(a)   to the extent permitted under the relevant Contract, the Seller shall assign the rights under the relevant Contract to the Purchaser in consideration of the Purchaser acting as the Seller’s subcontractor, and performing all the obligations of the Seller under the Contract to be discharged after Completion;

(b) until the obligations under the Contract may be transferred, the Seller shall (so far as it lawfully may):

(i) give all reasonable assistance to the Purchaser (at the Purchaser’s request and expense) to enable the Purchaser to enforce its rights under the Contract;

(ii)    at the Purchaser’s request, use commercially reasonable efforts with the cooperation of the Purchaser to obtain the consent of the Counterparty to transfer the obligations under the relevant Contract; and

(iii) promptly transfer to the Purchaser any amounts received under the relevant Contract; and

(c)   to the extent it is not permitted under the relevant Contract for the Purchaser to act as the Seller’s subcontractor, the Seller shall be entitled to terminate the relevant Contract, provided that in each case the Purchaser shall indemnify the Seller Indemnified Parties against any and all liabilities, costs, claims and damages made after Completion arising from such Contracts.

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8.5          The Seller shall promptly refer to the Purchaser all enquiries relating to the Business and assign to the Purchaser all orders relating to the Business which the Seller may receive after Completion.

8.6          The obligations of the Seller under this Clause 8 shall in any event end upon the end of the Liquidation, if any.

9. BUSINESS INTELLECTUAL PROPERTY RIGHTS AND BUSINESS KNOW-HOW

9.1          At Completion, the Seller shall sign the certificate of transfer in the Agreed Form, as set forth in Schedule 2, Part 1 (Certificate of Transfer), which certificate of transfer can be used by the Purchaser after Completion to ensure that the Purchaser is registered as owner of the Business Intellectual Property Rights in the appropriate registers.

9.2          To the extent that any Business Intellectual Property and Business Know-How is used in connection to the operation of the Business under license or other agreement from a third party and such license or other agreement cannot be effectively assigned to the Purchaser except by an agreement with or consent to the assignment of the third party concerned:

(a)       the Seller shall use reasonable efforts to take all action necessary to procure that before Completion a new agreement is entered into with the appropriate third parties to ensure that the Purchaser and not the Seller is entitled to use the relevant Business Intellectual Property Rights and Business Know-How; and

(b) until such new agreement has been entered into, the Seller shall (if and to the extent allowed under the license or other agreement):

(i) continue to perform the obligations of the relevant agreement for the Purchaser; and

(ii) give all reasonable assistance to the Purchaser to enable the Purchaser to enforce its rights under the relevant agreements.

9.3          The Purchaser shall assume as per Completion the obligations in respect of the Business Intellectual Property Rights and Business Know-How from the Seller and shall indemnify and hold harmless the Seller Indemnified Parties against any and all liabilities, costs, claims and damages arising from such Business Intellectual Property Rights and Business Know-How.

9.4          The Seller shall provide the Purchaser within 10 Business Days after the signing of the Certificate of Transfer by Seller and Purchaser with the possession (“bezitsverschaffing”) of any documentation and carriers belonging to the Business Know-How.

9.5	The Seller acknowledges that the Business Know-How is confidential and secret; it shall keep such strictly confidential and shall not disclose it to any third party.

9.6          The obligations of the Seller under this Clause 9 shall in any event end upon the end of the Liquidation, if any.

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10. EMPLOYEES

10.1        The parties acknowledge that the Seller’s employees who are employed by the Seller pursuant to the MC Employment Agreement will transfer to the Purchaser by operation of law as per Completion. The Seller confirms and warrants that it has no other employees than those employees. The Purchaser shall assume as per Completion the obligations, liabilities and costs in respect of such employees (including, to the extent applicable, all Option Plans, Benefit Plans and Benefit Agreements) and shall indemnify and hold harmless the Seller Indemnified Parties against any and all liabilities, costs, claims and damages arising in respect of such employees. In connection therewith, the Purchaser shall procure that the affiliation (aansluiting) of the Business with any current multi-employer pension schemes will be continued in order to achieve that those employees of the Seller which are currently participating in the pension schemes as administered by these schemes can continue their participation.  Notwithstanding the preceding sentence the Seller shall have the right to procure the transfer by way of transfer of contract (contractsoverneming) in accordance with article 6:159 Dutch Civil Code of the employees to the Seller or to any other member of the Seller’s Group.

11. LOANS AND GUARANTEES

Debtor and creditor balances in the ordinary course of trade

11.1        Following Completion, all debtor and creditor balances arising in the ordinary course of trade between the Seller and any Subsidiary shall be settled in the ordinary course of business.

Termination Facility Agreements

11.2        [If and to the extent that any amounts (including fees, penalties and interest) are due by the Seller or any other member of the Seller’s Group under the Facility Agreements as at Completion, the Purchaser shall pay for and on behalf of the Seller and such members of the Seller’s Group such amounts to the financing parties under the Facility Agreements in full at Completion and the Purchaser shall cause the banks to (i) provide full and final discharge to each member of the Seller’s Group for any liability (including but not limited to any (contingent) liability under any guarantees and indemnities) under the Facility Agreements; (ii) release any and all security rights under the Facility Agreements; and (iii) provide at Completion written evidence thereof as further set out in a notary instruction letter to be agreed upon between the parties prior to Completion.]1

Guarantees and indemnities

11.3 (a)
The Purchaser shall procure that on or as soon as practicable after Completion, as from Completion, the Seller is released from the guarantees and indemnities given by it in respect of obligations of any Subsidiary and, pending such release, the Purchaser shall indemnify the Seller Indemnified Parties against all liabilities under those guarantees and indemnities.

______________________
1   To be deleted if, at the time of entering into this Agreement, no intercompany working capital facilities or similar arrangements of the Seller will be in place at Completion (as agreed by the Purchaser and the Seller).  Corresponding bracketed provisions in this Agreement will be treated accordingly.

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(b)       The Seller is released from any claims, liabilities (whether contingent or not), contracts, commitments or arrangements, with any Subsidiary, and the Purchaser shall indemnify the Seller against all liabilities the Seller may incur in respect hereof.

Set-off

11.4       Any payment obligations under this Clause 11 shall, to the extent possible, be discharged by way of set-off (verrekening) and shall be made in accordance with Clause 27.

12. WRONG BOX ASSETS

Within sixty calendar days of Completion, the parties shall review the composition of any assets and liabilities that remained with the Seller with a view to transfer any such asset or liability (the Wrong Box Assets). So far as permitted by law and subject to the receipt of all relevant regulatory approvals, any such Wrong Box Asset shall be promptly transferred for no further consideration to such member of the Purchaser’s Group as the Purchaser may specify and shall be managed for (beheerd worden voor) the Purchaser pending such transfer.

13. AMOUNTS RECEIVED IN ERROR

All amounts received by the Seller after Completion in respect of the Business and which are not otherwise transferred to the Purchaser pursuant to this Agreement shall be paid by the Seller to the Purchaser in accordance with Clause 27 as soon as possible after they are received by the Seller.

14. WITHDRAWAL OF 2:403 STATEMENT AND FILING OF 2:404 STATEMENT

14.1       The Seller shall, as soon as possible after the date hereof, rescind the statements of joint liability issued under article 2:403 of the Dutch Civil Code relating to Crucell Holland B.V. and ChromaGenics B.V. and shall file a statement in respect of article 2:404 of the Dutch Civil Code to terminate any residual liability (overblijvende aansprakelijkheid) in this respect subject to the condition precedent (opschortende voorwaarde) of Completion.

14.2        The Purchaser shall indemnify, defend and hold the Seller Indemnified Parties harmless for and against any damage, liability, losses, costs and penalties resulting for any of the Seller Indemnified Parties from any claims made by third parties under such liability statement for the period prior to its withdrawal, including but not limited to any residual liability after the date hereof as referred to in article 2:404 of the Dutch Civil Code. To the extent any creditor of the Seller’s Group objects to the termination of such residual liability, the Purchaser shall ensure that as soon as possible the security referred to in section 2:404 Dutch Civil Code shall at the Seller’s first request be provided to such creditor, provided the kind or type of security to be provided shall be at the reasonable discretion of the Purchaser.

15. SELLER'S WARRANTIES

15.1        The Seller represents and warrants (garandeert) to the Purchaser that at Completion each of the following statements is true and accurate:

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(a) it has the requisite power and authority to enter into and perform this Agreement;

(b)       it has the right to sell and on Completion will have the right to transfer or assign (as the case may be) to the Purchaser full legal title to and beneficial interest (volledig economisch en juridisch eigendom) in the Business on the terms and conditions set out in this Agreement; and

(c) its obligations under this Agreement constitute binding obligations in accordance with its terms.

16. PURCHASER'S WARRANTIES

16.1       The Purchaser represents and warrants (garandeert) to the Seller that, on the date hereof and at Completion each of the following statements is true and accurate:

(a) it has the requisite power and authority to enter into and perform this Agreement;

(b) its obligations under this Agreement constitute binding obligations in accordance with its terms; and

(c)       it will have at Completion sufficient funds to effect the payments due by it at Completion and to fulfill all of its obligations as contemplated by this Agreement. The performance of any obligation by the Purchaser under this Agreement is not conditional on any third party financing commitments or arrangements.

17. PURCHASER'S INDEMNITIES

17.1        Subject to Completion, the Purchaser shall indemnify, defend and hold harmless each of (a) the Seller, and (by way of third party stipulation (derdenbeding)) (b) the current and future members of the Seller’s Boards, any member of the Seller’s Group, their employees, board members and officers and, if the Purchaser determines to pursue the Liquidation as Second Step, the Liquidator (the persons under (a) and (b) collectively: the Seller Indemnified Parties and each of them a Seller Indemnified Party) against all present and future, actual or contingent, ascertained or unascertained or disputed, known or unknown, reported and unreported or other damages, liabilities, losses and costs (including reasonable fees and expenses of advisers) arising, accruing or (to be) incurred by any of the Seller Indemnified Parties in respect of or in connection with the conduct of the Business as conducted in the period up to and including Completion (including to the extent resulting from the transactions contemplated by this Agreement and, if applicable, the Liquidator after Completion), including for the avoidance of doubt, any such damages, liabilities, losses and costs arising, accruing or incurred after Completion to the extent they relate to and/or arise from the Business as conducted in the period up to and including Completion and if the Purchaser determines to pursue the Liquidation as Second Step, the liquidation process of the Seller, but in respect of a Seller Indemnified Party other than the Seller or a member of the Seller’s Group and the Liquidator, if any, excluding any such damages, liabilities, losses and costs for which any Seller Indemnified Party would not be entitled to indemnification pursuant to Article 28 of the Seller’s articles of association as in effect on the date of the Merger Agreement, and in any case only if and insofar such damages, liabilities, losses and costs exceed the amount insured actually paid pursuant to any insurance taken out by a Seller Indemnified Party.

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18. THIRD PARTY CLAIMS

If a third party initiates a claim against the Seller, issues attachments (beslag) on assets of the Seller or otherwise takes actions against the Seller in respect of any claim which the Purchaser assumed or for which the Purchaser indemnified the Seller hereunder, then the Purchaser will as soon as practically possible following a first written notice by the Company assume the defense of and liability in respect of such claim and exclusively be responsible for the conduct of any appeal, dispute, compromise or defense of such claim, and at the first request of the Seller, procure as soon as possible that any such claims are withdrawn against the Seller, the attachment is lifted or the other actions are terminated, if reasonably necessary, by offering to provide adequate security referred to in section 6:51 Dutch Civil Code and guarantees, whether by depositing cash or enter into other arrangements, provided the kind or type of security to be provided shall be at the reasonable discretion of the Purchaser.

19. COVENANTS

19.1 Covenants of the Seller

The Seller covenants with the Purchaser that:

(a)       it will execute and do, or use its commercially reasonable efforts to procure to be executed and done by any other relevant party, as the case may be, all such deeds, documents, acts and things as the Purchaser may from time to time require in order to transfer the Business and/or any individual Asset and/or Contract to the Purchaser, or as otherwise may be necessary to give full effect to this Agreement;

(b)       it will use its commercially reasonable efforts to procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as may be necessary to give effect to this Agreement; and

(c)       that it shall as soon as reasonably practical, but in any event within ten Business Days following Completion, not use any part of ‘Crucell’ in its trade name (handelsnaam) and shall make appropriate amendments thereto in the commercial register.

19.2 Covenants of the Purchaser

The Purchaser covenants with the Seller that:

(a)
it shall retain for a period ending on the earlier of (i) five years from Completion, or such longer period as may be prescribed by applicable law, or (ii) if applicable, the Liquidation pursuant to the Potential Second Steps, all books, records and other written information relating to the Business and, to the extent reasonably required by the Seller or the members of the Seller’s Boards or, if applicable, the Liquidator, shall allow the Seller, the Liquidator and their respective employees, representatives and advisers, as well as the members of the Seller’s Boards, upon reasonable written notice, reasonable access during normal office hours to such books, records and other information, including the right to inspect and take copies; and

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(b)
following and subject to Completion, it shall arrange for adequate steps and/or a transaction or a series of transactions as specified by the Purchaser to result in the payment to the then-existing Minority Shareholders of a Minority Cash Exit pursuant to a Potential Second Step.

20. POTENTIAL SECOND STEPS

20.1 Determination and approval

The Purchaser shall arrange for adequate steps and/or transactions to effectuate the Minority Cash Exit, which may include (without limitation) a second public offer by the Purchaser for the Shares (the Second Public Offer) as described in Clause 20.2, a dissolution and liquidation of the Seller (the Liquidation) as described in Clause 20.3, through the acquisition of Shares through open market purchases, the Seller launching a repurchase offer for the Shares or other appropriate transactions or steps (the Potential Second Steps).

Following completion of the Offer and the Transaction and as soon as the Purchaser, as the holder of at least 80% of the issued and outstanding Ordinary Shares, has determined through which of the Potential Second Steps the Minority Cash Exit shall be effectuated (the Second Step), it shall so notify the Seller in writing of such determination and promptly after receipt of such notice the Seller shall take all actions necessary to obtain the approvals required for the Second Step, including:

(a) if the Second Public Offer is pursued as Second Step, preparing of a Position Statement and convening of the Second Public Offer EGM; or

(b) if Liquidation is pursued as Second Step, convening of the Liquidation EGM to obtain the approval of the Liquidation EGM Resolutions by the Shareholders.

20.2 Second Public Offer

If the Purchaser decides as Second Step to launch a Second Public Offer, the Seller and the Purchaser shall agree on the commercial terms of the Second Public Offer which will be substantially identical to the commercial terms agreed in respect of the Offer, to the extent relevant in the Second Public Offer; provided that the Purchaser may determine the duration of the acceptance period to be as short as permitted by Applicable Laws, if any, in accordance with Applicable Laws. The Seller shall give notice of and convene an informative general meeting of its shareholders to be held during the acceptance period of the Second Public Offer to inform the Shareholders of the terms and conditions of the Second Public Offer (the Second Public Offer EGM).

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20.3 Liquidation

If the Liquidation is pursued as a Second Step, the Seller shall promptly after receipt of the notice referred to under Clause 20.1, give notice of and convene an extraordinary general meeting of its shareholders (the Liquidation EGM) at which the following resolutions will be recommended for adoption by the Seller’s shareholders:

(a) the Liquidation;

(b) the appointment of the Liquidator;

(c) the conversion of the Seller into a private company with limited liability (besloten vennootschap; a BV), subject to and with effect from the delisting of the Shares; and

(d)       the amendment of the articles of association of the Seller to reflect changes to the structure of the Seller as necessary in connection with the Seller’s conversion into a BV, subject to and with effect from the delisting of the Shares.

The resolutions set forth in subclauses (a) through (d) above are referred to as the Liquidation EGM Resolutions.

If the Liquidation is pursued as a Second Step, the Purchaser will, for a period of at least two weeks prior to the Shareholder Distribution (as defined below), use its commercially reasonable efforts to place and maintain a standard order on Euronext Amsterdam to purchase Shares not already held by it against the Offer Price.

If the Liquidation is pursued as a Second Step, as promptly as practicable after such time, if any, as the Liquidation EGM Resolutions have been adopted, the Seller shall make one or more advance liquidation distributions within the meaning of article 2:23b paragraph 6 of the Dutch Civil Code, whereby the initial advance distribution is expected to result in payment of an amount per Share equal to the Offer Price (subject to the next paragraph), prior to filing a final distribution plan with the competent court in accordance with paragraph 4 of the article 2:23b of the Dutch Civil Code in the manner contemplated by the Liquidator (such advance liquidation distributions collectively: the Shareholder Distribution).

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To the extent that the Shareholder Distribution is subject to withholding or similar Taxes, the Seller shall withhold the required amounts from the Shareholder Distribution and remit such amounts to the DTA as required by the relevant Tax laws. To the extent possible, the Shareholder Distribution shall be imputed to paid-in capital (nominaal aandelenkapitaal en agioreserve) and not to retained earnings (winstreserve), as each such term is defined under applicable accounting principles.

The Seller shall also, as promptly as practicable following the Shareholder Distribution and delisting of the Seller:

(a) effectuate the conversion of the Seller into a BV in accordance with article 2:18 of the Dutch Civil Code; and subsequently

(b)       with the assistance of the Purchaser wind up its affairs, satisfy all valid claims of creditors and others having claims against the Seller and effectuate liquidation, all in full compliance with applicable laws.

If the Liquidation as Second Step is to be effectuated, then the Purchaser shall (i) assist the Seller and the Liquidator to effect the Liquidation and take all actions reasonably requested by the Seller for such purpose, including by granting Seller and the Liquidator reasonable access to the Business and providing such other assistance as the Seller or the Liquidator may reasonably request; and (ii) assist the Seller to effect the Shareholder Distribution as soon as practicable after the Completion and prior to the commencement of the opposition period related to the Liquidation, including by undertaking to pay or discharge all outstanding debts, liabilities and claims that are assumed by the Purchaser under this Agreement, (iii) give certain statements and explanations to the Liquidator regarding (inter alia) the Purchaser’s financial position and the Purchaser’s obligations vis-à-vis the Seller Indemnified Parties after Completion and (iv) assist the Seller and the Liquidator with any other reasonable requests and requirements.

21. COST ARRANGEMENT

Subject to Completion, the Purchaser shall pay all reasonable out of pocket costs and expenses for external legal advisers incurred by the Seller after consummation of the Offer and until completion of any Second Steps in connection with (i) the preparation, entering into and completion of the Second Steps and (ii) any and all legal proceedings against the Seller Indemnified Parties related to the structure and/or other terms and conditions and/or consummation of the Transaction and/or the (Potential) Second Steps, except that Purchaser shall not be obligated to pay any costs or expenses for which any Seller Indemnified Party would not be entitled to reimbursement under Article 28 of the Seller’s articles of association as in effect on the date of the Merger Agreement.

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22. CONFIDENTIALITY

22.1       The Seller and the Purchaser acknowledge and agree that the terms and provisions of the confidentiality agreement between the Seller and Johnson & Johnson Pharmaceutical Services, LLC, dated 3 August 2010, as amended on 6 October 2010, shall apply to the Transaction, the Potential Second Steps and the other transactions contemplated by this Agreement.

23 NOTICES

23.1       Any notices or other formal communication to be provided pursuant to this Agreement must be in writing (which includes fax, but not email) and may be delivered in person, or sent by post or fax (with true copy sent by post) to the party to be served as follows:

if to the Purchaser at:

Cilag Holding AG
Landis + Gyrstrasse 1
CH-6300  Zug
Switzerland

Attention:  Heinz Schmid, Director
Telecopy:  +41 41 725 51 01

with a copy to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ  08933
U.S.A.

Attention:  Tom Heyman, Global Head Business Development
Telecopy:  (732) 846-2458

and

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
U.S.A.

Attention: Office of General Counsel
Telecopy: 732-524-2788

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and with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
U.S.A.

Attention: Robert I. Townsend, III
Damien R. Zoubek
Telecopy:  (212) 474-3700

and with a copy to:

NautaDutilh N.V.
P.O. BOX 7113
1007 JC Amsterdam
The Netherlands

Attention:  Christiaan J.C. de Brauw
Telecopy:  +31 (0) 20 71 71 327

if to the Seller, to:

Crucell N.V.
P.O. Box 2048
2307 CA  Leiden
The Netherlands

Attention:  Rene Beukema
Telecopy:  +31 (0) 71 519 9807

with a copy to

Allen & Overy LLP
P.O. Box 75440
1070 AK Amsterdam
The Netherlands

Attention: Johan D. Kleyn
Telecopy: +31 (0) 20 674 1034

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and with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
U.S.A.

Attention:  Daniel S. Sternberg
Telecopy:  (212) 225-3999

or at such other address or fax number as a Party may notify the other Party under this Clause. Any notice or other document sent by post shall be sent by recorded delivery post (aangetekende post met ontvangstbevestiging) (if the place of destination is the same as its country of origin) or by overnight courier (if its destination is elsewhere).

23.2        Any notice or other communication shall be deemed to have been given:

(a) if delivered in person, at the time of delivery; or

(b)       if sent by post, at 10.00 a.m. on the second Business Day after it was put into the post or at 10.00 a.m. (local time at the place of destination) on the first Business Day after it was put into the post by overnight courier; or

(c) if sent by fax, at the time of transmission.

23.3        In proving the delivery of a notice or other communication, it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by recorded delivery post or by prepaid airmail, as the case may be, or that the fax was properly addressed and transmitted, as the case may be.

24. FURTHER ASSURANCE

Subject to Clause 21, on or after Completion each of the parties shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as another party to this Agreement may from time to time reasonably require in order to give full effect to this Agreement.

25. VALUE ADDED TAX

25.1       The Seller and the Purchaser intend that article 37d of the VAT Act 1968 (Wet op de omzetbelasting 1968) (VAT Act 1968) shall apply to the sale of the Business under this Agreement and agree to use all commercially reasonable efforts to ensure that the sale is treated as neither a supply of goods, nor a supply of services under the VAT Act 1968. Purchaser represents and warrants (garandeert) to the Seller that (i) it, on the date hereof and at Completion, is considered a taxable person for VAT purposes and (ii) will conduct the Business after Completion in a manner that will not impair the application of article 37d of the VAT Act 1968 to the sale of the Business under this Agreement.

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25.2        If any VAT is payable in connection with the sale of the Business and the DTA have confirmed this in writing,

(a) the Seller shall deliver to the Purchaser a proper VAT invoice (or equivalent, if any) in respect thereof together with a copy of the written confirmation from the DTA;

(b) the Purchaser shall pay this VAT to the Seller within five (5) Business Days following receipt of such invoice;

(c) upon receipt of such payment from the Purchaser, the Seller shall pay this VAT to the DTA;

(d)       in the event that the Seller had already delivered to the Purchaser an invoice without VAT on the basis of Clause 25.1 above, in relation to the sale of the Business, deliver a credit-invoice to the Purchaser and replace this invoice with a new valid VAT invoice(s) or issue an additional invoice(s) which refer(s) to the original invoice for the amount of the VAT payable.

25.3       The Seller shall in connection with the Potential Second Steps at the Seller’s sole discretion be entitled to obtain certainty by means of entering into an arrangement with the DTA on its obligations to retain and preserve any VAT records relating to the period during which the Seller owned the Business, including a request that the Seller is entitled to transfer such obligations to the Purchaser. The Purchaser shall be kept informed by the Seller of the negotiations with the DTA, such that any observations and suggestions by the Purchaser, to the extent they are reasonable, can be reflected in time in the negotiations and agreement with the DTA. Upon approval from the DTA, the Purchaser shall preserve such VAT records in accordance with this arrangement for a period of seven years from Completion, or such longer period as may be prescribed by applicable law, regulations, orders and statutes and in such a manner that the Seller meets its obligations to retain and preserve VAT records and permit the Seller and the Liquidator, on the Seller or the Liquidator giving reasonable notice, access during normal office hours to them where reasonable required for Taxation purposes. If the Seller does not elect to enter into such arrangement with the DTA, the Seller shall retain the records referred to in article 34 and 34a of the VAT Act 1968 and accordingly the Seller shall:

(a) preserve the records in the Netherlands for such period as may be required by law;

(b) so long as it preserves the records permit the Purchaser reasonable access to them to inspect or make copies of them; and

(c) not at any time cease to preserve the records without giving the Purchaser a reasonable opportunity to inspect and remove such of them as the Purchaser wishes.

26. ASSIGNMENT

26.1       The Purchaser shall be entitled to nominate one or more members of the Purchaser’s Group to purchase some parts or all of the Business. Such nomination must be made in writing to the Seller and can be made at any time up to five Business Days prior to Completion. Upon such nomination, the parties shall procure that any such person shall become a party to this Agreement by entering into the Deed of Adherence in the form as set out in Schedule 8 (Deed of Adherence) and shall be deemed to be a “Purchaser” for the purpose of this Agreement.

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26.2        Save for the assignment in accordance with Clause 26.1 of this Agreement neither party may assign any of its rights or transfer any of the obligations under this Agreement or any interest therein (including by means of statutory merger (juridische fusie) or demerger (splitsing)), without the prior written consent of the other party.

27. PAYMENTS

27.1       Unless otherwise agreed, any payments to be made under this Agreement or any related documents shall be made in Euro by transfer of the relevant amount to the relevant account on or before the date the payment is due. The relevant account for a given payment is:

(a)	for any payment to be made to the Seller:

bank:
sort code:
account number:
account name:

or such other account as the Seller shall, not less than three Business Days before the date on which payment is due, have specified by giving notice to the Purchaser;

(b)	for any payment to be made to the Purchaser:

bank:
sort code:
account number:
account name:

or such other account as the Purchaser shall, not less than three Business Days before the date on which payment is due, have specified by giving notice to the Seller; and

(c)	for any payment to be made to the third party bank account of the Notary at:

bank:
SWIFT code:
account number:
account name:
with reference to:

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or such other account as the Notary shall, not less than three Business Days before the date on which payment is due, have specified by giving notice to the other parties to this Agreement.

27.2        Save as otherwise specifically set out in this Agreement, if a party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at the Dutch statutory interest rate (wettelijke rente).

28. MISCELLANEOUS

28.1 Legal Effect; Waiver; Notary Fees

This Agreement shall not have any legal effect until each Party has executed this Agreement.

The rights of each Party under this Agreement:

(a) may be exercised as often as necessary;

(b) are cumulative and not exclusive of rights and remedies provided by law;

(c) may be waived only in writing and specifically.

Delay in the exercise or non-exercise of any such right is not a waiver of that right.

Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party’s permitted assigns or successors. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

Nothing in this Agreement limits or excludes any liability for fraud (bedrog).

The fees and costs of the Notary shall be paid by the Purchaser.

Neither the Seller nor the Purchaser shall be entitled to call upon or derive any rights under Title 1 Book 7 of the Dutch Civil Code.

28.2 Amendments

This Agreement shall only be amended or supplemented in writing.

28.3 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

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28.4 Entire agreement

This Agreement represents the entire understanding and agreement between the Parties regarding the Offer and supersedes all previous agreements both in writing and oral other than the Merger Agreement and the Confidentiality Agreement (as defined in the Merger Agreement).

28.5 Invalidity

The Parties acknowledge the reasonableness of the provisions of this Agreement. If any provision of this Agreement (including any sentence, Clause or part hereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, the Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part. Furthermore, if any particular provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to the fullest extent compatible with the Applicable Law as it shall then appear.

28.6 No rescission

Without prejudice to the provision of Clause 30, the Parties hereby waive (i) their rights under Articles 6:265 to 6:272 DCC to - in whole or in part - rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of, this Agreement and (ii) their rights to demand in legal proceedings - in whole or in part - the annulment (vernietiging) of this Agreement

28.7 Specific performance

The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and agree that they shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to specifically enforce (nakoming) the terms hereof, this being in addition to any other remedy to which they are entitled.

28.8 Language

The language of this Agreement is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

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29. GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION

29.1 Governing law

This Agreement shall be governed by, and construed in accordance with, the laws of the Netherlands, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

29.2 Jurisdiction and dispute resolution

To the extent permitted by the laws of the Netherlands, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the competent courts in Amsterdam, the Netherlands, for the purposes of any suit, action or other proceeding, including any injunctive relief sought in summary proceedings, relating to this Agreement (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Relevant Persons except in such courts), without prejudice to the right of appeal and that of appeal to the Supreme Court (Hoge Raad).

Each of the Parties further agrees to the extent permitted by applicable law that service of any process, summons, notice or document by mail to such Party’s respective address set forth in Clause shall be effective service of process for any action, suit or proceeding in Amsterdam, the Netherlands, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the competent courts in Amsterdam, the Netherlands.  Each of the obligations, Warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue to be in force after Completion.

30. TERMINATION

This Agreement may be terminated only by the written agreement of the Purchaser and the Seller.  In the event of termination of this Agreement, this Agreement shall have no further effect with the exception of this Clause 30, Clause 22 (Confidentiality), Clause 23 (Notices) and Clause 28 (Miscellaneous), which provisions shall survive any termination of this Agreement.  In such event, there shall be no liability on the part of any Party, except that termination of this Agreement shall not relieve either Party from any liability for any willful and material breach of its representations or warranties set forth in this Merger Agreement or any breach of its obligations or agreements set forth in this Merger Agreement.  The preceding sentence shall not be construed to limit either party’s right to specific performance as provided in Clause 28.7.

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SIGNATORIES

This agreement has been signed by the parties (or their duly authorized representatives)
on the date stated at the beginning of this Agreement.

SIGNED BY:	)
FOR AND ON BEHALF OF	)
CRUCELL N.V.	)

SIGNED BY:	)
FOR AND ON BEHALF OF	)
CILAG HOLDING AG	)

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SCHEDULE 1A

THE SUBSIDIARY SHARES

Shareholder	Subsidiary	Interest
Crucell N.V.	Crucell Holland B.V.	100%
Crucell N.V.	Berna Rhein B.V.	100%
Crucell N.V.	Crucell Switzerland AG	100%
Crucell N.V.	Crucell Portugal Lda	2%

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SCHEDULE 1B

THE SUBSIDIARIES

Shareholder	Subsidiary	Interest
Crucell N.V.	Berna Rhein B.V.	100%

Crucell N.V.	Crucell Holland B.V.	100%

Crucell N.V.	Crucell Switzerland AG	100%

Crucell N.V.	Crucell Portugal Lda	2%

Crucell Holland B.V.	U-Bisys B.V.	100%

Crucell Holland B.V.	ChromaGenics B.V.	100%

Crucell Holland B.V.	Galapagos N.V.	5.20%

Crucell Holland B.V.	ADImmune Corp.	11.80%

Crucell Holland B.V.	Merus B.V.	4.90%

Crucell Holland B.V.	Tissue Repair Company Royalty LLP	4.70%

Crucell Holland B.V.	Vaxin Inc.	6%

Crucell Holland B.V.	Crucell Portugal Lda	98%

Crucell Holland B.V.	Crucell UK Ltd	100%

Crucell Holland B.V.	Crucell Sweden AB	100%

Crucell Holland B.V.	Crucell Holdings Inc	100%

Crucell Holdings Inc	Crucell Biologics Inc.	100%

Crucell Holdings Inc	Crucell Vaccines Inc	100%

Crucell Holdings Inc	Per.C6 development Center LLC	50%

Berna Rhein B.V.	Berna Biotech Korea Corp.	100%

Crucell Switzerland AG	Crucell Italy Srl	100%

Crucell Switzerland AG	Crucell Spain SA	100%

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SCHEDULE 2

BUSINESS INTELLECTUAL PROPERTY RIGHTS AND BUSINESS KNOW-
HOW

STRICTLY CONFIDENTIAL

PART 1

CERTIFICATE OF TRANSFER

BETWEEN:

(1)	CRUCELL N.V., a public company incorporated under the laws of the Netherlands, having its statutory seat at Leiden, the Netherlands (the Transferor); and

(2)	CILAG HOLDING AG, a company organized under the laws of Switzerland (and an indirect wholly owned subsidiary of Johnson & Johnson having its registered office at Zug, Switzerland (the Transferee).

STATE THE FOLLOWING:

Through a written agreement for the sale and purchase of the business of the business of the Transferor dated [●], Transferor has agreed to transfer or assign (as the case may be) to Transferee, the Business Intellectual Property Rights and Business Know-How, , which has been accepted by Transferee in the same agreement. Transferor hereby transfers or assign (as the case may be) to Transferee, the Business Intellectual Property Rights and Business Know-How, which include but are not limited to those listed below, which transfer and assignment Transferee hereby accepts. This transfer and assignment includes where applicable priority rights pertaining to the rights concerned and registrations ensuing from any applications, as well as the right to take legal action – included but not limited to claiming damages – against any infringement, whether it occurred or started prior to or subsequent to the date of this Certificate of Transfer.

Rights to be transferred:

[Insert Schedule 2]

SIGNED BY:	)
FOR AND ON BEHALF OF	)
Transferor	)

SIGNED BY:	)
FOR AND ON BEHALF OF	)
Transferee	)

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SCHEDULE 3

CONTRACTS

STRICTLY CONFIDENTIAL

SCHEDULE 4

INSURANCE POLICIES

STRICTLY CONFIDENTIAL

SCHEDULE 5

TAX MATTERS

FU Subsidiaries means the Subsidiaries that are included in the Seller VAT FU or the Seller CIT FU, respectively;

Seller’s Post-Completion Relevant Tax Affairs means the tax affairs of the Seller not being Pre-Completion Relevant Tax Affairs ;

Subsidiaries’ Post-Completion Relevant Tax Affairs means the tax affairs of the Subsidiaries not being Pre-Completion Relevant Tax Affairs;

Pre-Completion Relevant Tax Affairs means the tax affairs of the Seller and the Subsidiaries for any period ending prior to or on Completion or starting prior to Completion, but ending after Completion;

Relevant Tax Affairs means the Pre-Completion Relevant Tax Affairs, the Seller’s Post-Completion Relevant Tax Affairs and the Subsidiaries’ Post-Completion Relevant Tax Affairs taken together;

Relevant Tax Returns means the tax returns of the Seller and the Subsidiaries which have not been agreed with the relevant Tax Authority in relation to the Pre-Completion Relevant Tax Affairs and the tax returns of the Seller in relation to the Post-Completion Relevant Tax Affairs;

Seller CIT FU means the fiscal unity for Dutch corporate income tax purposes within the meaning of article 15 DCITA in which the Seller and the FU Subsidiaries are included at the date of this Agreement; and

Seller VAT FU means the fiscal unity for Dutch value added tax purposes within the meaning of article 7 paragraph 4 of the VAT Act 1968 in which the Seller and the FU Subsidiaries are included at the date of this Agreement.

1.	PURCHASER’S TAX INDEMNITY

1.1
For the avoidance of doubt, the Purchaser and the Seller agree that the provisions of Clause 17 of the Agreement also apply to any damages, liabilities, losses, costs and expenses incurred by the Seller Indemnified Parties consisting of Tax or incurred in relation to Tax including but not limited to Dutch corporate income tax, for which the Seller is liable as a result of the Transaction. In the event any Tax or any damages, liabilities, losses, costs and expenses in relation to Tax would be due as described in the preceding sentence, the payment by the Purchaser on the basis of the provisions of Clause 17 of the Agreement, shall be increased to an amount which (after deduction of such Tax) leaves the Seller in the same position as if no Tax had been due. In the context of Clause 1.1, the Parties agree that to the extent that any Dutch corporate income tax is actually reduced by any tax loss carry forward available to the Seller, the Seller is considered not liable for any Dutch corporate income tax. No payment is due under this sub clause to the extent the Seller has been paid under another clause of the Agreement for the same liability

STRICTLY CONFIDENTIAL

1.2
Payments (if any) under Clause 1.1 of this Schedule 5, shall be made ultimately at the date which is two weeks before the moment the amount due by the Seller Indemnified Parties becomes actually payable.

2.	CONDUCT OF TAX AFFAIRS

2.1	The Purchaser shall have conduct of the Relevant Tax Affairs in the manner as set forth in this Schedule 5.

2.2	With respect to the Pre-Completion Relevant Tax Affairs and the Seller’s Post-Completion Tax Affairs the following applies:

(a)	The Seller and its advisors shall prepare, submit, negotiate, and agree the Relevant Tax Returns;

(b)
The Purchaser and its advisers shall be provided on a timely basis with all relevant information, including but not limited to copies of all Relevant Tax Returns, correspondence and other documents to be submitted to the relevant Tax Authority in relation to Relevant Tax Returns (together with such other information as may be necessary to enable the Purchaser to consider the correspondence and other documents in light of all material facts) within sufficient time before submission to the relevant Tax Authority to enable the Purchaser and its advisors to comment on such returns and correspondence or documents;

(c)
All comments of the Purchaser or its advisers received by the Seller are incorporated in the documents to be submitted to the relevant Tax Authority and all Relevant Tax Returns will be completed and submitted as the Purchaser (or its advisors) in its sole discretion will determine;

(d)	The Seller and the Subsidiaries shall make such claims and elections and give such consents (including such provisional or final claims) as the Purchaser (or its advisers) may request;

(e)
The Purchaser is kept fully informed about the status of any negotiations with any Tax Authority relating to the Pre-Completion Relevant Tax Affairs and the Seller’s Post Completion Relevant Tax Affairs and is consulted on any matters relating to Pre-Completion Tax Affairs and the Seller’s Post Completion Relevant Tax Affairs which the Purchaser may specify in writing to the Seller;

(f)	The Seller shall not agree or settle any of the Relevant Tax Returns without the prior written consent by the Purchaser;

(g)	All Relevant Tax Returns are agreed with the relevant Tax Authority as quickly as reasonably possible; and

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(h)
Without prejudice to the foregoing, the Seller will on the basis of article 15af DCITA elect in the relevant Dutch corporate income tax return to surrender any TLCF of the Seller FU attributable to Crucell Holland B.V. to Crucell Holland B.V. such that it will be available to Crucell Holland B.V. after Completion.

2.3
The Purchaser shall prepare, negotiate, and agree the tax returns of the Subsidiaries, other than the Relevant Tax Returns, that relate to the Subsidiaries’ Post-Completion Relevant Tax Affairs and the Seller and its advisors will give the Purchaser all reasonable co-operation, access and assistance for purposes of the Subsidiaries’ Post-Completion Relevant Tax Affairs.

2.4	From and after Completion:

(a)
The Seller shall retain and preserve its Tax records and relevant financial information relating to its Pre-Completion Relevant Tax Affairs and Post-Completion Relevant Tax Affairs, but shall deliver copies of any such Tax Records and relevant financial information in connection with the consummation of the Transaction. The Seller shall permit the Purchaser and its advisors, on the Purchaser giving reasonable notice, access during normal office hours to them where required reasonable required for Taxation purposes;

(b)
The Seller shall ensure that the Tax records and relevant financial information of each Subsidiary shall be delivered to the Purchaser in relation to their respective Pre-Completion Relevant Tax Affairs as soon as reasonably practical;

(c)
the Purchaser shall, and shall procure that the Subsidiaries shall retain for a period of 7 (seven) years from Completion, or such longer period as may be prescribed by applicable law, regulations, orders and statutes, all financial information and similar records relating to the Subsidiaries delivered to the Purchaser in connection with the consummation of the Transaction or held by the Subsidiaries;

(d)
the Purchaser shall provide the Seller and the Liquidator, if applicable, and their respective advisors with access (upon reasonable notice and at reasonable times during normal business hours) to such financial information and similar records relating to the each Subsidiary’s Pre-Completion Relevant Tax Affairs where reasonably required for Taxation purposes; and

(e)
The Seller shall in connection with a Second Step obtain certainty by means of entering into an arrangement with the relevant Tax Authority on its obligations to retain and preserve any Tax records and relevant financial information relating to its Pre-Completion Relevant Tax Affairs, and file a request that the Seller is entitled to transfer such obligations to the Purchaser with the relevant Tax Authority. The Purchaser shall be kept informed by the Seller of the negotiations with the relevant Tax Authority, such that any representations by the Purchaser, to the extent they are reasonable, will be timely reflected in the negotiations and agreement with the relevant Tax Authority on the retention and preservation of the Seller’s Tax Records. Upon approval from the relevant Tax Authority, the Purchaser shall preserve such Tax records and relevant financial information in accordance with this arrangement for a period of seven years from Completion, or such longer period as may be prescribed by applicable law, regulations, orders and statutes and in such a manner that the Seller meets its obligations to retain and preserve Tax records and relevant financial information and permit the Seller and the Liquidator (if any), if applicable, on the Seller or the Liquidator (if any), if applicable, giving reasonable notice, access during normal office hours to them where reasonably required for Taxation purposes.

STRICTLY CONFIDENTIAL

3.	CONDUCT OF TAX CLAIMS

3.1
If the Seller receives any Tax Claim, the Seller shall give or procure that notice in writing is given to the Purchaser and its advisors in relation to Relevant Tax Affairs as soon as is reasonably practicable.

3.2
The Purchaser shall be entitled to resist any Tax Claim in relation to Relevant Tax Affairs, in the name of the Seller or as the case may be the Subsidiaries, and to have the conduct of any appeal, dispute, compromise or defence of the Tax Claim and of any incidental negotiations and the Seller will give and procure the Subsidiaries to give the Purchaser all reasonable co-operation, access and assistance for the purposes of considering and resisting the Tax Claim.

3.3
If the Purchaser does not elect to resist a Tax Claim of the Seller, the Seller shall give the Purchaser drafts of all communications it intends to make in relation to such Tax Claim at least five Business Days before the communication is made, shall make such amendments as the Purchaser shall request before it makes such communication, shall promptly provide the Purchaser with copies of all correspondence relating to the Tax Claim and shall not agree nor settle the relevant Tax Claim without the prior written consent by the Purchaser.

4.	MISCELLANEOUS

4.1	The provisions of this Schedule 5 are subject to Completion.

4.2
The conduct of the Relevant Tax Affairs by the Purchaser can not result in a breach of the tax warranties included in Clause 5-19 through 5.22 of Schedule E of the Merger Agreement, provided that if to the knowledge of the Seller such conduct would lead to a breach of these tax warranties, to the extent possible the Seller will inform the Purchaser thereof prior to the actual exercise of the conduct.

4.3
Prior to Completion, the Seller will notify the relevant Tax Authority in writing that the fiscal unity for Dutch VAT purposes between the Seller and the Subsidiaries will be terminated as per Completion and the Seller will provide a copy of such notification to the Purchaser within 5 (five) Business Days after Completion.

4.4
Without prejudice to Clause 17 of the Agreement, any tax sharing agreement or similar agreement between the Seller and the FU Subsidiaries shall be terminated as of Completion. The Seller shall ensure that neither such agreements nor their termination will have any further effect for the Subsidiaries with respect to their Tax affairs. As from Completion, none of the Subsidiaries shall be bound nor have any liability under such tax sharing agreement or similar agreement.

STRICTLY CONFIDENTIAL

SCHEDULE 6

DEED OF TRANSFER

NautaDutilh
Deed of transfer of shares ●
dated [●]

DEED OF TRANSFER OF SHARES
(Crucell N.V.)

This ● day of ● two thousand ●, there appeared before me, ●, civil law notary in Amsterdam:
●,
in this respect acting as attorney-in-fact of:
1.	CRUCELL N.V., a public company incorporated under the laws of the Netherlands, having its statutory seat at Leiden, the Netherlands (the Transferor); and

2.	CILAG HOLDING AG, a company organized under the laws of Switzerland (and an indirect wholly owned subsidiary of Johnson & Johnson having its registered office at Zug, Switzerland (the Transferee).

3.	[Parties will insert similar references to Subsidiaries of Crucell]

A copy of the Purchase Agreement (without annexes) is attached to this deed (Annex).

(B)
In complying with the transfer obligation arising pursuant to the Purchase Agreement, the Transferor and the Transferee shall hereby effect the transfer of the Shares by the Transferor to the Transferee on the terms set out below.

STRICTLY CONFIDENTIAL

NOW THEREFORE, THE TRANSFEROR AND THE TRANSFEREE HAVE AGREED AS FOLLOWS:

Article 1. Transfer.
1.1	The Transferor hereby transfers the Shares to the Transferee and the Transferee hereby accepts the same from the Transferor, all on the terms set out in the Purchase Agreement and in this deed.
1.2	Section 2:204c of the Dutch Civil Code does not apply to the transfer in question.

Article 2. Purchase Price.

The Transferee has paid the purchase price for the Shares to the Transferor. The Transferor hereby gives full discharge for the payment made.

Article 3. Previous Acquisition of the Shares.

3.1
The Transferor has declared to have acquired the Shares by a transfer under title of [sale / contribution on shares / cancellation of depository receipts of shares / share premium contribution / distribution of dividend / exchange / execution of property], effected by deed executed on ●, before ●, civil law notary in ●, the Netherlands.

3.2	[Parties will insert appropriate provisions for subsidiary Shares of Crucell]

Article 4. Costs.

All costs connected with the preparation of this deed shall be for the account of the Transferee.

Article 5. Dissolution (ontbinding).

The Transferor and the Transferee waive the right to dissolve the agreement laid down in this deed or to demand dissolution thereof.

Article 6. Civil Law Notary.

The Parties are aware of the fact that the Notary works with NautaDutilh, the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree (i) that the Notary shall execute any notarial deeds related to this Agreement and (ii) that the Purchaser is assisted and represented by NautaDutilh in relation to this Deed, this Agreement, the Merger Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

Finally, the Company has declared:

The Company hereby acknowledges the transfer of the Shares effected by this deed and shall register the same in its register of shareholders.

STRICTLY CONFIDENTIAL

Close.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

STRICTLY CONFIDENTIAL

SCHEDULE 7

COMPLETION

PART 1

OBLIGATIONS OF THE PURCHASER

1.
At Completion the Purchaser shall procure the delivery to the Seller of written evidence that (i) all requisite corporate and other action necessary to enter into this Agreement and to perform the obligations pursuant to or in relation to this Agreement and all related documents have been duly taken; and (ii) the persons having signed this Agreement and the persons that will be signing all related documents as representatives of the Purchaser are duly authorised to represent the Purchaser and to enter into this Agreement in the name of the Purchaser.

2.	The Purchaser shall pay the amounts due under (and in accordance with) Clause 5.3 of the Agreement;

3.	The Purchaser shall execute the Purchaser Note; and

4.	The Purchaser shall execute the Certificate of Transfer.

PART 2

OBLIGATIONS OF THE SELLER

1.
At Completion the Seller shall procure the delivery to the Purchaser of written evidence that (i) all requisite corporate and other action necessary to enter into this Agreement and to perform the obligations pursuant to or in relation to this Agreement and all related documents have been duly taken; and (ii) the persons having signed this Agreement and the persons that will be signing all related documents as representatives of the Seller are duly authorised to represent the Seller and to enter into this Agreement in the name of the Seller.

2.
The Seller shall give the Purchaser (and the Purchaser shall accept) possession of those Assets which are transferable by delivery with the intention that title to those Assets should pass to the Purchaser by such delivery.

3.
The Seller shall procure delivery to the Purchaser (and the Purchaser shall accept delivery) of copies of the notifications of the assignment of the Insurance Policies, the Account Receivables, and the Claims Receivable to each insurer under the Insurance Policies and each counterparty of the agreement from which such Claim Receivable or Account Receivable originates to complete the assignment of the Insurance Policies, the Account Receivables, and the Claims Receivable in accordance with section 3:94 of the Dutch Civil Code, in each case in the manner set out in the agreement.

STRICTLY CONFIDENTIAL

4.	The Seller shall procure that all Information is made available to the Purchaser.

5.
The Seller shall procure delivery to the Purchaser of written details of those Assets and Contracts, which have been disposed of or are no longer subsisting, as the case may be, at Completion and written details of new Assets and Contracts acquired or entered into, as the case may be, since the date hereof.

6.
The Seller shall procure the transfer to the Purchaser of all other assets and liabilities (to the extent any such liabilities can be so transferred) used in connection with the Business as at Completion, including those assets acquired in accordance with this Agreement in the period up to Completion.

7.	The Seller shall assign to the Purchaser all other contracts entered into in the ordinary course of business in the period up to Completion.

8.	The Seller shall execute the Certificate of Transfer;

9.	The Seller shall procure delivery of the Subsidiary Shares by means of execution of the Deed(s) of Transfer.

STRICTLY CONFIDENTIAL

SCHEDULE 8

DEED OF ADHERENCE

FORM OF DEED OF ACCESSION

(the Deed)

THIS DEED is made on [●] by [name] of [address] (the New Purchaser).

BACKGROUND

(A)
This Deed is made pursuant to an agreement for the sale and purchase of the Business dated [●]  between Crucell N.V., a public company incorporated under the laws of the Netherlands, having its statutory seat at Leiden, the Netherlands (the Seller)  and Cilag Holding AG, company organized under the laws of Switzerland (and an indirect wholly owned subsidiary of Johnson & Johnson having its registered office at Zug, Switzerland (the Original Purchaser) (the Agreement).

(B)	The New Purchaser has been nominated by the Original Purchaser under Clause 26.1 of the Agreement.

1.	INTERPRETATION

Save as otherwise set out in this Deed, words and expressions defined in the Agreement have the same meaning in this Deed.

2.	OPERATIVE PROVISIONS

2.1	The New Purchaser confirms it has been supplied with a copy of the Agreement.

2.2
The New Purchaser undertakes to be bound by the Agreement in all respects as if the New Purchaser was a party to the Agreement and named in it as a Purchaser, and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on the Purchaser under the Agreement insofar as they have not been performed on or after the date of this deed.

2.3
This Deed is made for the benefit of (a) the parties to the Agreement and (b) every other person who after the date of the Agreement (whether before or after the execution of this deed) assumes any rights or obligations under the Agreement or adheres to it.

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2.4	The address, fax number and e-mail of the New Purchaser for the purposes of Clause 23 of the Agreement are:

[name]
[address]
Fax: [●]
marked for the attention of: [●].

2.5	The account details of the New Purchaser for the purpose of the Clause 27 are:

bank:	[name and address]
sort code:	[●]
account number:	[●]
account name:	[●]

2.6	This Deed is governed by and shall be construed in accordance with the laws of the Netherlands.

3.	EXECUTION

This Deed has been signed on the date stated at the beginning of it.

SIGNED by:	)
For and on behalf of	)
[New Purchaser]	)

SIGNED by:	)
For and on behalf of	)
CRUCELL N.V.	)

SIGNED by:	)
For and on behalf of	)
CILAG HOLDING AG	)

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SCHEDULE 9

INTERPRETATION

1.	In this Agreement:

Account Receivables means the rights to (a) any amounts due or payable to the Seller in connection with the Business relating to the period before Completion, (b) any amounts which become due or payable to the Seller after Completion in connection with goods supplied or services performed in connection with the Business prior to Completion, (c) any interest payable on such amounts and (d) the benefit of all securities, guarantees, indemnities and rights relating to those amounts;

ADSs has the meaning ascribed to it in Recital (A);

Affiliate means any corporation, partnership, co-operative or other business or legal entity or person directly or indirectly, solely or jointly, controlling or controlled by that Party, including any of its subsidiaries and group companies within the meaning of Articles 2:24a and 2:24b of the Dutch Civil Code, respectively;

Aggregate Minority Cash Out Amount has the meaning ascribed to it in Clause 3.3;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Seller and the Purchaser with such changes as the Seller and the Purchaser may agree in writing before Completion;

Applicable Laws means means any and all applicable laws (whether civil, criminal or administrative) including common law, statutes, subordinate legislation, treaties, regulations, rules, directives, decisions, by-laws, , orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of a parliamentary government, quasigovernment, federal, state or local government, statutory, administrative or regulatory body, securities exchange, court or agency in any part of the world which are in force or enacted and are, in each case, legally binding as at the relevant time, and the term Applicable Law will be construed accordingly;

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Asset means any part of the Business;

Business means the business of the Seller including all assets and liabilities of the Seller as at Completion including for the avoidance of doubt, any such liabilities arising, accruing or incurred after Completion to the extent they relate to and/or arise from the Business as conducted in the period up to and including Completion in accordance with Clause 4, including but not limited to (i) the Subsidiary Shares; (ii) any TLCF; (iii) the Business Intellectual Property Rights; (iv) the Contracts; (v) any properties owned by the Seller; (vi) the benefits under the Insurance Policies; (vii) the Account Receivables; (viii) the Claims Receivable; and (ix) all other assets and liabilities of the Seller (including inter-company receivables of the Seller from any member of its Group and inter-company payables of the Seller to any other member of the Seller’s Group), other than (a) the Purchaser Note, (b) any Seller Excess Cash I or Seller Excess Cash II (until payment thereof to the Purchaser in accordance with this Agreement), (c) any shares held by the Seller in its own capital, [(d) the rights and obligations of the Seller under or in connection with the Facility Agreements,] (e) the rights and obligations of the Seller under or in connection with this Agreement, (f) any records that must remain with the Seller under statutory (including tax) obligations, and (g) the engagement letter with the Liquidator, if any;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands for normal business;

Business Intellectual Property Rights means the Intellectual Property Rights owned by the Seller used in connection with, and as of Completion required and/or useful for the operation of, the Business, including but not limited to those identified in Schedule 2 (Business Intellectual Property Rights and Business Know-How);

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Business Know-How means all factual knowledge and expertise relating to the products, included but not limited to vaccines and antibodies, developed and produced by it, which has been accumulated by and under the control of the Seller and is not protected by any Intellectual Property Rights, including but not limited to product data information consisting of technical descriptions sufficient to allow consistent duplication. This includes process descriptions and any other documentation that define the composition, performance characteristics, production and acceptance procedures, technical descriptions, manufacturing process and quality assurance requirements necessary for manufacture or duplication, in addition to the principles of operation. It also includes all carriers containing such documentation, meaning all movable things (“roerende zaken”), such as cd-roms and dvd’s. including but not limited to those identified in Schedule 2 (Business Intellectual Property Rights and Business Know-How);

Cash Purchase Price has the meaning ascribed to it in Clause 3.3;

Claims Receivable means any claims of the Seller vis-à-vis third parties in respect of the Business as at the Closing Date;

Completion means completion of the sale and purchase of the Business in accordance with this Agreement;

Contracts means:

(a)	all agreements and binding arrangements of the Seller in relation to the Business, other than the Facility Agreements;

(b)	the agreements and binding and other arrangements relating to the Business as at Completion; and

(c)	all offers made by the Seller or by third parties in favour of or to the Seller as at Completion relating to the Business;

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including but not limited to those agreements, binding and other arrangements and offers listed in Schedule 3;

Counterparty or Counterparties has the meaning ascribed to it in Clause 8.2;

Deed(s) of Transfer means (i) the notarial deed to be executed by the Notary and (ii) other transfer instruments for the relevant Subsidiary Shares, the Agreed Form of which is attached as Schedule 6 (Deed(s) of Transfer);

DTA means the Dutch tax authorities;

DCITA means the Dutch Corporate Income Tax Act 1969;

Dutch Civil Code means the civil code of the Netherlands (Burgerlijk Wetboek);

Dutch Corporate Income Tax Act 1969 means the Wet op de vennootschapsbelasting 1969;

EGM has the meaning ascribed to it in Recital (D);

[Facility Agreements means [Parties will list any intercompany financing arrangements to which Crucell N.V. is a party at the time of entering into the Agreement];]

Group means, in relation to any person or entity, such person or entity and its Affiliates;

Information means all information relating to the Business to the extent actually available with the Seller, including without limitation industrial and commercial information, including, but not limited to, test reports, operating and testing procedures, shop practices, instruction manuals and tables of operating conditions and including all information relating to the supply of any materials to the Business and to the marketing of any products or services supplied by the Business, including customer and supplier details and lists, sales and purchase targets and statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials, financial and accounting records, studies, correspondence and employee records;

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Insurance Policies means the insurance policies, which are listed in Schedule 4 (Insurance Policies);

Intellectual Property Rights means copyrights, design rights, trade marks, trade names, service marks, domain names, patents, data base rights, supplementary protection certificates, moral rights (to the extent assignable) and any other intellectual property rights (whether registered or unregistered) and all applications for any of them, anywhere in the world, or otherwise, as the context may require;

Liquidation has the meaning ascribed to it in Clause 20.1;

Liquidation EGM has the meaning ascribed to it in Clause 20.3;

Liquidation EGM Resolutions has the meaning ascribed to it in Clause 20.3;

Liquidator means a newly incorporated subsidiary of [Parties will insert name of Liquidator’s subsidiary] that may act as Liquidator if Liquidation is pursued as Second Step;

Management Board has the meaning ascribed to it in Recital (B);

MC Employment Agreements means the employment agreements between the Seller and the following members of the Seller’s management committee:  R.H.P. Brus; J. Goudsmit; L. Kruimer; C. de Jong; R.K. Beukema; A.K. Lahr; B. Klein and J.C. Sadoff.

Merger Agreement has the meaning ascribed to it in Recital (A);

Minority Cash Exit has the meaning ascribed to it in Recital (H);

Minority Shareholders has the meaning ascribed to it in Clause 3.3;

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Notary means a civil law notary (notaris) of NautaDutilh;

Notification has the meaning ascribed to it in Clause 8.2;

Offer has the meaning ascribed to it in Recital (A);

Offer Price has the meaning ascribed to it in Recital (A);

Ordinary Shares has the meaning ascribed to it in Recital (A);

Potential Second Steps has the meaning ascribed to it in Clause 20.1;

Purchase Price has the meaning ascribed to it in Clause 3.1;

Purchaser means Cilag Holding AG;

Purchaser’s Group means the Purchasers and its Affiliates, including, after Completion, the Subsidiaries;

Purchaser’s Lawyers means NautaDutilh N.V.;

Purchaser Net Amount has the meaning ascribed to it in Clause 3.3;

Purchaser Note has the meaning ascribed to it in Clause 3.3;

Second Public Offer has the meaning ascribed to it in Clause 20.1;

Second Public Offer EGM has the meaning ascribed to it in Clause 20.2;

Second Step has the meaning ascribed to it in Clause 20.1;

Seller means Crucell N.V.;

Seller’s Boards has the meaning ascribed to it in Recital (B);

Seller Excess Cash I has the meaning ascribed to in Clause 3.3;

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Seller Excess Cash II has the meaning ascribed to in Clause 3.4;

Seller’s Group means the Seller and its Group but excluding the Purchaser’s Group;

Seller’s Lawyer means Allen & Overy LLP;

Seller Indemnified Parties or Seller Indemnified Party has the meaning ascribed to it in Clause 17;

Seller Net Cash Amount has the meaning ascribed to it in Clause 3.3;

Shareholder Distribution has the meaning ascribed to it in Clause 20.3;

Shares has the meaning ascribed to it in Recital (A);

Subsidiaries means the legal entities listed in Schedule 1B (The Subsidiaries);

Subsidiary Shares means all shares in Subsidiaries held by the Seller as set out in Schedule 1A;

Supervisory Board has the meaning ascribed to it in Recital (B);

Stock means the stock-in-trade of the Business, including raw materials, components, work-in-progress and finished goods;

Tax Authority means, with respect to any Tax, the Government Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Government Entity;

Tax or Taxes means all forms of taxes, levies, duties, charges, surcharges, imposts and withholdings of any nature whatsoever, including income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, compensation, unemployment, transfer, occupation, customs duties, severance, payroll, ad valorem, residential property tax, wealth tax, value added tax, withholding tax, deposit interest retention tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto and all penalties, charges, costs and interest relating thereto and shall include any transferee or successor liability in respect in any and all of the above;

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Tax Claim means any notice issued by a Tax Authority from which it appears that the addressee of such notice may be required to make an actual or suffer a deemed payment of Taxation or may suffer the non-availability, loss, reduction or cancellation of a Relief;

TLCF means any available tax loss carry forward of the Seller and the Subsidiaries;

Transaction means the sale and transfer of the Business by and from the Seller to the Purchaser;

VAT means value added taxation or its equivalent in any relevant jurisdiction;

VAT Act 1968 has the meaning ascribed to it in Clause 25.1;

Warranties means the representations and warranties contained in Clause 15 and 16 and Warranty means any of them; and

Wrong Box Assets has the meaning ascribed to it in Clause in 12.